Exhibit 99.4

IMB HoldCo LLC

and Subsidiaries

Financial Statements

For the Quarter and Six Months Ended June 30, 2015

(Unaudited)

IMB HoldCo LLC and Subsidiaries

Index

Page(s)

Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Financial Position	1

Condensed Consolidated Statements of Operations	2

Condensed Consolidated Statements of Comprehensive Income	3

Condensed Consolidated Statements of Changes in Members’ Equity	4

Condensed Consolidated Statements of Cash Flows	5-6

Notes to Condensed Consolidated Financial Statements	7-77

IMB HoldCo LLC and Subsidiaries

Condensed Consolidated Statements of Financial Position

As of June 30, 2015 and December 31, 2014

(Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$4,496,827	$4,024,732
Restricted cash	17,692	16,157
Securities classified as trading	6,603	7,383
Securities classified as available-for-sale	1,154,939	1,141,697
Loans receivable:
Loans held for sale (includes $7,028 and $21,321 measured at fair value)	26,518	59,363
Loans held for investment (includes $4,364,048 and $4,526,596 measured at fair value)	13,850,834	14,161,483
Total loans receivable	13,877,352	14,220,846
Indemnification assets (includes $598,527 and $766,588 measured at fair value)	689,099	867,070
Investment in restricted stock	149,718	213,404
Other real estate owned	140,356	158,358
Goodwill and other intangible assets	103,423	106,099
Deferred taxes asset, net	14,235	-
Other assets (includes $68,505 and $68,280 measured at fair value)	528,798	556,305
Assets of operations held for sale (includes $1,941 and $2,181 measured at fair value)	528,060	559,096
Total assets	$21,707,102	$21,871,147

Liabilities and Members’ Equity
Liabilities
Deposits	$14,701,429	$14,125,048
Federal Home Loan Bank advances (includes $500,358 and $500,523 measured at fair value)	2,864,775	3,365,287
Borrowings	100,000	300,000
Deferred taxes payable, net	-	30,803
Other liabilities (includes and $100,504 and $98,143 measured at fair value)	274,200	305,922
Liabilities of discontinued operations	708,993	780,501
Total liabilities	18,649,397	18,907,561
Members’ Equity
Members’ capital	1,674,841	1,675,586
Accumulated other comprehensive income	101,469	120,805
Retained earnings	1,281,395	1,167,195
Total members’ equity	3,057,705	2,963,586
Total liabilities and members’ equity	$21,707,102	$21,871,147

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Condensed Consolidated Statements of Operations

For the Quarters Ended June 30, 2015 and 2014

(Unaudited)

(Dollars in thousands)

	Quarters Ended June 30,		Sixth Months Ended June 30,
	2015	2014	2015	2014

Interest Income
Loans	$191,735	$185,216	$374,208	$364,169
Mortgage-backed and other securities	26,989	30,814	56,266	62,325
Other	12,088	7,095	18,005	13,273
Total interest income	230,812	223,125	448,479	439,767

Interest Expense
Deposits	25,130	28,058	50,370	55,908
Federal Home Loan Bank advances	6,389	7,023	13,096	13,926
Borrowings	36	39	75	75
Total interest expense	31,555	35,120	63,541	69,909

Net interest income before provision for credit losses	199,257	188,005	384,938	369,858
Provision for credit losses	2,530	14,346	3,853	20,422
Net interest income after provision for credit losses	196,727	173,659	381,085	349,436

Noninterest Loss
Fee and other income	11,584	9,189	18,779	16,635
Loss on loans and indemnification assets carried at fair value	(43,890)	(5,560)	(31,182)	(9,988)
(Loss) gain on securities, net	(3,675)	7,312	(5,032)	8,563
Gain (loss) on derivatives, net	22,941	(24,545)	(1,225)	(35,401)
Loan servicing fees, net	1,199	1,753	2,512	3,564
Gain from mortgage banking activities	571	250	1,164	122
Loss on other real estate owned	(1,024)	(2,822)	(5,795)	(6,293)
Other losses	(200)	(441)	(387)	(652)
Total noninterest loss	(12,494)	(14,864)	(21,166)	(23,450)

Noninterest Expense
Salary and benefits	51,335	50,025	102,381	101,645
Premises and equipment	10,068	10,363	19,911	20,849
Professional services	7,653	6,196	18,841	15,101
Data processing	5,902	6,344	12,059	12,868
Insurance	4,197	4,904	9,118	9,038
Core deposits amortization	1,221	2,155	2,676	4,543
Loan and servicing related expenses	2,907	2,567	7,075	4,993
Office and related	2,739	2,754	5,506	5,813
Other expenses	2,767	4,373	7,329	10,666
Total noninterest expense	88,789	89,681	184,896	185,516

Earnings from continuing operations before income tax expense	95,444	69,114	175,023	140,470
Income tax expense from continuing operations	36,941	27,654	68,145	54,597
Net Income from continuing operations	58,503	41,460	106,878	85,873
(Loss) income from discontinued operations, net of tax	(13,562)	(13,254)	7,322	(7,294)
Net Income	$44,941	$28,206	$114,200	$78,579

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

For the Quarters Ended June 30, 2015 and 2014

(Unaudited)

(Dollars in thousands)

	Quarters Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net Income	$44,941	$28,206	$114,200	$78,579
Other comprehensive income, net of tax
Securities available-for-sale
Net unrealized (losses) gains	(13,976)	(8,021)	(22,828)	7,795
Reclassification to earnings	3,131	(3,343)	4,585	(3,343)
Total net unrealized (losses) gains	(10,845)	(11,364)	(18,243)	4,452
Cash flow hedging activities
Net unrealized gains (losses)	2,039	(1,747)	(4,138)	(1,491)
Reclassification to earnings	1,509	-	3,045	-
Total net unrealized gains (losses)	3,548	(1,747)	(1,093)	(1,491)
Total other comprehensive (loss) income, net of tax	(7,297)	(13,111)	(19,336)	2,961
Total comprehensive income	$37,644	$15,095	$94,864	$81,540

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Condensed Consolidated Statement of Changes in Members’ Equity

For the Quarters Ended June 30, 2015 and 2014

(Unaudited)

(Dollars in thousands)

	Members' Capital	Retained Earnings		Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity
Balance December 31, 2013	$1,665,615	$1,651,084	(1)	$136,098	$3,452,797
Members’ capital contribution	6,003	-		-	6,003
Dividends	-	(636,600)		-	(636,600)
Equity based compensation	6,926	-		-	6,926
Net income	-	78,579		-	78,579
Other comprehensive income, net of tax	-	-		2,961	2,961

Balance June 30, 2014	$1,678,544	$1,093,063		$139,059	$2,910,666

Balance December 31, 2014	$1,675,586	$1,167,195		$120,805	$2,963,586
Members’ capital contribution	-	-		-	-
Dividends	-	-		-	-
Equity based compensation	(745)	-		-	(745)
Net income	-	114,200		-	114,200
Other comprehensive income, net of tax	-	-		(19,336)	(19,336)

Balance June 30, 2015	$1,674,841	$1,281,395		$101,469	$3,057,705

(1)	Includes adjustments from adoption of ASU 2014-01 related to investments in qualified affordable housing investments.

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2015 and 2014

(Unaudited)

(Dollars in thousands)

	Six Months Ended June 30
	2015	2014
Cash flows from operating activities
Net income	$114,200	$78,579
Adjustments to reconcile net earnings to net cash provided (used) by operating activities
Unrealized (gain)/loss on loans and indemnification assets	18,377	(3,870)
Unrealized gain on derivatives	(1,225)	(35,401)
Unrealized (gain)/loss on securities classified as trading	(139)	(985)
Net gain on disposal of securities, loans, and other assets	(4,299)	(16,119)
Impairment loss on securities classified as available-for-sale	7,753	276
Loss on other real estate owned	6,184	6,646
Provision for credit losses	3,853	20,422
Unrealized loss on liabilities held at fair value	2,833	6,190
Impairment of assets held at lower of cost or market	9,518	20,495
Deferred tax benefits	(33,330)	(78,194)
Noncash accretion on loans, indemnification assets, and borrowings	(5,109)	3,257
Amortization and depreciation	7,844	15,230
Net decrease in other liabilities	(80,494)	(72,989)
Net (increase) / decrease in other assets	60,096	(150,715)
Originations, draws and repurchases of loans held for sale	(52,160)	(34,960)
Proceeds from repayments and sales of loans held for sale	98,139	50,109
Other operating adjustments	11,798	6,034
Net cash provided (used) by operating activities	163,839	(185,995)

Cash flows from investing activities
Change in restricted cash	(1,536)	(739)
Investment in equity partnership	-	(29,041)
Purchases of loans held for investment	(30,129)	(860,489)
Purchases of premises and equipment	(1,931)	(1,168)
Proceeds from the FDIC under shared-loss and participation agreements	49,824	91,514
Payments to the FDIC under shared-loss agreements	(5,089)	(11,028)
Originations and draws of loans held for investment	(2,291,251)	(2,166,295)
Draws on reverse mortgages held for investment	(10,740)	(14,098)
Repayments/sales of loans held for investment	2,663,955	1,929,437
Purchases of securities classified as available-for-sale	(103,990)	-
Proceeds from repayments and sales of trading securities	919	60,272
Purchases of restricted stocks	-	(78,309)
Proceeds from sales of servicing advances and mortgage servicing rights	1,561	167,115
Proceeds from repayments and sales of securities available-for-sale	54,653	63,212
Repurchases of GNMA loans held for investment	(9,003)	(5,960)
Proceeds from sale of other real estate owned, net of repurchases	81,744	68,709
Proceeds from redemption of FHLB stock	63,685	67,195
Net cash provided (used) by investing activities	462,672	(719,673)

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows (continued)

For the Six Months Ended June 30, 2015 and 2014

(Unaudited)

(Dollars in thousands)

	Six Months Ended June 30
	2015	2014

Cash flows from financing activities
Payment of dividends	$-	$(636,600)
Net (increase)/decrease in federal funds purchased	(200,000)	200,000
Net increase in deposits	998,940	623,363
Net decrease in certificates of deposits	(423,188)	(217,868)
Payments on affordable housing investments commitments	(14,866)	(11,365)
Repayment of FHLB advances	(620,500)	(1,892,000)
Proceeds from FHLB advances	120,500	1,120,500
Net decrease in secured borrowings	(15,302)	(9,411)
Net cash used in financing activities	(154,416)	(817,378)

Net increase / (decrease) in cash	472,095	(1,723,046)
Cash and cash equivalents at beginning of year	4,024,732	6,283,034
Cash and cash equivalents at end of current period	4,496,827	4,559,988

Supplemental cash flow information
Cash paid for interest	$79,751	$87,255
Cash paid for income taxes	61,268	304,572

Supplemental disclosure of non-cash investing and financing activities
Real estate acquired through foreclosure	$108,110	$94,388
Real estate acquired reinstated as loans held for investment	2,939	4,137
Mortgage loans transferred to held for investment	7,295	5,158
Mortgage loans transferred to held for sale	-	1,314
Servicing advances capitalized through loan modification	4,658	4,467

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

1. Summary of Significant Accounting Policies

Financial Statement Presentation

IMB HoldCo LLC (the “Parent”) is a Delaware Limited Liability Company, a bank holding company (“BHC”), formed on December 29, 2008. It is the parent of its wholly-owned subsidiary OneWest Bank N.A. (the “Bank” or “OneWest Bank”) a national bank. IMB HoldCo LLC and Subsidiaries (the “Company”) conducts all of its banking operations through the Bank. The Company is subject to supervision and regulation by the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Bank of San Francisco (“FRB”).

On March 19, 2009, the Company formed its wholly-owned subsidiary OneWest Bank Group LLC (“OWBG”), which in turn was the parent of OneWest Bank, as a holding company to purchase certain assets and assume certain liabilities of IndyMac Federal Bank, FSB (“IndyMac”) from the Federal Deposit Insurance Corporation (“FDIC”) as Conservator and Receiver for IndyMac under a Master Purchase Agreement and related agreements (the “IndyMac Transaction”). In June 2015, the Company dissolved OWBG with the Secretary of State of Delaware.

On December 18, 2009, the Company purchased certain assets and assumed certain liabilities of First Federal Bank of California, FSB (“First Federal”) from the FDIC as Receiver for First Federal under a Purchase and Assumption Agreement (the “First Federal Transaction”). On February 19, 2010, the Company purchased certain assets and assumed certain liabilities of La Jolla Bank, FSB (“La Jolla”) from the FDIC as Receiver for La Jolla under a Purchase and Assumption Agreement (the “La Jolla Transaction”). On November 10, 2010, the Company purchased a multifamily and commercial real estate loan portfolio from Citibank, N.A. (“Citibank”).

In June 2013, the Company announced its decision to exit third party servicing operations and the direct mortgage lending business related to servicing. In connection with its exit, the Company entered into an agreement with Ocwen Loan Servicing, LLC (“Ocwen”) on June 13, 2013 to sell the third party servicing rights of its forward residential mortgage loans and related servicing advance receivables (the “Ocwen Transaction”). On March 28, 2014, the Company entered into an agreement with Specialized Loan Servicing, LLC (“SLS”) to sell a substantial portion of the remaining third-party servicing rights of its forward residential mortgage loans and related servicing advance receivables (the “SLS Transaction”). Both the Ocwen Transaction and SLS Transaction were completed by December 31, 2014. The condensed Consolidated Statements of Operations for all periods presented and related Notes to the condensed Consolidated Financial Statements reflect these exited businesses as discontinued operations. For further discussion, see Note 2—Acquisitions and Divestitures.

In July 2014, IMB HoldCo LLC announced it had entered into a definitive agreement and plan of merger with CIT Group, Inc. (CIT) for $3.4 billion in cash and stock (the “CIT Transaction”). Under the terms of the Agreement, IMB HoldCo LLC shareholders will receive $2.0 billion in cash and 31.3 million shares of CIT common stock currently valued at $1.4 billion assuming a CIT stock price of $44.33 per share. Following the close of the CIT Transaction, CIT Bank, CIT’s commercial bank subsidiary, will merge with OneWest Bank under the “CIT Bank” name and will remain an OCC-regulated national bank headquartered in California. The combined CIT will have approximately $67 billion of assets and $28 billion in deposits. The CIT Transaction has been approved by the boards of directors of both companies and received the required regulatory approvals in July 2015. The CIT Transaction was closed on August 3, 2015.

The results for the quarter and six months ended June 30, 2015 are not necessarily indicative of the results expected for any other interim period or for the full year as a whole. The Company has not made any significant changes in its accounting policies or application of authoritative guidance since December 31, 2014.

These unaudited condensed Consolidated Financial Statements do not include all disclosures that are normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should be read in conjunction with the audited Financial Statements and the related notes for the year ended December 31, 2014. The condensed consolidated financial information as of December 31, 2014 included herein has been derived from the audited Consolidated Financial Statements for the year ended December 31, 2014. Additionally, where applicable, the policies conform to the accounting and reporting guidelines prescribed by Company regulatory agencies.

Results for the three and six months ended June 30, 2015 include out of period adjustments related to prior periods, which decreased pre-tax income by $5.6 million and after-tax income by $3.5 million, respectively.  The pre-tax out of period adjustments for the three and six months ended June 30, 2015 primarily relate to (i) accretion to HECM loans,

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

amortization of Secured borrowing-HECM loans, and adjustments to servicing related liabilities in discontinued operations; (ii) accrued interest income related to purchased SFR mortgage loans in continuing operations; and (iii) miscellaneous taxes adjustments.  On a pre-tax basis, the impact of reflecting these amounts in the three and six months ended June 30, 2015 was an increase of income from continuing operations in the amount of $1.8 million and a reduction of income from discontinued operations in the amount of $7.4 million, respectively. Management has determined, after evaluating the quantitative and qualitative aspects of these out of period adjustments, that our current and prior period financial statements are not materially misstated.

In the opinion of management, all adjustments, consisting only of normal recurring adjustments, are necessary for a fair presentation of the Company’s financial position, results of operation and cash flows in accordance with U.S. GAAP.

Use of Estimates

Preparation of the condensed Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses and disclosures in the accompanying notes. The most significant estimates are the estimated fair values of the Company’s assets and liabilities for which active markets generally do not exist. Actual results may differ from those estimates and assumptions. Current market conditions increase the risk and complexity of the judgments in these estimates. Estimation methods have been applied consistently across all periods presented.

Accounting Pronouncements

The following is a summary of Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) that became effective during the six months ended June 30, 2015:

•	ASU 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure;
•	ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity;
•	ASU 2014-11, Transfers and Servicing (Topic 860), Repurchase-to-Maturity Transactions, Repurchase Financings and Disclosures; and
•	ASU 2014-14, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40), Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure.

ASU 2014-04 clarifies when an in-substance repossession or foreclosure occurs that would require a transfer of the mortgage loan to Other real estate owned (“OREO”). Under the ASU, repossession or foreclosure is deemed to have occurred when (1) the creditor obtains legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveys all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The ASU is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2014. The Company adopted this ASU in the first quarter of 2015 under the modified retrospective method. The adoption of this ASU did not have an effect on the net results of operations or financial position as the guidance is consistent with the Company’s current practice.

ASU 2014-08 narrows the definition of a qualifying discontinued operation by requiring a discontinued operation to represent a strategic shift (e.g., separate major line of business or a separate major geographical area of operations) that will have a major effect on an entity’s operations and financial results. Further, the new guidance permits entities to have continuing cash flows and significant continuing involvement with the discontinued component but requires expanded disclosures.  The Company’s third party servicing operations were classified as held for sale and reported as discontinued operations since December 31, 2013. Accordingly, the adoption of this ASU did not have a material effect on the net results of operations or financial position. The Company will evaluate any future dispositions under this adopted ASU.

ASU 2014-11 changes the accounting for repurchase-to-maturity transactions to secured borrowing accounting and separate accounting for the initial transfer of a financial asset executed contemporaneously with a related repurchase agreement with the same counterparty. The initial transfer of the financial asset would be accounted for as a sale by the transferor only if all criteria for derecognition have been met. The ASU requires new and expanded disclosures for repurchase agreements and similar transactions accounted for as secured borrowings. The ASU is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2014. The Company adopted this

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

ASU in the first quarter of 2015. The Company currently does not have any repurchase agreements or similar transactions that would be required to be accounted for as secured borrowings. Accordingly, the adoption of this ASU did not have an effect on the net results of operations or financial position.

ASU 2014-14 requires that a mortgage loan be derecognized and a separate Other receivable be recognized upon foreclosure if the following conditions are met: (i) the loan has a government guarantee that is not separable from the loan before foreclosure; (ii) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and (iii) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable is measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company adopted this ASU under the modified retrospective method in the first quarter of 2015 with the related ASU 2014-04, as required, with no material effect on the net results of operations or financial position. Refer to Note 7—Other Assets for further discussion.

The following accounting pronouncements have been issued by the FASB but are not yet effective:

•	ASU 2014-09, Revenue from Contracts with Customers (Topic 606);
•	ASU 2014-13, Consolidation (Topic 810): Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (a consensus of the FASB Emerging Issues Task Force);
•	ASU 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis;
•	ASU 2015-03, Interest–Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs;
•	ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date; and
•	ASU 2015-15, Interest–Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated With Line-of-Credit Arrangements.

ASU 2014-09, amended by ASU 2015-14, provides a single revenue recognition model in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The ASU outlines a five-step process for applying the new revenue model and expands required disclosures on revenue recognition. The ASU is effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2017 using either a full or modified retrospective transition method. Early adoption is permitted beginning on or after December 15, 2016. The ASU does not apply to financial instruments. The Company is evaluating the impact of this ASU; however, the Company does not expect this ASU to have a material effect on the net results of operations or financial position.

ASU 2014-13 allows entities the option to use the more observable of the fair value of the financial assets or the fair value of the financial liabilities of the collateralized financing entity (“CFE”) to measure both. Under this update, the parent company’s earnings impact resulting from the re-measurement of a consolidated CFE’s financial assets and financial liabilities would be minimized. This ASU is effective for annual periods ending after December 15, 2015, and interim periods beginning after December 15, 2015. Early adoption is permitted as of the beginning of an annual period. The Company is currently evaluating the effect of this ASU on its net results of operations and its financial position.

ASU 2015-02 amends the consolidation requirements in ASC 810 and is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The guidance eliminates the deferral issued by the FASB in February 2010 of the accounting guidance for variable interest entities (“VIEs”) for certain investment funds, including mutual funds, private equity funds and hedge funds. In addition, the guidance amends the evaluation of fees paid to a decision maker or a service provider, and exempts certain money market funds from consolidation. The amendments in this ASU are effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The ASU can be adopted using either a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption or retrospective approach. The Company is currently evaluating the impact on the net results of operations or financial position.

ASU 2015-03 requires debt issuance costs to be presented in the Consolidated Statement of Financial Position as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The ASU is limited to the presentation on the financial position, and does not affect the recognition and measurement for debt

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

issuance costs. This ASU is effective for annual periods ending after December 15, 2015, and interim periods beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the effect of this ASU; however, the Company does not expect this ASU to have a material effect on its financial statements as the ASU reclassifies the presentation of debt issuance costs with no impact to the net results of operations.

ASU 2015-15 clarifies the SEC staff’s position on presenting and measuring debt issuance costs incurred in connection with line-of-credit arrangements given the lack of guidance on this topic in ASU 2015-03. The SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement. The Company is currently evaluating the effect of this ASU; however, the Company does not expect this ASU to have a material effect on the net results of operations or financial position.

2. Acquisitions and Divestitures

Acquisitions

The Company did not enter into any acquisitions during the quarters and six months ended June 30, 2015 and 2014.

Discontinued Operations Held for Sale

The Company reports a component of operations that has been sold or classified as held for sale as discontinued operations when the operations and cash flows have been or will be eliminated from ongoing operations and the Company does not expect to retain any significant continuing involvement in the operations. Assets and liabilities of the component to be sold are classified as held for sale when management commits to a plan to sell; the asset is available for immediate sale; an active program to locate a buyer and other actions required to complete the plan to sell have been initiated; and the sale is probable and expected to qualify for sale recognition within one year. The Company accrues for exit or disposal cost obligations associated with the discontinued operations at estimated fair value in the period in which the liability is incurred, except for one-time termination benefits that are incurred over time. For costs that will be incurred under a contract for its remaining term without economic benefit, the Company accrues the estimated fair value of such liability at the cease-use date.

As of June 30, 2015 and December 31, 2014, the Company’s exit of third party (forward and reverse mortgage) servicing operations and the direct mortgage lending business qualify as discontinued operations and are classified as Assets of operations held for sale and Liabilities of discontinued operations.

Forward Mortgage Servicing

In connection with its exit strategy, the Company has substantially sold all of its third-party servicing rights for forward residential mortgage loans as of June 30, 2015 with the completed transfers related to the Ocwen Transaction (completed in 2013 and 2014) and the SLS Transaction (completed in 2014).

The service fee income and servicing related reserves have been included in Loss from discontinued operations. The Company has also agreed to indemnify the purchasers Ocwen and SLS against certain claims that may arise which are deemed attributable to the period prior to servicing transfer date. No contingent obligation was recognized for the SLS Transaction associated with private label securities. For further discussion, see Note 13—Commitments and Contingencies.

As part of exiting the direct mortgage lending business related to servicing, $1.9 million and $2.2 million of non- purchased credit-impaired (“PCI”) SFR mortgage loans have been included in Assets of operations held for sale carried under the fair value option at June 30, 2015 and December 31, 2014, respectively.

Reverse Mortgage Servicing

The Company acquired servicing rights associated with Home Equity Conversion Mortgage (“HECM”) loans previously securitized in the form of Ginnie Mae (“GNMA”) HECM Mortgage-Backed Securities (“HMBS”) in connection with the IndyMac Transaction (under Financial Freedom). Refer to Note 8—Variable Interest Entities for further discussion.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

Subsequent to acquiring the servicing right assets, the Company funded new draws and originated new HECM loans, which were pooled and then securitized in the form of GNMA HMBS and sold into the secondary market with servicing retained. The HECM loans are insured by the Federal Housing Administration (“FHA”). Based upon the structure of the GNMA HMBS securitization program, the Company determined that it has not met all of the requirements for sale accounting; therefore, the Company accounted for these transfers as a financing transaction. Under a financing transaction, the transferred HECM loans remain on the Company’s statement of financial position and the proceeds received for the transferred HECM loans are recorded as a secured borrowing. At June 30, 2015 and December 31, 2014, the Company has a HECM loan balance of $463.3 million and $481.2 million included in Assets of operations held for sale and secured borrowing of $455.9 million and $467.6 million included in Liabilities of discontinued operations. Refer to Note 10—Borrowings for further discussion.

Upon completion of disposition of operations, the Company will assess any continuing involvement or risks and obligations retained associated with the HECM loans and servicing. To the extent the Company no longer has any continuing involvement or maintains risks or obligations as servicer, the HECM loans and secured borrowings will be derecognized.

Concurrently, the Company has been actively identifying potential purchasers of its third-party reverse mortgage servicing operations. During the quarter and six months ended June 30, 2015, the Company had write-downs of $8.7 million and $10.0 million, respectively, which primarily related to the reverse mortgage servicing rights associated with this business. During the quarter and six months ended June 30, 2014, the Company had write-downs of $20.5 million (including $19.6 million write-down in reverse mortgage servicing rights, and $0.9 million write-down in servicing advances and GNMA unsecuritized interest receivables). The impairment write-downs were recognized in Noninterest Income included in Loss from discontinued operations. Refer to Note 12—Fair Value for further discussion regarding the estimated fair value.

Summarized Assets of operations held for sale and Liabilities of discontinued operations is as follows:

Discontinued operations

(Dollars in thousands)	June 30, 2015	December 31, 2014

HECM loans (1)	$463,335	$481,220
Single family residential loans	1,941	2,181
Servicing advances, net	39,305	55,562
Mortgage servicing rights	370	446
Other assets (2)	23,109	19,687

Assets of operations held for sale	$528,060	$559,096

Secured borrowings - HECM loans	$455,914	$467,584
Deposits (3)	5,923	6,553
Other liabilities (4)	247,156	306,364

Liabilities of discontinued operations	$708,993	$780,501

(1)	Amount includes $453.6 million and $470.1 million of securitized balances and $9.7 million and $11.1 million of additional draws awaiting securitization as of June 30, 2015 and December 31, 2014, respectively.
(2)	Amount includes servicing receivables, derivatives and property and equipment, net of accumulated depreciation. There was no depreciation or amortization during the six months ended June 30, 2015. Accumulated depreciation and amortization related to these assets was $188 thousand and $375 thousand for the quarter and six months ended June 30, 2014.
(3)	Amount comprised of non interest-bearing checking—loan servicing accounts.
(4)	Other liabilities include amounts accrued for severance related costs and contingent liabilities. As of June 30, 2015, balance also includes a servicing obligation of $10.0 million due to impairment recorded for the reverse mortgage servicing rights. Refer to Note 12—Fair Value for further discussion.

Of the $247.2 million reported in Other liabilities at June 30, 2015, $214.2 million represents contingent liabilities related to specified servicing related exposure to loss. Of the $306.4 million reported in Other liabilities at December 31, 2014, $287.9 million represents contingent liabilities related to specified servicing related exposure to loss. For further discussion, see Note 13—Commitments and Contingencies.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The results from discontinued operations for the quarters and six months ended June 30, 2015 and 2014 are as follows:

Results from discontinued operations
	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014

Interest income	$589	$5,059	$5,320	$10,284
Interest expense (1)	(5,541)	(4,025)	(9,556)	(10,146)

Net interest income	(4,952)	1,034	(4,236)	138
Noninterest income	1,382	(9,628)	10,714	6,003
Noninterest expense	(19,066)	(20,570)	5,450	(26,994)

(Loss) income before income tax	(22,636)	(29,164)	11,928	(20,853)
Net gain on sale	440	5,709	440	7,415
Income tax benefit (expense) (2)	8,634	10,201	(5,046)	6,144
Loss (income) from discontinued
operations, net of tax	$(13,562)	$(13,254)	$7,322	$(7,294)

(1)	For the quarter and six months ended June 30, 2015, amount includes $978 thousand and $294 thousand, respectively, in accretion for the premium associated with the secured borrowing – HECM loans. For the quarter and six months ended June 30, 2014, amount includes $1.0 million and $2.2 million, respectively, in amortization for the premium associated with the secured borrowing – HECM loans.
(2)	The Company’s tax rate for discontinuing operations is 38.9% and 43.5% for the quarters ended June 30, 2015 and 2014, respectively. The Company’s tax rate for discontinuing operations is 40.8% and 45.7% for six months ended June 30, 2015 and 2014, respectively. Refer to Note 14—Income Taxes for further discussion.

The following table sets for the components of Noninterest expense for the quarters and six months ended June 30, 2015 and 2014:

	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014
Salaries	$7,087	$9,063	$14,809	$21,658
Professional services	3,676	5,040	6,905	8,235
Contingent servicing related expenses	4,595	2,516	(32,187)	(12,378)
Other expenses	3,708	3,951	5,023	9,479
Noninterest expense	$19,066	$20,570	$(5,450)	$26,994

The reduction in contingent servicing-related expenses for the six months ended June 30, 2015 and 2014 was primarily due to a release of $37.4 million and $22.1 million of the contingent obligation recorded during the first quarter of fiscal 2015 and 2014, respectively, as management considered information available prior to the issuance of the interim condensed consolidated financial statements. Refer to Note 13-Commitments and Contingencies for further discussion.

The following summarizes the Net gain on sale from discontinued operations for the quarters and six months ended June 30, 2015 and 2014:

Net gain on sale

	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014

Servicing advances	$1,031	$113,378	$1,031	$143,667
Mortgage Servicing rights	-	5,721	-	9,050
Servicing fee receivables	90	5,116	90	6,983

Book value of assets	1,121	124,215	1,121	159,700
Less: Consideration received	(1,561)	(129,924)	(1,561)	(167,115)

Net gain on sale from discontinued operations	$440	$5,709	$440	$7,415

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

As of June 30, 2015, the Company’s restructuring liability is $8.5 million with $3.4 million included in Other liabilities and the remaining $5.1 million included in Liabilities of discontinued operations on the condensed Consolidated Statements of Financial Position. The $8.5 million restructuring liability as of June 30, 2015 covers 359 impacted positions in the remainder of 2015 and 2016 for the planned sale of third party servicing operations. As of December 31, 2014, the Company’s restructuring liability totaled $8.3 million with $2.7 million included in Other liabilities and the remaining $5.6 million included in Liabilities of discontinued operations on the condensed Consolidated Statements of Financial Position. The $8.3 million restructuring liability as of December 31, 2014 covers 389 impacted positions.

The following table summarizes the activity related to the restructuring charges for the quarters and six months ended June 30, 2015 and 2014:

	Quarter Ended June 30, 2015			Six Months Ended June 30, 2015
(Dollars in thousands)	Severance (1)	Transaction Costs (2)	Total	Severance (1)	Transaction Costs (2)	Total

Balance, beginning of period	$8,592	$-	$8,592	$8,302	$-	$8,302
Additions	45	250	295	541	763	1,304
Utilization	(168)	(250)	(418)	(374)	(763)	(1,137)

Balance, end of period	$8,469	$-	$8,469	$8,469	$-	$8,469
	Quarter Ended June 30, 2014			Six Months Ended June 30, 2014
(Dollars in thousands)	Severance (1)	Transaction Costs (2)	Total	Severance (1)	Transaction Costs (2)	Total

Balance, beginning of period	$7,428	$-	$7,428	$11,480	$697	$12,177
Additions	2,284	780	3,064	4,630	3,153	7,783
Utilization	(886)	(780)	(1,666)	(7,284)	(3,850)	(11,134)

Balance, end of period	$8,826	$-	$8,826	$8,826	$-	$8,826

(1)	Severance amounts represent one-time termination and retention bonuses provided to impacted employees, which is recognized ratably over the required service period.
(2)	Transaction costs represent external costs incurred directly related to the exit of servicing operations.

The Company has engaged advisors in connection with its planned sale of third party reverse mortgage servicing operations in 2015. Contingent upon closing of the third party reverse mortgage servicing operations, the Company will incur approximately $2 million in transaction costs related to advisory services.

3. Securities

Securities consist of mortgage backed securities (“MBS”) including senior securities, investment and non-investment grade MBS, interest-only stripped securities and government sponsored enterprise (“Agencies” or “GSEs”) securities. Securities are classified based on management’s intent on the date of purchase and recorded on the condensed Consolidated Statement of Financial Position as of trade date. Securities consist of residential MBS classified as trading or available-for-sale (“AFS”) securities. The Company does not have any securities classified as held-to-maturity.

Trading securities

Securities consisting of non-investment grade MBS and interest-only securities are classified as trading securities. Trading securities are carried at their estimated fair value with changes in estimated fair value and realized gains or losses reported in Noninterest loss. Interest income is recognized using a yield consistent with the estimated market discount rate used to discount expected future cash flows for valuation purposes.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes the estimated fair values of the components of trading securities:

(Dollars in thousands)	June 30, 2015	December 31, 2014

Securities—Trading
Residential mortgage-backed securities:
AA-rated agency interest-only MBS	$65	$69
Other non-investment grade MBS	6,538	7,314

Total securities—Trading	$6,603	$7,383

During the quarter and six months ended June 30, 2015, there were no transacted sales of trading securities. Company recognized an unrealized gain of $345 thousand and $139 thousand during the quarter and six months ended June 30, 2015, respectively.

During the quarter ended June 30, 2014, there were no transacted sales of trading securities. During the six months ended June 30, 2014, the Company sold 79 trading securities for $57.1 million, with a net realized loss of $0.3 million recorded as Noninterest loss. In addition, the Company recognized $230 thousand and $693 thousand in realized gain from cash proceeds received from charged-off trading securities during the quarter and six months ended June 30, 2014, respectively. The Company recognized an unrealized gain of $591 thousand and $984 thousand during the quarter and six months ended June 30, 2014, respectively. Realized and unrealized gains/losses of trading securities are recognized in (Loss) gain on securities, net.

AFS securities

Securities that the Company does not intend to hold until maturity are classified as AFS securities and carried at their estimated fair value with unrealized gains and losses resulting from changes in estimated fair value excluded from earnings and reported as a separate component of other comprehensive income (“OCI”), net of taxes, in Members’ Equity.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes the amortized cost, gross unrealized gains and losses in OCI and estimated fair value of AFS securities:

	June 30, 2015
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Securities—AFS (1)
AAA-rated non-agency MBS	$11,006	$19	$(183)	$10,842
AA-rated agency MBS	151,227	3,010	(1,600)	152,637
Other investment grade MBS	22,766	14,989	-	37,755
Non-investment grade MBS	792,504	161,201	-	953,705
Total securities—AFS	$977,503	$179,219	$(1,783)	$1,154,939

	December 31, 2014
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Securities—AFS (1)
AAA-rated non-agency MBS	$13,283	$16	$(185)	$13,114
AA-rated agency MBS	53,842	3,755	-	57,597
Other investment grade MBS	29,549	20,328	-	49,877
Non-investment grade MBS	836,744	184,365	-	1,021,109
Total securities—AFS	$933,418	$208,464	$(185)	$1,141,697

(1)	Available-for-sale securities are carried at estimated fair value with unrealized net gains or losses reported within Other comprehensive income (loss) in Members’ Equity.

During the quarter and six months ended June 30, 2015, the Company transferred $10.2 million and $27.7 million of mortgage loans from loans held for sale in exchange for Agency (AA-rated) mortgage-backed securities with an initial fair value of $10.2 million and $27.7 million and backed by those same loans.

During the quarter and six months ended June 30, 2015, the Company purchased five AA-rate Agency securities totaling $76.4 million ($76.3 million at par and $0.1 million in interest). There was no similar AFS purchase during the quarter and six months ended June 30, 2014.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes the gross unrealized losses and estimated fair value of AFS securities aggregated by investment category and length of time that the securities have been in a continuous unrealized loss position due to interest rate fluctuations:

	June 30, 2015
	Less than 12 months		12 months or greater		Total
(Dollars in thousands)	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss

AA-rated non-agency MBS	$101,409	$(1,600)	$-	$-	$101,409	$(1,600)
AAA-rated non-agency MBS	-	-	8,111	(183)	8,111	(183)

Total	$101,409	$(1,600)	$8,111	$(183)	$109,520	$(1,783)
	December 31, 2014
	Less than 12 months		12 months or greater		Total
(Dollars in thousands)	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss

AAA-rated non-agency MBS	$-	$-	$8,715	$(185)	$8,715	$(185)

Total	$-	$-	$8,715	$(185)	$8,715	$(185)

Contractual maturities of the securities generally range from 10 to 30 years. Expected weighted average lives of these securities generally range from two months to more than ten years due to anticipated borrower prepayments occurring prior to the contractual maturity. The following table summarizes information regarding the remaining contractual maturities of the Company’s AFS and trading securities portfolio as of June 30, 2015 and December 31, 2014:

(Dollars in thousands)	One Year or Less	More than One Year to Five Years	More than Five Years to Ten Years	More than Ten Years	Total

Balance at June 30, 2015:
AAA-rated non-agency securities	$-	$-	$-	$10,842	$10,842
AA-rated MBS
AA-rated agency MBS	10	95	-	152,532	152,637
AA-rated agency interest-only MBS	-	-	-	65	65

Total AA-rated MBS	10	95	-	152,597	152,702
Other investment grade MBS	-	-	-	37,755	37,755
Non-investment grade MBS	-	-	29,776	930,467	960,243

Total securities at estimated fair value	$10	$95	$29,776	$1,131,661	$1,161,542

Amortized cost of AFS debt securities	$10	$95	$25,003	$952,395	$977,503

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

(Dollars in thousands)	One Year or Less	More than One Year to Five Years	More than Five Years to Ten Years	More than Ten Years	Total

Balance at December 31, 2014:
AAA-rated non-agency securities	$-	$-	$-	$13,113	$13,113
AA-rated MBS
AA-rated agency MBS	8	147	-	57,442	57,597
AA-rated agency interest-only MBS	-	-	-	69	69

Total AA-rated MBS	8	147	-	57,511	57,666
Other investment grade MBS	-	-	-	49,877	49,877
Non-investment grade MBS	-	-	21,945	1,006,479	1,028,424

Total securities at estimated fair value	$8	$147	$21,945	$1,126,980	$1,149,080

Amortized cost of AFS debt securities	$8	$147	$19,891	$913,372	$933,418

At June 30, 2015 and December 31, 2014, $112 thousand and $128 thousand, respectively, of these securities are pledged to secure borrowed funds, government and trust deposits and for other purposes. For further discussion, see Note 10—Borrowings.

Realized gains and losses from the sale of the AFS securities are reported in Noninterest loss using the specific identification method. There were no sales of AFS securities during the quarter ended June 30, 2015. During the quarter and six months ended June 30, 2014, the Company sold ten AFS securities for $7.9 million with a net realized gain of $5.6 million recorded as Non-interest Loss, which was reclassified out of Other comprehensive income. In addition, the Company recognized $1.2 million and $2.5 million in realized gain from cash proceeds received from charged-off AFS securities for the quarter and six months ended June 30, 2015, respectively. For the quarter and six months ended June 30, 2014, the Company recognized $1.0 million and $1.8 million, respectively, in realized gain from cash proceeds received from charged-off AFS securities.

Purchased Credit-Impaired AFS Securities

In connection with the IndyMac Transaction, the Company recognized PCI mortgage-backed securities classified as AFS due to evidence of credit deterioration since issuance and for which it is probable that the Company will not collect all contractually required principal and interest payments at the time of purchase. Such PCI debt securities were recorded initially at estimated fair value. Subsequently, the accretable yield (based on the cash flows expected to be collected over the recorded investment) is accreted to interest income. Interest income shall not be recognized to the extent the recorded investment would increase to an amount greater than the contractual payoff amount.

Changes in the accretable yield for PCI securities are summarized below:

	Accretable Yield
	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014

Balance, beginning of period	$510,955	$628,023	$528,745	$688,361
Accretion into interest income	(25,370)	(28,703)	(53,408)	(57,679)
Reclassification from nonaccretable difference
due to improving cash flows	30,549	9,147	41,043	4,713
Changes in expected cash flows that do not
affect nonaccretable difference (1)	(6,052)	(13,164)	(6,298)	(40,092)
Disposals and other	-	(8,330)	-	(8,330)

Balance, end of period	$510,082	$586,973	$510,082	$586,973

(1)	Represents changes in cash flows expected to be collected due to changes in prepayment assumptions and changes in interest rates on variable rate PCI securities.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The estimated fair value of PCI securities was $1.0 billion with a par value of $1.2 billion as of June 30, 2015 and $1.1 billion with a par value of $1.3 billion as of December 31, 2014.

Other than Temporary Impairment

The Company evaluates AFS securities with an unrealized loss for potential other-than-temporary impairment (“OTTI”) on a quarterly basis or more often if a potential loss-triggering event occurs. If the Company determines that it intends to sell AFS securities, or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the Company recognizes an OTTI write-down equal to the difference between the amortized cost basis and the estimated fair value of those securities. In estimating fair value, the Company’s expected cash flow estimates take into account expectations of relevant market and economic data as of the end of the reporting period including, for example, for securities issued in a securitization, underlying loan-level data, and structural features of the securitization, such as subordination, excess spread, overcollateralization or other forms of credit enhancement. The Company compares the losses projected for the underlying collateral (“pool losses”) against the level of credit enhancement in the securitization structure to determine whether these features are sufficient to absorb the pool losses, or whether a credit loss on the AFS debt security exists. Refer to Note 12—Fair Value for further discussion regarding the significant unobservable inputs in measuring estimated fair value.

For AFS securities that the Company does not intend to sell or it is more likely than not that the Company will not be required to sell prior to recovery of the amortized cost basis, the Company compares the present value of expected cash flows to be received, discounted at the current effective yield, to the security’s amortized cost to determine if a credit loss exists. In the event of a credit loss, impairment for the credit loss is reported in Noninterest loss. Changes in values attributable to factors other than credit losses remain in OCI.

For the periods presented, the Company does not intend to sell and the Company believes that it will not be required to sell AFS securities prior to recovery of the amortized cost basis. During the quarter and six months ended June 30, 2015, the Company recognized $5.3 million and $7.8 million in OTTI credit-related losses, respectively. During the quarter and six months ended June 30, 2014, the Company had insignificant OTTI credit-related losses. The Company’s total recorded cumulative OTTI credit-related losses on its AFS securities since purchase (March 2009) was $9.9 million and $1.9 million through June 30, 2015 and 2014, respectively.

The following table presents a rollforward of the amounts related to the credit-related OTTI losses on its AFS securities recorded in (Loss) gain on securities, net for the quarter and six months ended June 30, 2015:

(Dollars in thousands)	Quarter Ended June 30,	Six Months Ended June 30,
	2015	2015
Credit loss recognized, beginning of period	$4,633	$2,180
Additions
for securities with credit impairments	5,300	7,753

Reductions
for securities sold, matured	-	-

Credit loss recognized, end of period	$9,933	$9,933

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

4. Loans Receivable, Allowance for Loan Losses and Reserves for Off-Balance Sheet Commitments

Loans Receivable

The following tables summarize the major loan categories as of June 30, 2015 and December 31, 2014:

	June 30, 2015
(Dollars in thousands)	Covered Loans		Non-Covered Loans
	PCI	Non-PCI	PCI	Non-PCI	Total	%
Loans HFS carried at estimated fair value
Residential mortgages	$-	$-	$-	$7,028	$7,028	0.1%

Loans HFI carried at estimated fair value
Residential mortgages	-	4,014,795	-	349,252	4,364,047	31.4%

Loans HFS carried at lower of cost or
estimated fair value (1)
Residential mortgages	-	-	-	14,990	14,990
Commercial	-	-	-	4,500	4,500

Total loans HFS, at lower of cost or fair value	-	-	-	19,490	19,490	0.1%
Loans HFI carried at amortized cost or
Accretable Yield
Commercial	-	-	-	3,171,701	3,171,701
Commercial real estate	-	-	1,298,132	2,305,706	3,603,838
Residential mortgages	1,275,531	-	5,920	1,557,277	2,838,728
Consumer loans	-	-	2,296	958	3,254

Loans HFI carried at amortized cost	1,275,531	-	1,306,348	7,035,642	9,617,521
Less: Allowance for credit losses	(11,033)	-	(42,894)	(76,807)	(130,734)

Total loans HFI at amortized cost, net	1,264,498	-	1,263,454	6,958,835	9,486,787	68.4%

Total loans HFI at carrying value	1,264,498	4,014,795	1,263,454	7,308,087	13,850,834

Total loans receivable at carrying value	$1,264,498	$4,014,795	$1,263,454	$7,334,605	$13,877,352	100.0%

Assets of operations held for sale carried
at lower of cost or estimated fair value (2)
Residential mortgages	-	-	-	465,276	465,276

Carrying value of loans receivable pledged
as collateral for borrowings					$8,935,235

(1)	The valuation allowance of non-PCI loans to record the loans at lower of cost or estimated fair value was $0.1 million as of June 30, 2015.
(2)	The valuation allowance of non-PCI loans to record loans classified as Assets of operations held for sale at lower of cost or estimated fair value was $0.5 million as of June 30, 2015.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

	December 31, 2014
(Dollars in thousands)	Covered Loans		Non-Covered Loans
	PCI	Non-PCI	PCI	Non-PCI	Total	%
Loans HFS carried at estimated fair value
Residential mortgages	$-	$-	$-	$21,321	$21,321	0.1%

Loans HFI carried at estimated fair value
Residential mortgages	-	4,165,171	-	361,425	4,526,596	31.8%

Loans HFS carried at lower of cost or
fair value (1)
Residential mortgages	-	-	-	38,042	38,042	0.3%
Loans HFI carried at amortized cost or
Accretable Yield
Commercial	-	-	-	2,973,761	2,973,761
Commercial real estate	1,185,805	-	369,359	2,195,967	3,751,131
Residential mortgages	1,372,689	-	-	1,655,701	3,028,390
Consumer loans	2,343	-	43	1,183	3,569

Loans HFI carried at amortized cost	2,560,837	-	369,402	6,826,612	9,756,851
Less: Allowance for credit losses	(55,436)	-	(1,709)	(64,819)	(121,964)

Total loans HFI at amortized cost, net	2,505,401	-	367,693	6,761,793	9,634,887	67.8%

Total loans HFI at carrying value	2,505,401	4,165,171	367,693	7,123,218	14,161,483

Total loans receivable at carrying value	$2,505,401	$4,165,171	$367,693	$7,182,581	$14,220,846	100.0%

Assets of operations held for sale carried
at lower of cost or fair value (2)
Residential mortgages	-	-	-	483,401	483,401

Carrying value of loans receivable pledged
as collateral for borrowings					$9,277,403

(1)	The valuation allowance of non-PCI loans to record the loans at lower of cost or estimated fair value was $0.5 million as of December 31, 2014.
(2)	There was no valuation allowance of non-PCI loans to record loans classified as Assets of operations held for sale at lower of cost or estimated fair value as of December 31, 2014.

Loans are classified as held for sale (“HFS”) or held for investment (“HFI”) based on management’s intent and ability to hold the loans for the foreseeable future. Loans HFS are carried at estimated fair value under the fair value option or lower of cost or estimated fair value (“LOCOM”). The Company’s HFI loans are accounted for under three accounting measurements: fair value, accretable yield method, or at amortized cost.

Fair Value Option Loans

Fair value option loans are carried at estimated fair value with subsequent changes recognized in earnings. Interest income is recognized using a yield consistent with the estimated market discount rate used for valuation purposes while the remaining change in fair value is recognized as Noninterest loss. Net loan origination fees or costs, and purchase premiums or discounts are recognized as earned or incurred through current earnings.

Loans HFS carried at estimated fair value under the fair value option represent Agency-eligible SFR mortgage loans, which totaled $7.0 million and $21.3 million as of June 30, 2015 and December 31, 2014, respectively. In addition, the Company has SFR mortgage loans included in Assets of operations held for sale carried at fair value totaling $1.9 million and $2.2 million, respectively.

Loans HFI carried at estimated fair value under the fair value option represent residential mortgage loans purchased in the IndyMac Transaction. The loans from the IndyMac Transaction include SFR mortgage loans and proprietary reverse mortgages with a small population of HECM loans (collectively referred to as “reverse mortgage loans”). As of June 30, 2015 and December 31, 2014, $4.0 billion and $4.2 billion, respectively, were “covered loans” as the Company will be

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

reimbursed for a substantial portion of future losses under the terms of a shared-loss agreement with the FDIC while the remaining $349.3 million and $361.4 million, respectively, are “non-covered loans.”

LOCOM Loans

For loans recorded at LOCOM, estimated fair value adjustments are measured on an individual loan basis. Gains and losses on loans HFS are recorded in Noninterest loss. Interest income is recognized based on the contractual terms of the loans. Net loan origination fees and costs, and purchase premiums or discounts are deferred but not amortized for loans HFS under LOCOM.

Loans HFS carried at LOCOM represent HECM loans awaiting assignment to the Department of Housing and Urban Development (“HUD”) and originated commercial loans at $4.5 million net of deferred fees. The Company had HECM loans totaling $478.3 million and $501.7 million, of which $463.3 million and $481.2 million were included in Assets of operations held for sale as of June 30, 2015 and December 31, 2014. During the quarter ended June 30, 2015, the Company transferred $10.2 million of mortgage Loans HFS for Agency mortgage-backed securities with an initial fair value of $10.2 million and backed by those same loans. During the six months ended June 30, 2015, the Company transferred $17.5 million of mortgage loans purchased in 2014 and $10.2 million of mortgage loans HFS purchased in 2015 for Agency mortgage-backed securities with an initial fair value of $27.7 million and backed by those same loans.

PCI Loans

Purchased credit-impaired loans (“PCI loans”) were determined as of the date of purchase to have evidence of credit quality deterioration for which it is probable that the Company will be unable to collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due status, refreshed borrower credit scores and refreshed loan-to-value ratios.

PCI loans represent loans purchased in the First Federal, La Jolla, and Citibank Transactions. At purchase, the First Federal and La Jolla Transactions are substantially covered loans as the Company may be reimbursed for a portion of future losses under the terms of the shared-loss agreements with the FDIC. The loans purchased as part of the Citibank Transaction are non-covered loans. For the First Federal and La Jolla Transactions, the loss share agreement for the commercial loans expired as of December 31, 2014 and March 19, 2015, respectively and thus, these commercial loans moved to non-covered loans as of June 30, 2015. The SFR mortgage loans from the First Federal and La Jolla Transactions were covered loans as of June 30, 2015 and December 31, 2014, respectively. Refer to Note 5—Indemnification Assets for further discussion regarding the indemnification agreement. These PCI loans are classified as loans HFI and are accounted for under the accretable yield method.

An accretable yield based on the cash flows expected to be collected (estimated fair value at acquisition date) over the recorded investment is used to recognize interest income using the effective yield method over the expected remaining life. Interest income shall not be recognized to the extent the recorded investment would increase to an amount greater than the contractual payoff amount. Decreases in expected cash flows related to further credit deterioration result in a charge to the provision for credit losses and a corresponding increase to the allowance for credit losses. Increases in expected cash flows due to credit quality result in recovery of any previously recorded allowance for credit losses, to the extent applicable, and an increase in the accretable yield applied prospectively for any remaining increase. Changes in expected cash flows caused by changes in market interest rates or by prepayments are recognized as adjustments to the accretable yield on a prospective basis.

Amortized Cost Loans

For loans carried at amortized cost, except for SBA loans, fees and incremental direct costs associated with the loan origination and pricing process as well as premiums and discounts, are deferred and generally amortized over the contractual life of the loan using the effective interest method. For SBA loans that are purchased at a premium, the premium is amortized as a reduction to interest income over the estimated life of the loans, giving consideration to expected prepayments. Any differences with the actual prepayments or from changes in the expected prepayments are reflected as an adjustment to interest income in the period of the change as if the revised estimates had been applied since the date of acquisition. The Company also originates revolving lines of credit. Fees received for originating such commitments are deferred and amortized into Noninterest loss on a straight-line basis over the commitment period.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

Loans HFI carried at amortized cost represent loans that were originated by the Company, purchased (non-PCI) residential mortgage loans, and previously serviced loans repurchased from GNMA. Loans HFI carried at amortized cost represent 50.2% and 47.7% of the HFI portfolio as of June 30, 2015 and December 31, 2014, respectively. These loan amounts include $18.0 million and $18.2 million in unamortized fees net of unamortized direct origination costs on loans originated by the Company and $10.8 million and $14.6 million in unamortized premiums and discounts on purchased residential mortgage loans as of June 30, 2015 and December 31, 2014, respectively.

The following table summarizes the Company’s loans receivable by product, net of allowance:

	June 30, 2015		December 31, 2014
(Dollars in thousands)	Amount	%	Amount	%
Loans HFS
Residential mortgages	$22,018	83.0%	$59,363	100.0%
Commercial	4,500	17.0%	-	0.0%

Total loans HFS, at carrying value	$26,518	100.0%	$59,363	100.0%

Loans HFI
Commercial	$3,117,539	22.5%	$2,924,777	20.7%
Commercial real estate	3,542,684	25.6%	3,690,926	26.0%
Residential mortgages	7,187,596	51.9%	7,542,475	53.3%
Consumer	3,015	0.0%	3,305	0.0%

Total loans HFI, at carrying value	$13,850,834	100.0%	$14,161,483	100.0%

Assets of operations held for sale
Residential mortgages	$465,276	100.0%	$483,401	100.0%

Total loans, at carrying value	$465,276	100.0%	$483,401	100.0%

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

Loan concentrations may exist when borrowers could be similarly impacted by economic or other conditions. The following table summarizes the carrying value of loans, including $465.3 million and $483.4 million of loans classified as Assets of operations held for sale as of June 30, 2015 and December 31, 2014, respectively, and excluding the allowance for loan losses, with concentrations based upon property address by geographical regions:

(Dollars in thousands)	June 30, 2015		December 31, 2014
State	Carrying Value	%	Carrying Value	%

California	$8,312,420	57.4%	$8,615,157	58.1%
New York	1,054,866	7.3%	1,058,412	7.1%
Texas	813,875	5.6%	739,074	5.0%
Florida	440,398	3.0%	469,467	3.2%
Maryland	321,090	2.2%	313,240	2.1%
New Jersey	314,478	2.2%	315,931	2.1%
Massachusetts	266,643	1.8%	286,356	1.9%
Arizona	256,085	1.8%	248,566	1.7%
Connecticut	239,208	1.7%	223,784	1.5%
Illinois	225,209	1.6%	209,402	1.4%
Other States and Territories (1)	2,229,090	15.4%	2,346,822	15.9%

Total	$14,473,362	100.0%	$14,826,211	100.0%

(1)	As of June 30, 2015, the balance consists of 44 states or territories, with no state or territories having total carrying value in excess of $223.0 million. As of December 31, 2014, the balance consists of 44 states or territories, with no state or territories having total carrying value in excess of $228.3 million.

The following table summarizes the carrying value of residential mortgage loans, including $465.3 million and $483.4 million of residential mortgages loans classified as Assets of operations held for sale as of June 30, 2015 and December 31, 2014, respectively, and excluding allowance for loan losses, with concentrations based on property address by geographical regions and the loans’ current loan-to-value (LTV) ratio:

June 30, 2015
	Carrying Value		Loan to Value (LTV)
(in thousands of dollars)	Amount	% of Total	0-80	81-100	100+

California	$4,443,167	57.8%	70.8%	15.4%	13.8%
New York	672,716	8.7%	59.8%	17.3%	22.9%
Florida	382,429	5.0%	44.3%	16.3%	39.4%
New Jersey	222,941	2.9%	33.7%	20.0%	46.3%
Massachusetts	183,095	2.4%	70.6%	10.6%	18.8%
Maryland	182,503	2.4%	31.3%	20.5%	48.2%
Virginia	131,118	1.7%	50.7%	26.3%	23.0%
Hawaii	130,027	1.7%	76.8%	12.9%	10.3%
Washington	127,101	1.7%	52.6%	24.9%	22.5%
Illinois	107,844	1.4%	38.9%	18.0%	43.1%
Other States and Territories (1)	1,107,128	14.3%	57.6%	20.6%	21.8%
Total	$7,690,069	100.0%

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

December 31, 2014
	Carrying Value		Loan to Value (LTV)
(in thousands of dollars)	Amount	% of Total	0-80	81-100	100+

California	$4,718,593	58.3%	66.7%	16.4%	16.9%
New York	688,847	8.5%	54.6%	19.9%	25.5%
Florida	407,326	5.0%	40.9%	16.2%	42.9%
New Jersey	231,843	2.9%	31.3%	19.7%	49.0%
Maryland	190,053	2.3%	31.6%	20.1%	48.3%
Massachusetts	189,204	2.3%	70.7%	11.0%	18.3%
Virginia	134,721	1.7%	45.8%	27.6%	26.6%
Hawaii	134,720	1.7%	73.2%	12.7%	14.1%
Washington	133,046	1.6%	50.2%	24.1%	25.7%
Illinois	112,827	1.4%	33.4%	18.5%	48.1%
Other States and Territories (1)	1,156,570	14.3%	56.1%	20.3%	23.6%
Total	$8,097,750	100.0%

(1)	As of June 30, 2015, the balance consists of 42 states or territories, with no state or territories having total carrying value in excess of $99.7 million. As of December 31, 2014, the balance consists of 42 states or territories, with no state or territories having total carrying value in excess of $107.4 million.

Allowance for Credit Losses

The allowance for credit losses consists of the allowance for loan losses and a separate reserve for off-balance sheet commitments, such as unfunded loan commitments, standby letters of credit and commercial lines of credit. The Company maintains an allowance for loan losses for estimated credit losses in its HFI loan portfolio, excluding loans carried at estimated fair value. The allowance is adjusted through a provision for credit losses, which is charged against current period earnings, and reduced by any charge-offs for confirmed losses, net of recoveries.

The Company maintains a separate reserve for credit losses on off-balance sheet commitments, which is reported in Other liabilities. Off-balance sheet credit exposures include unfunded loan commitments, issued standby letters of credit and unfunded commercial lines of credit. The Company’s methodology for assessing the appropriateness of this reserve is similar to the allowance process for outstanding loans.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes the changes in allowance for loan and credit losses for quarters and six months ended June 30, 2015 and 2014:

	Quarter Ended June 30, 2015

(Dollars in thousands)	PCI	Collectively Impaired	Individually Impaired	Total
Balance, beginning of period	$58,013	$63,456	$6,716	$128,185

Provision for credit losses	(4,087)	5,632	1,306	2,851
Charge-offs	-	(603)	(14)	(617)
Recoveries	-	5	310	315
Balance, end of period	$53,926	$68,490	$8,318	$130,734

	Quarter Ended June 30, 2014

(Dollars in thousands)	PCI	Collectively Impaired	Individually Impaired	Total
Balance, beginning of period	$57,941	$43,346	$719	$102,006

Provision for credit losses	65	1,258	7,281	8,604
Charge-offs	-	(148)	-	(148)
Recoveries	-	1	-	1
Balance, end of period	$58,006	$44,457	$8,000	$110,463

	Six Months Ended June 30, 2015

(Dollars in thousands)	PCI	Collectively Impaired	Individually Impaired	Total
Balance, beginning of period	$57,145	$58,062	$6,757	$121,964

Provision for credit losses	(3,219)	11,569	(1,710)	6,640
Charge-offs	-	(1,146)	(14)	(1,160)
Recoveries	-	5	3,285	3,290
Balance, end of period	$53,926	$68,490	$8,318	$130,734

	Six Months Ended June 30, 2014

(Dollars in thousands)	PCI	Collectively Impaired	Individually Impaired	Total
Balance, beginning of period	$59,135	$39,042	$719	$98,896

Provision for credit losses	(1,129)	5,661	7,281	11,813
Charge-offs	-	(247)	-	(247)
Recoveries	-	1	-	1
Balance, end of period	$58,006	$44,457	$8,000	$110,463

For each portfolio, impairment is generally measured individually for larger non-homogeneous loans, collectively for groups of smaller loans with similar characteristics, or for designated pools of PCI loans based on decreases in cash flows expected to be collected subsequent to acquisition.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes the allowance for loan losses and related loan balances by portfolio, excluding loans carried at estimated fair value:

	June 30, 2015			December 31, 2014
(Dollars in thousands)	Wholesale	Consumer	Total	Wholesale	Consumer	Total

Allowance for loan losses:
Collectively evaluated for impairment	$(64,601)	$(3,889)	$(68,490)	$(54,298)	$(3,764)	$(58,062)
Individually evaluated for impairment	(8,318)	-	(8,318)	(6,757)	-	(6,757)
PCI loans	(42,396)	(11,530)	(53,926)	(48,134)	(9,011)	(57,145)

Total allowance for loan losses	$(115,315)	$(15,419)	$(130,734)	$(109,189)	$(12,775)	$(121,964)

Loans held for investment:
Collectively evaluated for impairment	$5,459,567	$1,558,235	$7,017,802	$5,151,418	$1,656,884	$6,808,302
Individually evaluated for impairment	17,840	-	17,840	18,310	-	18,310
PCI loans	1,298,132	1,283,747	2,581,879	1,555,164	1,375,075	2,930,239

Total loans held for investment	$6,775,539	$2,841,982	$9,617,521	$6,724,892	$3,031,959	$9,756,851

The Provision for credit losses reflects loss adjustments related to loans recorded at amortized cost, off-balance sheet commitments, and related reimbursements under indemnification agreements. An allowance for loan losses reduces the carrying value of the portfolio of loans receivable. Reimbursements under indemnification agreements are recorded as Indemnification assets. The provision for PCI loans covered by shared-loss agreements included provision offsets due to expected reimbursements from the FDIC. The following table shows the components of the Provision for credit losses in the condensed Consolidated Statements of Operations:

	Quarters Ended June 30,			Six Months Ended June 30,
(Dollars in thousands)	2015		2014	2015		2014

Provision for credit losses on amortized cost loans	$6,938		$8,539	$9,859		$12,942
Provision for credit losses for non-covered loans
carried at accretabled yield	9,816	(1)	81	41,184	(1)	376
Credit loss (benefit) on covered PCI loans	(13,903)	(1)	(16)	(44,403)	(1)	(1,505)
Indemnification asset provision offset related
to credit loss benefits on covered PCI loans	(1,218)		4,844	(216)		7,711
Provision for off-balance sheet commitments
(recorded in other liabilities)	897		898	(2,571)		898

Net provision for credit losses	$2,530		$14,346	$3,853		$20,422

(1)	During the quarter ended June 30, 2015, a provision of $15.0 million for PCI loans were reclassified from “covered” to “non-covered” due to the expiration of the loss share agreement associated with the commercial loans from the La Jolla Transaction. During the six months ended June 30, 2015, a provision totaled $45.2 million for PCI loans were reclassified from “covered” to “non-covered” due to the expiration of the loss share agreement associated with the commercial loans from both the La Jolla and the First Federal Transaction. When comparing the June 30, 2015 “covered” and “non-covered” provision amounts to the quarter ended June 30, 2014 provision amounts, this reclassification should be considered.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

Credit Quality Indicators and Reserve Process, Excluding PCI Loans and Loans Held at

Estimated Fair Value

Determining an appropriate allowance for loan losses requires significant judgment that may change based on management’s ongoing process in analyzing the credit quality of the Company’s HFI loan portfolio. The allowance for loan losses has been determined primarily based on loss reserve factors for probable incurred losses inherent in the portfolio. In the absence of loss history, the loss reserve factors developed for the Wholesale loan portfolio have been derived from industry data for similar loans and primarily a third party valuation model for the Consumer portfolio. The Company will consider actual loss experience (e.g., the level of net charge-offs) as more information becomes available with loan portfolio growth and maturity.

Wholesale Portfolio

The Company closely monitors and assesses the credit quality and credit risk in commercial and commercial real estate loans (“Wholesale portfolio”) on an ongoing basis. Wholesale loans are subject to individual risk assessment based on periodic reviews of the loan’s current performance, an evaluation of the borrower’s financial condition and the value of any underlying collateral. Wholesale loans are assessed for estimated inherent losses expected to be identified within the loss emergence period (e.g. 24 months or more) by utilizing a third party model to develop probability of default and loss given default factors that are based on the credit characteristics of each loan and applied to the outstanding balances.

The following table summarizes non-PCI loans in the Wholesale portfolio, excluding the allowance for loan losses which are monitored for credit quality based on internal risk classifications:

(Dollars in thousands)	June 30, 2015
	Noncriticized	Criticized	Total

Commercial	$2,893,118	$278,583	$3,171,701
Commercial real estate	2,225,983	79,723	2,305,706

Total	$5,119,101	$358,306	$5,477,407

(Dollars in thousands)	December 31, 2014
	Noncriticized	Criticized	Total

Commercial	$2,849,442	$124,319	$2,973,761
Commercial real estate	2,158,928	37,039	2,195,967

Total	$5,008,370	$161,358	$5,169,728

Noncriticized loans generally include loans that are expected to be repaid in accordance with contractual loan terms. Criticized loans are risk rated as special mention, substandard or doubtful consistent with the regulatory guidelines and for which credit related weaknesses have been identified, which may be indicators of impairment. A loan is considered to be impaired when it is probable that the Company will be unable to collect all interest and principal payments in accordance with the contractual terms of the loan based on current information and events.

Consumer Portfolio

The Company monitors the credit quality for its consumer portfolio comprised of residential mortgage loans and unsecured credit cards on a pool basis.

For residential mortgages, the Company develops a loss reserve factor by deriving the projected lifetime losses derived from a valuation model and then adjusting for losses expected to be identified within the next 12 months (i.e., the loss emergence period). The key drivers of the projected lifetime losses include the type of product, delinquency status of the underlying loans, the borrower’s FICO, loan-to-value, debt-to-income ratio, geographic location, and any guarantees.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

For unsecured credit cards, the Company develops a loss reserve factor from industry loss data adjusted to reflect the characteristics of the Company’s portfolio to determine the losses expected to be identified within the next 12 months (i.e., the loss emergence period).

Loan reserve factors used in determining the allowance for the Consumer portfolio are reviewed and adjusted on a quarterly basis or more frequently, as needed, for changes in trends, conditions and other relevant factors that affect the repayment of the loans.

Other Factors

While the specific and pool allowances provide the quantitative portion of the allowance that reflects most of the relevant risk factors, the Company believes there are other broad influences affecting the collectability of the outstanding loans that cannot be attributed to a specific loan or pool of loans. The allowance for both portfolios (Wholesale and Consumer) includes an amount for imprecision and uncertainty that may change from period to period. To provide coverage for inherent losses attributable to such factors, the Company has a judgmental component of the allowance for loan losses that represents management’s evaluation of risks inherent in the processes and assumptions used in establishing the allowance based on evaluation of internal and external qualitative factors. Such factors include change in value of underlying collateral, change in economic and business conditions, change in nature and volume of portfolio, experience and depth of loan management and staff, changes in the trend and severity of problem loans, effectiveness of internal loan review system, credit concentrations, effectiveness of lending policies, standards and procedures and other external factors.

Nonaccrual Status Loans

Loans are placed on nonaccrual status when management determines that there is significant uncertainty as to the full and timely collection of principal and/or interest. Any outstanding accrued interest is reversed from current period earnings and the amortization of deferred fees or costs is suspended, unless the loan is both well secured and in the process of collection. Commercial and commercial real estate loans are placed on nonaccrual status when full collection of principal and/or interest is not expected or when principal and/or interest becomes contractually 90 days past due, unless the loan is well secured and in the process of collection. These delinquent loans are generally placed on nonaccrual status under the cost recovery method, whereby all payments received are applied against the recorded investment. Residential mortgage loans are placed on nonaccrual status when they are 90 days past due or earlier due to a triggering event such as bankruptcy or foreclosure. Subsequent to being placed on nonaccrual status, interest income is recognized as payments are received. Consumer credit card loans are not placed on nonaccrual status; rather they are charged off at 180 days delinquent. Generally, a loan may be returned to accrual status when the delinquent principal and interest are brought current in accordance with the terms of the loan agreement and full collection of the remaining contractual principal and interest is no longer in doubt or the loan becomes well secured and is in the process of collection.

A nonaccrual loan that has been formally restructured continues to be reported on nonaccrual status until the loan has a demonstrated period of performance, including full collection of at least six consecutive payments under the restructured terms and full recovery of any prior charge-offs. The loan remains classified as a nonaccrual loan if the borrower’s performance under the new terms is not reasonably assured.

There were $73.6 million and $93.0 million of nonaccrual loans as of June 30, 2015 and December 31, 2014, respectively.

Impaired Loans

Loans are classified as impaired when it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement based on current information and events. Once a loan is deemed impaired, the amount of impairment is primarily measured based on the shortfall between the present value of the future cash flows expected to be collected, discounted at the loan’s effective interest rate, when compared to the recorded investment in the loan. Alternatively, the Company may use observable market prices (if available), or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral less estimated costs to sell. A specific allowance is established and used to absorb credit losses only related to that impaired loan and is not used to cover losses sustained on any other loan. Generally, impaired loans are placed on nonaccrual status under the cost recovery method, whereby

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

all payments received are applied against the recorded investment. No interest income is recognized unless payments are received after the recorded investment has been reduced to zero.

As of June 30, 2015, the Company determined there were no new impaired loans and the impaired loans represent the previously identified individually impaired loans as of December 31, 2014. As of December 31, 2014, the Company had three commercial loans determined to be individually impaired and placed them on non-accrual status with no concessions granted. All three impaired loans are collateral dependent as repayment is expected to be provided substantially through liquidation of the underlying collateral. For one of these impaired loans, the Company determined the collateral dependent loan to be uncollectible and charged-off the entire recorded investment as of December 31, 2014. As of June 30, 2015, the Company continues to accrue $1.5 million for the unfunded commitment balance for this impaired loan. For the remaining two impaired loans, the Company increased the specific allowance to $8.3 million from $6.4 million, which was measured based on the estimated fair value of the underlying collateral. The loans are secured by a pledge of all equity interests owned by the borrowers and guarantors and the Company’s first priority security interest to the tangible assets of the borrowers and guarantors. As of June 30, 2015, the unpaid principal balance, recorded investment, and allowance for loan losses for the two impaired loans were $19.0 million, $9.5 million and $8.3 million, respectively. As of December 31, 2014, the unpaid principal balance, recorded investment, and allowance for loan losses for the three impaired loans were $19.5 million, $11.6 million, and $6.8 million, respectively. The average recorded investment for the quarters ended June 30, 2015 and 2014 was $11.0 million and $27.4 million, respectively. The average recorded investment for the six months ended June 30, 2015 and 2014 was $11.3 million and $25.1 million, respectively. The Company did not recognize any interest income once the loan was deemed impaired.

Troubled Debt Restructurings

Troubled debt restructurings (“TDRs”) are loans the Company has modified in such a way so as to have granted a concession to the borrower that it would not otherwise consider. Such concessions are considered to be unavailable to the borrower through normal channels or other lending sources because of the borrower’s financial difficulties. A TDR typically involves a modification of terms such as forgiveness of principal and/or interest, a reduction of the interest rate below the current market rate for a loan with similar risk characteristics or extending the maturity date of the loan without corresponding compensation or additional support.

The Company measures impairment of a TDR using the methodology described for individually impaired loans. TDRs are initially placed on nonaccrual and typically a minimum of six consecutive months of sustained performance is required before returning to accrual status.

Loans accounted for as PCI loans or carried at estimated fair value under the fair value option that the Company may from time to time modify as TDRs are not within the scope of the accounting guidance for TDRs. TDR recognition is therefore limited to non-PCI loans accounted for at amortized cost.

There were no TDRs or other individually impaired loans as of June 30, 2015 and December 31, 2014, respectively.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

Past-Due Loans

Past due loans are loans that are past their contractual interest or principal due date. The following table summarizes the delinquency status of non-PCI loans HFI carried at amortized cost, excluding the allowance for loan losses:

(Dollars in thousands)	June 30, 2015
	Less than 30 days past due (1)	Past due 30 to 89 days	Past due 90+ days	Total

Commercial	$3,162,566	$-	$9,135	$3,171,701
Commercial real estate	2,305,706	-	-	2,305,706
Residential mortgages (2)	1,505,566	7,338	44,373	1,557,277
Other consumer	935	14	9	958

Total	$6,974,773	$7,352	$53,517	$7,035,642

(Dollars in thousands)	December 31, 2014
	Less than 30 days past due (1)	Past due 30 to 89 days	Past due 90+ days	Total

Commercial	$2,973,701	$60	$-	$2,973,761
Commercial real estate	2,194,522	1,445	-	2,195,967
Residential mortgages (2)	1,583,270	10,052	62,379	1,655,701
Other consumer	1,082	36	65	1,183

Total	$6,752,575	$11,593	$62,444	$6,826,612

(1)	Amounts include current loans.
(2)	For residential mortgage loans, the balance in “Less than 30 days past due” status includes HECM loans totaling $84.8 million and $76.9 million as of June 30, 2015 and December 31, 2014, respectively due to the nature of HECM loans as there is no requirement for monthly mortgage payments.

Charge-off Policy

PCI and non-PCI loans are charged off in whole or in part when they are determined to be uncollectible. For Wholesale and similar PCI loans, they are determined to be uncollectible based on delinquency status, evaluation of the borrower’s financial condition and future ability to pay, any guarantees and the expected net realizable value of collateral. Generally, Wholesale and similar PCI loans are charged off when the loan is delinquent, it is determined that advances to the borrower are in excess of the calculated current estimated fair value of the collateral and the borrower is deemed to be incapable of repayment of the debt. For Consumer and similar non-PCI loans, charge-offs are based on delinquency status, an evaluation of borrower creditworthiness and the value of any collateral. Recoveries of amounts previously charged off are recorded as a recovery to the allowance for non-PCI loans and for PCI loans depending on the circumstance, either a recovery to the allowance or a decrease in the recorded investment.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

Loans in Process of Foreclosure

Below summarizes the residential mortgage loans in the process of foreclosure and OREO as of June 30, 2015 and December 31, 2014:

(Dollars in thousands)	June 30, 2015	December 31, 2014
Loans in process of foreclosure (1)
PCI	$44,764	$59,282
Non-PCI	450,704	490,225
	$495,468	$549,507

Other Real Estate Owned (OREO)	$135,458	$153,429

(1)	Includes non-PCI loans in process of suspended and active foreclosure with carrying value of $15.8 million and $14.3 million from Assets of operations held for sale.

Credit Quality Indicators and Reserve Process for PCI Loans

As of the acquisition date, PCI loans were initially recorded at estimated fair value with no allowance for loan losses carried over since the initial fair values reflected credit losses expected to be incurred over the remaining lives of the loans. The acquired loans are and continue to be subject to the Company’s internal credit review.

When it is probable that cash flows expected to be collected are significantly lower than the previous estimate, other than for changes in contractual interest rates (e.g., for adjustable rate loans) or explicit changes in expected prepayments, an allowance for loan losses is recognized for that decrease and a provision for credit loss is recorded as a charge to earnings. Subsequently, the allowance for loan losses on PCI loans is reduced for any probable and significant increases in expected cash flows.

The Company generally updates its expected cash flows quarterly, based on management’s review of the credit quality of the PCI loans and the analysis of the loan performance data since acquisition date, such as delinquency status and internal risk classification.

Regardless of delinquency status, interest income is accreted based on an estimated effective yield over the estimated life of the loans, which is derived from all projected cash flows expected to be collected. Further, if a loan within a pool of loans is modified, the modified loan remains part of the pool of loans and the modified terms are reflected in the updated cash flows.

The following table summarizes the PCI loans, excluding the allowance for loan losses, in the Wholesale portfolio monitored for credit quality based on internal risk classification:

(Dollars in thousands)	June 30, 2015
	Noncriticized	Criticized	Total

Commercial real estate	$1,164,874	$133,258	$1,298,132

Total	$1,164,874	$133,258	$1,298,132

(Dollars in thousands)	December 31, 2014
	Noncriticized	Criticized	Total

Commercial real estate	$1,371,027	$184,137	$1,555,164

Total	$1,371,027	$184,137	$1,555,164

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

As of June 30, 2015 and December 31, 2014, the carrying value of PCI wholesale and consumer loans were $2.5 billion and $2.9 billion, respectively, with an unpaid principal balance of $3.0 billion and $3.4 billion, respectively.

Accretable Yield

The excess of cash flows expected to be collected over the recorded investment of the PCI loans represents the accretable yield. The accretable yield is affected by changes in interest rate indices for variable rate PCI loans, changes in prepayment assumptions and changes in expected principal and interest payments and property values.

Changes in the accretable yield for PCI loans are summarized below:

(Dollars in thousands)	Accretable Yield
	Quarters Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Balance, beginning of period	$1,428,530	$1,826,951	$1,550,229	$1,981,935
Accretion into interest income	(59,831)	(62,839)	(114,925)	(126,871)
Reclassification from nonaccretable difference
for loans due to improving cash flows	78,082	49,113	75,569	34,313
Changes in expected cash flows that do not
affect nonaccretable difference (1)	(41,769)	(82,766)	(105,861)	(158,918)

Balance, end of period	$1,405,012	$1,730,459	$1,405,012	$1,730,459

(1)	Represents changes in cash flows expected to be collected due to the impact of modifications, changes in prepayment assumptions and changes in interest rates on variable rate PCI loans.

Purchased Loans

During the quarter and six months ended June 30, 2015, the Company purchased SFR mortgage loans, multifamily loans, and repurchased HECM loans. During the quarter and six months ended June 30, 2014, the Company purchased SFR mortgage loans and repurchased HECM loans.

SFR mortgage loans

During the quarter and six months ended June 30, 2015, the Company purchased SFR mortgage loans totaling $2.9 million and $10.2 million at a premium and classified them as HFS carried at LOCOM. No similar purchases were made during the quarter and six months ended June 30, 2014.

During the quarter and six months ended June 30, 2015, there was $9.7 million of SFR mortgage loans that were purchased and classified as HFI carried at amortized cost. During the quarter and six months ended June 30, 2014, the Company purchased SFR mortgage loans at a premium totaling $720 million and $870 million and classified these loans as HFI carried at amortized cost. These loans were purchased at a premium and were not deemed credit impaired at the time of acquisition.

Multifamily loans

During the quarter and six months ended June 30, 2015, the Company purchased multifamily mortgage loans totaling $20.3 million at a premium and classified them as HFI carried at amortized cost. No similar purchases were made during the quarter and six months ended June 30, 2014.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

HECM loans

As servicer of HECM loans, the Company either chooses to repurchase the loan upon reaching a maturity event or is required to repurchase the loan once the outstanding principal balance is equal to or greater than 98% of the maximum claim amount. These HECM loans were repurchased at a price equal to the unpaid principal balance outstanding on the loan plus accrued interest. Upon acquisition, the loans were recorded at estimated fair value and classified as HFS or HFI carried at amortized cost based on loan status. Loans classified as HFS are carried at LOCOM pending assignment to HUD with the initial loss recorded against the valuation allowance. Loans classified as HFI carried at amortized cost are not assignable to HUD and the initial loss is recorded against the discount charged against an existing secondary market reserve established for such losses.

During the quarters ended June 30, 2015 and 2014, the Company repurchased $24.9 million and $17.9 million (unpaid principal balance), respectively, of additional HECM loans of which $15.5 million and $12.3 million, respectively, were classified as HFS and the remaining $9.4 million and $5.6 million, respectively, were classified as HFI carried at amortized cost.

During the six months ended June 30, 2015 and 2014, the Company repurchased $52.5 million and $32.8 million (unpaid principal balance), respectively, of additional HECM loans of which $32.1 million and $23.4 million, respectively, were classified as HFS and the remaining $20.4 million and $9.4 million, respectively, were classified as HFI carried at amortized cost

Sales and Transfers of Loans

During the quarter and six months ended June 30, 2015, the Company sold $9.5 million and $29.5 million in unpaid principal balance of SFR mortgage loans from the loans HFS portfolio to the Agency (FNMA) for $9.7 million and $30.7 million, with a net realized gain of $261 thousand and $1.2 million, respectively. During the quarter ended June 30, 2014, there were no sales in SFR mortgage loans. For the six months ended June 30, 2014, the Company sold $17.7 million in unpaid principal balance of SFR mortgage loans from the loans HFS portfolio to the Agency (FNMA) for $18.6 million with a net realized gain of $945 thousand, respectively.

During the quarter and six months ended June 30, 2015, the Company transferred $10.2 million and $27.7 million of mortgage loans from the loans HFS in exchange for Agency mortgage-backed securities with an initial fair value of $10.2 million and $27.7 million and backed by those same loans. Refer to Note 3—Securities for further discussion regarding the purchased securities. In presenting the condensed Consolidated Statement of Cash Flows, the Company recognized the transfer of loans HFS as Operating inflow and the receipt of securities as Investing outflow.

5. Indemnification Assets

The Company recognized indemnification assets from shared-loss agreements with the FDIC from the IndyMac Transaction in March 2009, First Federal Transaction in December 2009 and La Jolla Transaction in February 2010. For the IndyMac Transaction, the shared-loss agreement covering SFR mortgage loans is set to expire March 2019 (ten years from the acquisition date). For the First Federal Transaction, the loss share agreement for SFR mortgage loans is set to expire December 2019 ten years from the acquisition date) while the commercial loans expired as of December 2014 (five years from acquisition date). For the La Jolla Transaction, the shared-loss agreements pertaining to commercial loans expired effective March 2015 (five years from acquisition date) while the SFR mortgage loans remain in effect through February 2020 (ten years from acquisition date). The shared-loss agreements generally require the Company to obtain FDIC approval prior to transferring or selling loans and related indemnification assets.

In connection with the lndyMac, First Federal and La Jolla Transactions, the FDIC indemnified the Company against certain future losses. Eligible losses are submitted to the FDIC for reimbursement when a qualifying loss event occurs (e.g., charge-off of loan balance or liquidation of collateral). Reimbursements approved by the FDIC are received usually within 60 days of submission.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The carrying value of the indemnification assets are summarized below:

(Dollars in thousands)	June 30, 2015
	IndyMac Transaction	First Federal Transaction	La Jolla Transaction	Total
Loan indemnification (1)	$589,373	$11,409	$16,604	$617,386
Reverse mortgage indemnification	9,155	-	-	9,155
Agency claims indemnification	62,558	-	-	62,558

Total	$661,086	$11,409	$16,604	$689,099

(Dollars in thousands)	December 31, 2014
	IndyMac Transaction	First Federal Transaction	La Jolla Transaction	Total
Loan indemnification (2)	$755,896	$14,825	$23,872	$794,593
Reverse mortgage indemnification	10,692	-	-	10,692
Agency claims indemnification	61,785	-	-	61,785

Total	$828,373	$14,825	$23,872	$867,070

(1)	Includes single family loans.
(2)	Includes single family, multifamily, commercial and industrial loans.

For the quarters ended June 30, 2015 and 2014, the Company reduced the carrying value of the indemnification assets for all three covered portfolios by $28.3 million and $43.9 million, respectively, based on net payments received from FDIC. For the six months ended June 30, 2015 and 2014, the Company reduced the carrying value of the indemnification assets for all three covered portfolios by $55.2 million and $86.7 million, respectively, based on net payments received from FDIC.

The carrying amounts of the loans receivable associated with the indemnification assets recognized as a result of the shared-loss agreements are summarized below:

(Dollars in thousands)	June 30, 2015
	IndyMac Transaction	First Federal Transaction	La Jolla Transaction	Total

Loans Receivable
Residential Mortgages	$4,014,795	$1,184,335	$80,163	$5,279,293

Total	$4,014,795	$1,184,335	$80,163	$5,279,293

(Dollars in thousands)	December 31, 2014
	IndyMac Transaction	First Federal Transaction	La Jolla Transaction	Total

Loans Receivable
Commercial real estate	$-	$751,120	$388,254	$1,139,374
Residential Mortgages	4,165,171	1,268,736	95,088	5,528,995
Consumer	-	2,203	-	2,203

Total	$4,165,171	$2,022,059	$483,342	$6,670,572

The indemnified IndyMac SFR mortgage loans and reverse mortgage loans and the related indemnification assets are recorded at estimated fair value. Interest income is recognized on indemnification assets carried at fair value using a yield consistent with the estimated market discount rate used for valuation purposes. Subsequent changes in the estimated fair

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

value of the indemnification assets are recorded in Loss on loans and indemnification assets carried at fair value. Fair value is estimated by discounting the expected cash flows to be received from the FDIC at an estimated market discount rate. The difference between the present value and the undiscounted cash flows the Company expects to collect from the FDIC is accreted into interest income on loans over the lesser of the contractual term of the indemnification agreement or the remaining life of the indemnified assets based on a yield consistent with the market discount rate. For further discussion, see Note 12—Fair Value.

The amount of accretion recognized on the indemnification assets from the IndyMac Transaction was $1.9 million and $3.3 million for the quarters ended June 30, 2015 and 2014, respectively. The amount of accretion recognized on the indemnification assets from the IndyMac Transaction was $4.2 million and $6.7 million for the six months ended June 30, 2015 and 2014, respectively.

In addition, the Company reduced the estimated fair value of the indemnification asset associated with the IndyMac Transaction by approximately $56.8 million and $114.5 million in unrealized losses for the quarters ended June 30, 2015 and 2014, respectively. For the six months ended June 30, 2015 and 2014, the Company reduced the estimated fair value of the indemnification asset associated with the IndyMac Transaction by approximately $131.1 million and $191.1 million in unrealized losses, respectively.

As part of the First Federal and La Jolla Transactions, the Company entered into shared-loss agreements with the FDIC to obtain protection from certain losses related to the purchased assets, specifically the SFR, commercial and other loans HFI. These shared-loss agreements are accounted for as indemnification assets. The indemnification assets acquired in the First Federal and La Jolla Transactions were initially recognized at estimated fair value as of the acquisition date similar to the indemnified loans. Subsequently, the indemnification asset is measured on the same basis of accounting as the indemnified loans (e.g., as PCI loans under the effective yield method). A yield is determined based on the cash flows expected to be collected over the recorded investment and used to recognize interest income on loans over the lesser of the contractual term of the indemnification agreement or the remaining life of the indemnified assets.

The expected cash flows are generally reviewed and updated on a quarterly basis. A decrease in the cash flows expected to be collected from the indemnified loans results in an increase in the allowance for credit losses. An increase is recorded in the indemnification asset for the portion of the loss that is expected to be reimbursed from the FDIC and a decrease is recorded to the Provision for credit losses. An increase in the cash flows expected to be collected from the indemnified loans results in a reversal of a previously recorded allowance for credit losses, if applicable. A decrease is recorded in the indemnification asset for the portion that previously was expected to be reimbursed from the FDIC resulting in an increase in the Provision for credit losses.

Changes in expected cash flows caused by changes in market interest rates or by prepayments are recognized as adjustments to the accretable yield on a prospective basis in interest income. In some cases, the cash flows expected to be collected from the indemnified loans may improve to the extent that the related indemnification asset is no longer expected to be fully recovered. For PCI loans with an associated indemnification asset, if the increase in expected cash flows is recognized through a higher yield, a negative yield is applied to the related indemnification asset to mirror an accounting offset for the indemnified loans. Any negative yield is determined based on the remaining term of the indemnification agreement. Both accretion (positive yield) and amortization (negative yield) of the indemnification asset are recognized in interest income on loans.

The table below summarizes the amortization (negative yield) recognized on indemnification assets from the FFB and LJB Transactions:

	Amortization Recognized on Indem Assets
	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014
First Federal Bank	$1,612	$2,741	$3,453	$5,870
La Jolla Bank	3,743	8,940	8,938	19,131

In connection with the La Jolla Transaction, the Company records a separate FDIC true-up liability for an estimated payment due to the FDIC as the actual and estimated cumulative losses of the acquired covered assets are projected to

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

be lower than the cumulative losses originally estimated at the time of acquisition. As of June 30, 2015 and December 31, 2014, an obligation of $54.3 million and $51.9 million, respectively, has been recorded as a FDIC true-up liability for the contingent payment measured at estimated fair value. There is no FDIC true-up liability recorded in connection with the First Federal Transaction based on the projected loss estimates at this time. The FDIC true-up liability represents contingent consideration to the FDIC that is re-measured at estimated fair value using the discounted cash flow model with the changes in fair value recognized in Noninterest expense. For further discussion, refer to Note 12-Fair Value.

In presenting the condensed Consolidated Statement of Cash Flows, the Company first allocates cash receipts to Operating activities based on earned interest income, with the remaining allocated to Investing activities. Because of substantial increases in expected cash flow from acquired covered loans and other assets, the Company will not fully recover the initial allocated investment in FDIC indemnification assets and accordingly, does not reflect any actual cash receipts as Operating activity on the condensed Consolidated Statement of Cash Flows related to these assets.

6. Servicing Advances

Servicing advances are made by the Company in the normal course of its loan servicing business. These advances include customary, reasonable and necessary out-of-pocket costs incurred in the performance of its servicing obligation. They include advances related to foreclosure activities, funding of principal and interest with respect to mortgage loans held in connection with a securitized transaction and taxes and other assessments which are or may become a lien upon the mortgage property. The Company’s loan servicing activities require the Company to hold cash in custodial accounts that are not included in its financial statements in the amount of $91.4 million and $99.3 million at June 30, 2015 and December 31, 2014, respectively.

Generally all advances are collected from the borrower or from the investor. Advances not collected are generally due to payments made in excess of the limits established by the investor or as a result of servicing errors. For loans serviced for others, servicing advances are accrued through liquidation regardless of delinquency status. Any accrued amounts that are deemed uncollectible at liquidation are written off. Any amounts outstanding 180 days post liquidation are written off. During the quarters ended June 30, 2015 and 2014, the Company recognized losses of $573 thousand and a loss credit adjustment of $260 thousand, respectively, on SFR servicing advances deemed uncollectible. During the six months ended June 30, 2015 and 2014, the Company recognized losses of $1.1 million and $331 thousand, respectively, on SFR servicing advances deemed uncollectible.

The Company’s allowance for servicing advances on HECM loans owned by Agencies is calculated based on management’s quarterly analysis. Servicing advances on HECM loans owned by private investors are charged off when the outstanding advance balance is 90 days past due. The following table summarizes activity in the allowance related to HECM loan servicing advances:

	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014

Balance, beginning of period	$15,452	$13,387	$15,900	$13,169
Provisions	705	935	2,777	1,420
Charge-offs	(2,258)	(259)	(4,778)	(526)

Balance, end of period	$13,899	$14,063	$13,899	$14,063

As of June 30, 2015 and December 31, 2014, $39.3 million and $55.6 million, respectively, of servicing advances were designated as Assets of operations held for sale. The significant decrease in servicing advances during the six months ended June 30, 2015 was primarily due to a one-time reimbursement of $23.1 million from FNMA pertaining to mostly advances aged more than 6 months as of December 31, 2014. In addition, during the quarter and six months ended June 30, 2015, $1.0 million of outstanding servicing advances were sold in the SLS Transaction. For further discussion, see Note 2—Acquisitions and Divestitures.

During the quarter ended June 30, 2014, $113.4 million of outstanding servicing advances were sold in the SLS transaction. During the six months ended June 30, 2014, $30.3 million and $113.4 million of outstanding servicing advances were sold in the Ocwen and SLS transactions, respectively. The Company has agreed to indemnify Ocwen and SLS against nonrecoverable servicing advances which are deemed attributable to the period prior to servicing transfer date associated with servicing of GSEs owned loans. No contingent obligation was recognized for the servicing advances

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

sold in the SLS Transaction associated with private label securities. Such contingent obligations are included in Liabilities of discontinued operations on the condensed Consolidated Statements of Financial Position. For further information, see Note 13—Commitments and Contingencies.

The following table summarizes servicing advances by loan and investor type:

	June 30, 2015
	SFR		HECM Loans
(Dollars in thousands)	Agencies	Non-Agencies	Agencies	Non-Agencies		Total

Principal and Interest	$-	$257	$29,267	$5,975	(1)	$35,499
Taxes and Insurance	1,445	203	-	-		1,648
Foreclosure Costs	963	1,195	-	-		2,158

Total	$2,408	$1,655	$29,267	$5,975		$39,305

	December 31, 2014
	SFR		HECM Loans
(Dollars in thousands)	Agencies	Non-Agencies	Agencies	Non-Agencies		Total

Principal and Interest	$-	$203	$43,084	$7,502	(1)	$50,789
Taxes and Insurance	1,402	322	-	-		1,724
Foreclosure Costs	1,027	2,022	-	-		3,049

Total	$2,429	$2,547	$43,084	$7,502		$55,562

(1)	Balance includes $1.1 million and $1.5 million associated with non-HECM reverse mortgages at June 30, 2015 and December 31, 2014, respectively.

As of June 30, 2015 and December 31, 2014, the Company had servicing advances of $12.2 million and $14.0 million associated with loans repurchased from GNMA. Advances related to the Company’s owned loans for residential mortgage loans are written off when the underlying loan becomes 90 days or more delinquent. Once a loan is liquidated and advance balances are deemed not recoverable, any outstanding advance balance is written off. However, an exception is made for advances on Home Affordable Modification Program (“HAMP”) loans and GNMA forward repurchased loans. If a servicing advance receivable is deemed uncollectible, an allowance and an offsetting impairment loss are recognized.

The following table summarizes activity in the allowance related to advance receivables on HFI loans:

	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014

Balance, beginning of period	$27,937	$16,785	$23,665	$15,926
Provisions	10,680	8,417	21,467	16,046
Charge-offs	(10,562)	(6,402)	(17,077)	(13,172)
Balance, end of period	$28,055	$18,800	$28,055	$18,800

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

7. Other Assets

The following table summarizes the major components of Other assets as of June 30, 2015 and December 31, 2014:

(Dollars in thousands)	June 30, 2015	December 31, 2014

Affordable Housing Investments (1)	$105,365	$113,221
FDIC receivable (1)	55,437	58,896
Equity Investments (1)	28,353	28,476
Property and Equipment, net of accumulated depreciation
of $54,857 and $52,597 (2)	37,227	39,791
Net Advances on owned loans(1)	25,857	26,857
Interest receivable	21,949	21,691
Other Receivable - GNMA (3)	25,973	-
Prepaid expenses	2,583	3,720
Derivative financial instruments (Note 11—Derivative
Instruments)	13,068	9,381
Current tax receivable	89,190	124,278
Other (4)	123,796	129,994

Total Other Assets	$528,798	$556,305

(1)	These items were eligible for fair value option election with an aggregate balance of $215.0 million and $227.5 million as of June 30, 2015 and December 31, 2014 respectively. Of these eligible items, the Company elected to measure the FDIC receivable at fair value under the fair value option.
(2)	Depreciation and amortization costs related to these assets were $1.8 million and $2.2 million for the quarters ended June 30, 2015 and 2014, and $3.6 million and $4.5 million for the six months ended June 30, 2015 and 2014, respectively.
(3)	As of June 30, 2015, GNMA mortgage loans represent loans insured by the FHA and VA that met the criteria specified by ASU 2014-14. This ASU requires that certain government guaranteed residential real estate mortgage loans that meet specific criteria be recognized as Other receivables upon foreclosure; previously, these assets were included in OREO. Refer to Note 1- Summary of Significant Accounting Policies for further discussion.
(4)	Included a receivable for cash collateral posted to counterparties in excess of derivative exposure, totaling $80.3 million and $77.1 million, as of June 30, 2015 and December 31, 2014, respectively.

8. Variable Interest Entities

The Company has been involved with certain trusts, partnerships, limited partnerships, limited liability partnerships and corporations and similar entities that represent VIEs. VIEs are those in which there is insufficient equity at risk to finance the operations of the entity without additional subordinated financial support; where the equity interest holders, as a group, do not have the power to direct the activities of the entity that most significantly impact the entity’s economic performance; or where the equity investors as a group do not have rights that are in proportion to their obligations to absorb losses or rights to receive residual returns of the entity.

When the Company holds a variable interest in a VIE, it must determine whether its variable interest makes it the primary beneficiary. If the Company is determined to be the primary beneficiary, it must consolidate all of the assets and liabilities and results of operations of the VIE in its financial statements. A primary beneficiary is a variable interest holder in a VIE that has both (1) the power to direct the activities of the trust that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. There can be no more than one, although there can be no, primary beneficiary for any given VIE.

In assessing whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Company considers all the facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes, first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In assessing whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

VIE that could potentially be significant to the VIE, the Company considers all of its economic interests, including debt and equity investments, servicing fees, and derivative or other arrangements deemed to be variable interests in the VIE. The assessment involves significant judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. The reassessment process, performed at least annually, involves both a qualitative and quantitative analysis. The Company’s qualitative analysis considers the Company’s involvement with the VIEs and the design and purpose of the VIEs. It also assesses whether there has been a significant change in the structure of the VIE, or in the activities of the VIE based on changes in governing documents or other circumstances. The Company’s quantitative analysis assesses whether there has been a significant change in the economic performance of the VIE that would change the total potential amount of losses the Company might absorb or residual returns the Company might receive. Accordingly, the consolidation status of the VIEs with which the Company is involved may change from period-to-period as a result of such reassessments.

Below describes the results of the Company’s assessment of its variable interests to determine its current status with regards to being the primary beneficiary of a VIE.

Consolidated VIEs

There were no VIEs for which the Company was deemed the primary beneficiary and consolidated as of June 30, 2015 and December 31, 2014.

Unconsolidated VIEs

The unconsolidated VIEs represent securitization trusts and structures in which the Company has involvement but does not consolidate because it is not deemed to be the primary beneficiary. These unconsolidated VIEs include GSE securitization structures, private-label securitizations where the Company is not the servicer (involvement limited to an investor interest), and private label securitizations where the Company is the servicer but does not also have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE and limited partnership interests.

As a result of funding FHA-insured HECM reserve mortgage loans through securitizations in the form of GNMA HMBS, the Company has certain contractual obligations related to the loans and the securitizations. The Company, as issuer of HECM loans, is obligated to fund future borrower advances, which include fees paid to taxing authorities for borrowers' unpaid taxes and insurance, mortgage insurance premiums and payments made to borrowers for line of credit draws on these HECM loans. In addition, the Company capitalizes the servicing fees and interest income earned for servicing as reverse mortgage interests and is obligated to fund guarantee fees associated with the GNMA HMBS. The Company periodically pools and securitizes certain of these funded advances through issuance of HMBS to third-party security holders, which do not qualify for sale accounting and rather, are treated as financing transactions. As a financing transaction, the HECM loans remain on the Company’s condensed Consolidated Statement of Financial Position with the proceeds from the issuance of the HMBS recognized as secured borrowings. As servicer, the Company is required to repurchase the HECM loans once the outstanding principal balance is equal to or greater than 98% of the maximum claim amount or when the property forecloses to OREO, which reduces the secured borrowing balance. Due to the Company’s planned exit of third party servicing, the Company’s HECM loans of $463.3 million and $481.2 million are included in Assets of operations held for sale and the associated secured borrowing – HECM loans of $455.9 million and $467.6 million (including an unamortized premium balance of $4.7 million and $4.1 million) in Liabilities of discontinued operations at June 30, 2015 and December 31, 2014, respectively. Additionally the Company services $218.6 million and $248.7 million of HMBS outstanding principal balance for transferred loans securitized by IndyMac for which the Company purchased the mortgage servicing rights (“MSRs”) in connection with the IndyMac Transaction at June 30, 2015 and December 31, 2014, respectively. The carrying value of the MSR was insignificant at June 30, 2015 and $696 thousand at December 31, 2014, which were reported in Assets of operations held for sale. As the HECM loans are federally insured by the FHA and the secured borrowings guaranteed to the investors by GNMA, the Company does not believe maximum loss exposure as a result of its involvement is material or quantifiable given the nature of government guarantees.

For Agency and private label securitizations where the Company is not the servicer, the maximum exposure to loss represents the recorded investment. For private label securitizations where the Company is the servicer but not the primary beneficiary, the Company’s maximum exposure to loss is based on the Company’s beneficial interests held in the securitized assets and MSRs. These interests are not expected to absorb losses or receive benefits that are significant to the VIE. The table below presents estimated losses that would be incurred under hypothetical circumstances, for which

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

the Company believes the possibility is remote, such that the value of its interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss.

The nature of the Company’s ownership interest in affordable housing investments and equity investments, as a limited partner, is limited in its ability to direct the activities that drive the economic performance of the entity, as these entities are managed by the general or managing partner. As a result, the Company was not deemed the primary beneficiary of these VIEs.

The following table summarizes the carrying values of the assets and liabilities and the maximum exposure to loss related to the Company’s variable interests in unconsolidated VIEs:

	June 30, 2015
	VIEs Carrying value
(Dollars in thousands)	Securities	MSR	Partnership Investment

Agency securities	$152,702	$-	$-
Non agency securities—OWB serviced	-	-	-
Non agency securities—Other servicer	1,008,840	-	-
Affordable Housing Investments	-	-	105,365
Equity Investments	-	-	28,353

Total Assets	1,161,542	-	133,718

Commitments to Affordable Housing Investments	$-	$-	$20,599

Total Liabilities	$-	$-	$20,599

Maximum loss exposure (1)	$1,161,542	$-	$133,718

	December 31, 2014
	VIEs Carrying value
(Dollars in thousands)	Securities	MSR	Partnership Investment
Agency securities	$57,666	$-	$-
Non agency securities—OWB serviced	-	234	-
Non agency securities—Other servicer	1,091,414	-	-
Affordable Housing Investments	-	-	113,221
Equity Investments	-	-	28,476

Total Assets	1,149,080	234	141,697

Commitments to Affordable Housing Investments	$-	$-	$35,465

Total Liabilities	$-	$-	$35,465

Maximum loss exposure (1)	$1,149,080	$234	$141,697

(1)	Maximum loss exposure to the VIEs excludes the liability for representations and warranties, corporate guarantees and also excludes servicing advances. Refer to Note 13—Commitments and Contingencies for further discussion regarding the Company’s exposed contingent obligations arising from servicing obligations.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

9. Deposits

The following table summarizes the carrying value of deposits, interest rates, and remaining contractual maturities of certificates of deposit:

	June 30, 2015		December 31, 2014
(Dollars in thousands)	Amount	Rate	Amount	Rate

Core deposits
Noninterest-bearing checking	$978,952	0.0%	$856,523	0.0%
Noninterest-bearing checking—loan servicing
accounts (1)	24,170	0.0%	31,804	0.0%
Interest-bearing checking	3,089,141	0.5%	2,428,048	0.6%
Money market	3,568,045	0.6%	3,369,981	0.6%
Savings	793,887	0.5%	768,270	0.5%

Total core deposits	8,454,195	0.5%	7,454,626	0.5%

Certificates of deposit, remaining contractual maturity:
Within one year	4,899,465	0.9%	5,259,686	0.9%
One to two years	723,144	1.1%	917,033	1.2%
Two to three years	326,938	1.3%	206,651	1.3%
Three to four years	182,113	1.5%	157,551	1.4%
Four to five years	115,029	1.6%	128,462	1.5%
Over five years	545	3.2%	1,039	2.7%

Total certificates of deposit	6,247,234	1.0%	6,670,422	1.0%

Total Deposits	$14,701,429	0.7%	$14,125,048	0.7%

(1)	At June 30, 2015 and December 31, 2014, $5.9 million and $6.6 million, respectively, of Noninterest-bearing checking—loan servicing accounts were included in Liabilities of discontinued operations. For further discussion, see Note 2—Acquisitions and Divestitures.

Accrued interest payable of $1.1 million as of both periods, June 30, 2015 and December 31, 2014, for interest-bearing checking, savings and certificates of deposit was included in Other Liabilities on the condensed Consolidated Statements of Financial Position.

The following table summarizes interest expense by deposit type for the quarters ended June 30, 2015 and 2014:

	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014

Interest-bearing checking	$3,759	$2,888	$7,298	$5,468
Money market	5,313	4,992	10,302	9,892
Savings	867	996	1,764	2,013
Certificates of deposit	15,191	19,182	31,006	38,535

Total interest expense on deposits	$25,130	$28,058	$50,370	$55,908

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes certificates of deposit in amounts of more than $100,000 by remaining contractual maturity as of June 30, 2015 and December 31, 2014:

(Dollars in thousands)	June 30, 2015	December 31, 2014

Three months or less	$698,465	$1,039,272
Three to six months	876,593	914,544
Six to twelve months	1,604,029	1,400,899
Over twelve months	801,048	839,467

Total certificates of deposit (more than $100,000)	$3,980,135	$4,194,182

10. Borrowings

FHLB Advances

As a member of the Federal Home Loan Bank of San Francisco (“FHLB”), the Company can access financing based on an evaluation of the Company’s creditworthiness, Statement of Financial Position size and eligibility of collateral. The Company obtains advances from the FHLB by drawing on the Company’s financing availability.

The maximum amount of credit the FHLB will extend varies from time to time in accordance with its policies. The interest rates charged by the FHLB for advances typically vary depending upon maturity, the cost of funds of the FHLB, and the collateral provided for the borrowing. The advances may be replaced upon maturity through the issuance of new debt under a revolving credit agreement. The advances are secured by certain of the Bank’s assets and bear either a fixed or floating interest rate.

The Company makes decisions regarding utilization of advances based upon a number of factors including liquidity needs, capital constraints, cost of funds and alternative sources of funding. The FHLB advances are collateralized by the Company’s SFR mortgage loans, multifamily mortgage loans, commercial real estate loans, certain foreclosed properties, securities, and certain amounts receivable under a shared-loss agreement with the FDIC.

The following table summarizes the scheduled maturities of advances from the FHLB and their weighted average contractual rates:

	June 30, 2015		December 31, 2014
(Dollars in thousands)	Amount	Rate	Amount	Rate

Within one year	$2,565,500	0.45%	$2,270,500	0.4%
One to two years	298,000	1.98%	1,078,000	0.9%
Two to three years	-	0.00%	15,000	5.3%
Three to four years	-	0.00%	-	0.0%
Four to five years	-	0.00%	-	0.0%
Over five years	-	0.00%	-	0.0%

Total before amortization	2,863,500	0.61%	3,363,500	0.6%

Unamortized premium and fair value adjustments	1,275		1,787

Total	$2,864,775		$3,365,287

FHLB advances are generally recorded at amortized cost, however, for certain advances management elected the fair value option. For further discussion, see Note 12—Fair value.

As of June 30, 2015 and December 31, 2014, $500.4 million and $500.5 million of FHLB advances were recorded at estimated fair value. As of June 30, 2015 and December 2014, the Company had fair value adjustments of $358 thousand and $523 thousand on FHLB advances recorded at estimated fair value, respectively.

Unamortized premiums on FHLB advances recorded at amortized cost were $917 thousand and $1.3 million, as of June 30, 2015 and December 31, 2014, respectively. For FHLB advances recorded at amortized cost, the premiums are being

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

amortized over the remaining contractual terms for the applicable FHLB advances and recorded in earnings. The interest expense associated with the unamortized premiums recognized for the quarter and six months ended June 30, 2015 were insignificant. The interest expense associated with the unamortized premiums recognized for the quarter and six months ended June 30, 2014 were $856 thousand and $1.7 million, respectively.

Other Borrowings

The Company recognizes the proceeds from the transfers of HECM loans securitized in the form of GNMA HMBS and sold to third party investors as a secured borrowing, which is accounted for at amortized cost. The secured borrowing is reduced by the payoff of the underlying collateral or when the Company, as servicer, either chooses to or is required to repurchase the loan out of the GNMA HMBS securitization pools. At June 30, 2015 and December 31, 2014, the secured borrowing had an outstanding balance of $455.9 million and $467.6 million, respectively, with an average remaining life of 3 years, for each period ended respectively. The interest rate is based on the underlying HMBS rate with a range of 0.83% to 6.81% and 0.80% to 6.81% for June 30, 2015 and December 31, 2014, respectively. The secured borrowing is included in Liabilities of discontinued operations as Secured borrowings due to the Company’s planned sale of third party reverse mortgage servicing. For further discussion, see Note 2—Acquisition and Divestitures.

The Company has a borrowing facility with the FRB Discount Window which can be used for short-term, typically overnight borrowings based on the FRB published daily interest rate, which has been unchanged at 0.75% since 2010. The borrowing capacity is determined by the FRB based on the collateral pledged.

The Company’s other borrowings are limited to unsecured Federal funds of $100.0 million and $300.0 million as of June 30, 2015 and December 31, 2014, respectively. The interest rate is based on the FHLB published daily interest rate with a range of 0.10% to 0.15% and 0.07% to 0.17% for the six months ended June 30, 2015 and year ended December 31, 2014, respectively.

Pledged Assets for Borrowings

The following table summarizes the carrying value of the Company’s pledged assets to the FHLB and FRB borrowings:

(Dollars in thousands)	June 30, 2015	December 31, 2014

Loans and securities pledged for FHLB advances	$6,884,409	$7,293,079
Indemnification assets pledged for FHLB advances	589,372	755,896
Loans and securities pledged for FRB discount window (1)	2,050,939	1,984,324
Real estate owned pledged for FHLB advances	87,264	84,544

Total pledged loans and securities	$9,611,984	$10,117,843

(1)	The securities pledged represent loans from an accounting perspective, however, they are securities in legal form. The legal form securities are the instruments that have been pledged.

As of June 30, 2015 and December 31, 2014, the Company had a financial availability from both FHLB and federal funds of $7.5 billion and $7.7 billion, respectively, based on total assets, of which $3.0 billion and $3.7 billion was outstanding, leaving $4.5 billion and $4.0 billion unused and available. The Company’s available borrowing capacity from the FHLB is derived from its assets that are pledged to the FHLB, less its outstanding FHLB advances.

As of June 30, 2015 and December 31, 2014, pledged assets to the FRB totaled $2.1 billion and $2.0 billion, respectively.  The Company has no outstanding borrowings under the FRB facility at June 30, 2015 and December 31, 2014.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes the Company’s sources of financing as of June 30, 2015 and December 31, 2014:

(Dollars in thousands)	June 30, 2015
Financial Institution or	Committed	Outstanding	Carrying
Instrument	Financing	Balance	Value	Type of Financing	Maturity Date

FHLB advances	$7,457,590	$2,863,500	$2,864,775	Fixed rate and term advances	Varies by advance
FRB facility	1,774,086	-	-	Discount window facility	Varies by advance
Federal Funds	-	100,000	100,000	Daily rate	7/1/2015

Sub-total Financing	$9,231,676	2,963,500	2,964,775

Deposits		14,701,429	14,701,429

Total Financing		$17,664,929	$17,666,204

(Dollars in thousands)	December 31, 2014
Financial Institution or	Committed	Outstanding	Carrying
Instrument	Financing	Balance	Value	Type of Financing	Maturity Date

FHLB advances	$7,684,448	$3,363,500	$3,365,287	Fixed rate and term advances	Varies by advance
FRB facility	1,687,437	-	-	Discount window facility	Varies by advance
Federal Funds	-	300,000	300,000	Daily rate	1/1/2015
Sub-total Financing	$9,371,885	3,663,500	3,665,287

Deposits		14,125,048	14,125,048

Total Financing		$17,788,548	$17,790,335

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

11. Derivative Instruments

All free-standing derivative instruments, including economic hedges that do not qualify for hedge accounting are recognized on the condensed Consolidated Statements of Financial Position at estimated fair value with changes in estimated fair value recorded in current period Noninterest loss as Gain (loss) on derivatives, net.

The total notional or contractual amounts and estimated fair values for derivatives as of June 30, 2015 and December 31, 2014 are summarized below:

	June 30, 2015
(Dollars in thousands)	Notional or Contractual Amount	Gross Derivative Assets	Gross Derivative Liabilities		Expiration Date

Derivatives designated as qualifying hedging instruments
Interest rate swap agreements	$870,500	$41	$(7,456)		2016-2022

Derivatives not designated as qualifying hedging
Instruments (1)
Interest rate lock commitments	7,084	9	-		2015
Interest rate swap agreements	1,075,000	394	(26,443)	(3)	2020-2029
FX Forward exchange contract	28,093	105	-		2015
Credit derivatives	46,664	-	(35)		2015-2018
Customer-related positions: (2)
FX Forwards	6,723	192	(174)		2015-2016
Interest rate swaps	1,764,906	11,006	(10,667)		2016-2039
Caps	1,824,755	292	(292)		2015-2018
Floors	150,000	915	(915)		2020

Total derivatives not designated as
hedging instruments		$12,913	$(38,526)
Less: Legally enforceable master netting
arrangements (4)		(466)	466
Less: Net cash collateral (received)/paid subject to master
netting arrangements (4)		580	(650)

Total		$13,068	$(46,166)

(1)	Represents asset/liability economic hedges, which are included in Other assets or Other liabilities.
(2)	These derivative positions represent back-to-back contracts for customer related activities.
(3)	As of June 30, 2015, the Company has $80.3 million of cash collateral posted to counterparties in excess of derivative exposure that does not offset in the condensed consolidated financial statement related to its economic hedges.
(4)	Represents netting of derivative asset and liability balances, and related cash collateral, with the same counterparty subject to legally enforceable master netting arrangements.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

	December 31, 2014
(Dollars in thousands)	Notional or Contractual Amount	Gross Derivative Assets	Gross Derivative Liabilities		Expiration Date

Derivatives designated as qualifying hedging instruments
Interest rate swap agreements	$870,500	$390	$(5,970)		2016-2022

Derivatives not designated as qualifying hedging
Instruments (1)
Interest rate lock commitments	2,892	15	-		2015
Interest rate swap agreements	1,075,000	334	(31,894)	(3)	2020-2029
FX Forward exchange contract	25,354	259	(43)		2015
Credit derivatives	47,365	-	(59)		2015-2018
Customer-related positions: (2)
FX Forwards	4,058	48	(38)		2015
Interest rate swaps	1,048,809	8,662	(7,864)		2016-2032
Caps	1,496,962	735	(735)		2015-2018

Total derivatives not designated as
hedging instruments		$10,053	$(40,633)
Less: Legally enforceable master netting
arrangements (4)		(1,062)	1,062
Less: Net cash collateral (received)/paid subject to master
netting arrangements (4)		-	(710)

Total		$9,381	$(46,251)

(1)	Represents asset/liability economic hedges, which are included in Other assets or Other liabilities.
(2)	These derivative positions represent back-to-back contracts for customer related activities.
(3)	As of December 31, 2014, the Company has $77.1 million of cash collateral posted to counterparties in excess of derivative exposure of that does not offset in the condensed consolidated financial statement related to its economic hedges.
(4)	Represents netting of derivative asset and liability balances, and related cash collateral, with the same counterparty subject to legally enforceable master netting arrangements.

Cash Flow Hedges

At June 30, 2015 and December 31, 2014, the Company designated eight interest rate swaps (pay-fixed, receive-variable) with a total notional of $870.5 million, as cash flow hedges of interest rate risk associated with the variability of forecasted interest payments on variable-rate borrowings. During the six months ended June 30, 2015, the Company did not enter into any new cash flow hedges. During the six months ended June 30, 2014, the Company entered into eight cash flow hedges.

For a qualifying cash flow hedge, changes in the estimated fair value of the derivatives for the effective portion are recorded in OCI. When the cash flows associated with the hedged item are realized, the gain or loss included in OCI is recognized in the same location in the condensed Consolidated Statement of Operations as the hedged item. Hedge ineffectiveness is recorded immediately as a component of interest expense. If a derivative designated as a cash flow hedge is terminated or ceases to be highly effective, the gain or loss in OCI is recognized in earnings over the period the forecasted hedged transactions impact earnings. If the hedged forecasted transaction is no longer deemed probable of occurring, hedge accounting is ceased and any deferred gain or loss recorded in other comprehensive income (loss) is reported in earnings immediately.

The periodic net settlement of interest rate swaps is recorded as an adjustment to interest income or interest expense. For the quarter and six months ended June 30, 2015, there was no net interest income recognized on interest rate swaps and the net interest expense was $2.6 million and $5.1 million respectively. For the quarter ended and six months ended June 30, 2014, there was no net interest income recognized on interest rate swaps and the net interest expense was insignificant.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

During the quarters and six months ended June 30, 2015 and 2014, the Company’s existing cash flow hedges remain highly effective and forecasted hedged payments were deemed probable of occurring with no hedge ineffectiveness recognized, as follows:

Derivatives in Cash Flow Hedging Relationships
	Quarters Ended		Six Months Ended
(Dollars in thousands)	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest rate swaps (1)
Loss Recognized in OCI (effective portion)	$3,548	$(1,747)	$(1,093)	$(1,491)
Loss Reclassified from OCI into
income (effective portion)	(1,509)	-	(3,045)	-
Loss Recognized in Income	-	-	-	-

(1)	All amounts represented are net of taxes.

Based on current interest rates, the Company expects that $4.9 million of deferred net losses, net of tax, recorded in accumulative other comprehensive income (“AOCI”) related to cash flow hedges will be reclassified into interest expense in other borrowings during the next twelve months. Future changes to interest rates may significantly change actual amounts reclassified to earnings. The maximum length of time over which forecasted interest payments on variable-rate borrowings are hedged is eight years with seven years remaining as of June 30, 2015.

Free-Standing Derivatives

The Company’s free-standing derivative financial instruments include interest rate lock commitments, forward sale commitments on Agency MBS, interest rate swaps, cap and floor agreements, forward exchange contracts and credit derivatives. The Company generally uses interest rate swaps to mitigate its overall interest rate risk as an economic hedge.

Interest rate lock commitments for loans HFS are considered free-standing derivatives, with changes in estimated fair value recorded in earnings as a component of Gain/(loss) from mortgage banking activities. Generally, if interest rates increase the value of the Company’s interest rate lock commitments, fixed rate funded loans and loan sale margins are adversely impacted. The Company manages the risk of overall changes in estimated fair value of loans and interest rate lock commitments by selling forward contracts on Agency MBS. As a result of the Ocwen Transaction, the gains/losses on certain instruments are included in Loss from discontinued operations.

In addition, the Company enters into interest rate derivative contracts to support the business requirements of its customers (“customer-related positions”). The derivative contracts include interest rate swap agreements and interest rate cap and floor agreements wherein the Company acts as a seller of these derivative contracts to its customers. To mitigate the market risk associated with these customer derivatives, the Company enters into similar offsetting positions with broker-dealers. In addition, the Company enters into forward exchange contracts to hedge the changes in estimated in fair value of the foreign currency denominated loans with its customers. The forward contracts allow the Company to mitigate the risk of an unfavorable movement in the exchange rates between the foreign currency and U.S. dollar until the loan is repaid.

The Company also periodically enters into credit derivatives involving risk participation agreements. The credit derivative underlying is based on the credit risk of a specific entity. The credit derivatives relate to risk participation agreements entered into by the Company with another financial institution to assume a specified portion of the credit exposure to customer counterparties under interest rate swap agreements by requiring a payment if the underlying customer defaults on its obligation to perform under the derivative swap contract. The terms of the risk participation agreements, which correspond with the terms of the derivative swap contract, range from three to seven years. Under these agreements, the Company shares some of the credit exposure related to underlying interest rate swap transactions between our commercial borrowers and other counterparties in exchange for an up-front fee. Credit losses can result if the counterparty is required to terminate the swap due to a defined credit event and the swap has a positive market value.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

Examples of credit events include the bankruptcy or insolvency of the borrower or their failure to meet their swap payment obligations when due. Based on the Company’s internal risk rating process of the underlying customers to the swap contracts, the expected risk of default is low with an internally assigned Pass risk rating. Assuming all outstanding swap counterparties covered by the risk participation agreements defaulted at June 30, 2015 and December 31, 2014, respectively, the exposure from these agreements were insignificant for both periods based on the estimated fair value of the underlying swaps.

The following table summarizes gain/(loss) activity relating to the Company’s free-standing derivatives for the quarters and six months ended June 30, 2015 and 2014:

	Gain (Loss)
(Dollars in thousands)	Quarters Ended June 30,		Six Months Ended June 30,
Derivatives Not Designated as Hedging Instruments	2015	2014	2015	2014

Interest rate lock commitments (1)	$(30)	$(28)	$(6)	$(213)
Forward sale commitments on agency MBS (2)	-	(114)	-	(309)
Interest rate swap agreements (2)	21,857	(24,777)	(5,569)	(36,263)
FX Forward exchange contracts (2)	(733)	(30)	1,439	(38)
Credit derivatives (3)	12	12	24	24
Customer-related positions: (2)
FX Forwards	10	1	13	1
Interest rate swaps	1,760	229	2,799	777
Caps	47	31	93	122

Total	$22,923	$(24,676)	$(1,207)	$(35,899)

(1)	Amount reported in Gain from mortgage banking activities.
(2)	Amount reported in Gain (Loss) on derivatives, net.
(3)	Amount reported in Fee and other income.

Offsetting of Derivatives

The condensed Consolidated Statements of Financial Position present derivative instruments with the same counterparties on a net basis as permitted under legally enforceable master netting agreements or similar agreements. Under these agreements, the counterparty credit risk is reduced by permitting the right to net settle multiple contracts with the same counterparty. The master netting agreement also may require the exchange and settlement of cash on a daily basis to collateralize either party’s net position upon exceeding established minimum thresholds based on the net fair value of the positions with the counterparty as of the preceding day.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following provides information regarding the derivatives that are eligible for offsetting under legally enforceable master netting agreements:

(Dollars in thousands)	June 30, 2015		December 31, 2014
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities

FX Forward exchange contracts	$105	$-	$259	$(43)
Customer-related positions:
FX Forwards	168	(20)	41	(7)
Interest rate swaps	244	(108)	180	(1,090)
Caps	292	-	735	-
Floors	914	-	-	-

Gross derivative assets/(liabilities), before netting	1,723	(128)	1,215	(1,140)
Less: Legally enforceable master netting
arrangements	(466)	466	(1,062)	1,062
Less: Net cash collateral paid/(received) subject to
master netting arrangements	580	(650)	-	(710)

Derivative assets/(liabilities), after netting in
consolidated financial statement	$1,837	$(312)	$153	$(788)

Counterparty Credit Risk

By using derivatives, the Company is exposed to credit risk if counterparties to the derivative products do not perform as expected. The Company receives or pays cash collateral to counterparties depending on the value of the derivative assets (liabilities), which is netted against the respective derivative assets and liabilities. In addition to the cash collateral received and paid that is presented on a net basis with net derivative receivables and payables from the same counterparty under legally enforceable master netting arrangements, the Company receives and transfers additional collateral for derivatives not eligible for net presentation as the appropriate legal opinion has not been either sought or obtained.

Counterparty credit risk related to derivatives is considered and, if material, provided for separately. As of June 30, 2015 and December 31, 2014, all of the Company’s derivative assets and liabilities are fully collateralized as permitted by the terms of the agreements. As of June 30, 2015 and December 31, 2014, the Company had a credit valuation adjustment of $2.0 million and $1.3 million, respectively, on the customer-related positions and credit derivatives. The Company did not record any credit valuation adjustment with broker-dealer for either period.

12. Fair Value

Estimated fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability on the measurement date. Estimated fair value measurements were determined for assets and liabilities recorded at estimated fair value in the condensed Consolidated Statements of Financial Position, and for fair value disclosures of financial instruments.

Periodically, other assets and liabilities may be required to be measured at estimated fair value in the financial statements on a nonrecurring basis subsequent to their acquisition. Those measurements generally relate to LOCOM accounting or impairment write-downs of individual assets.

Fair Value Hierarchy

Estimated fair value for the asset or liability is premised on the exit price in the principal or most advantageous market in an orderly transaction between willing market participants at the measurement date. In determining the estimated fair value, the Company groups its assets and liabilities into three levels, based on the markets in which the assets and liabilities are traded and the reliability of the inputs used to determine estimated fair value. The Company maximizes the use of relevant and observable market inputs within its estimated fair value measurements where possible. The frequency

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

of transactions, the size of the bid-ask spread and the amount of adjustment necessary when comparing similar transactions are all factors in determining the liquidity of markets and the relevance of observed prices and other inputs in those markets. The level of an estimated fair value measurement within the hierarchy is dependent on the lowest level input with a significant impact on the measurement as a whole. These three levels are:

•	Level 1—Valuation is based upon unadjusted quoted prices for identical instruments at the measurement date traded in active markets.
•	Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in inactive markets, and model-based valuation techniques for which all significant assumptions are observable in the market at the measurement date.
•	Level 3—Valuation is generated from model-based techniques that have at least one significant unobservable assumption. These unobservable assumptions reflect estimates that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques based on the Company’s internal models calibrated to the market using market participants’ assumptions at the measurement date.

Valuation Process

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. The Company’s Asset-Liability Committee (“ALCO”) oversees the governance of the processes and methodologies used to estimate fair value.

The Company generally determines the estimated fair value of Level 3 assets and liabilities by using internally developed models and, to a lesser extent, prices obtained from third-party pricing services or broker dealers (collectively, third party vendors).

The Company’s internally developed models primarily consist of discounted cash flow techniques, which require the use of relevant observable and unobservable inputs. Unobservable inputs are generally derived from actual historical performance of similar assets or determined from previous market trades for similar instruments. These unobservable inputs include discount rates, default rates, loss severity and prepayment rates. Internal valuation models are subject to review prescribed by the Company’s model validation policy that governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of significant models by the Company’s model review group who are independent of the business units, to perform model validation. Model validation assesses the adequacy and appropriateness of the model, including reviewing its processing components, logic and output results and supporting model documentation. These procedures are designed to provide reasonable assurance that the model is appropriate for its intended use and performs as expected. Periodic re-assessments of models are performed to ensure that they are continuing to perform as designed. The Company updates model inputs and methodologies periodically as a result of the monitoring procedures in place.

Procedures and controls are in place to ensure existing models are subject to periodic reviews. All internal valuation models are subject to ongoing review by business unit level management. More complex models are subject to additional oversight, at least quarterly, by the Company’s Market Risk and Valuation Committee (“MRVC”), which acts as an independent oversight committee consisting of senior executive management to review and approve the Company’s valuations for complex assets. In addition, an independent valuation replication group, which is also independent of the business units, performs full model replications, as necessary, of certain complex models by utilizing the same or similar available market information, market prices and market-observable valuation model inputs as the business units to replicate all fair value calculations to ensure that fair values are reasonably estimated.

For valuations involving the use of third party vendors for pricing of the Company’s assets and liabilities, the Company performs due diligence procedures to ensure information obtained and valuation techniques used are appropriate. The Company monitors and reviews the results from these third party vendors to ensure the estimated fair values are reasonable. Although the inputs used by the third party vendors are generally not available for review, the Company has procedures in place to provide reasonable assurance that the relied upon information is complete and accurate. Such procedures may include, as available and applicable, comparison with other pricing vendors, corroboration of pricing by reference to other independent market data and investigation of prices of individual assets and liabilities.

The following is a description of the Company’s measurement techniques for assets and liabilities recorded at estimated fair value on a recurring basis and a nonrecurring basis, as well as financial instruments that are not recorded at

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

estimated fair value but for which estimated fair value is disclosed. During the six months ended June 30, 2015, the Company has not made any significant change to the valuation process in measuring the assets and liabilities recorded at estimated fair value on a recurring basis and a nonrecurring basis, as well as financial instruments that are not recorded at estimated fair value but for which estimated fair value is disclosed.

Financial Assets and Liabilities Measured at Estimated Fair Value on a Recurring Basis

Securities Classified as Trading or Available-For-Sale    These securities are recorded at estimated fair value. Fair value measurements are based upon various sources of market pricing.

For Agency pass-through MBS, the Company generally determines estimated fair value utilizing prices obtained from independent broker dealers and recent trading activity for similar assets classified as Level 2. For non-Agency MBS, the market for such securities is not active and the estimated fair value was determined using a discounted cash flow technique. The significant unobservable assumptions, which are verified to the extent possible using broker dealer quotes, are estimated by type of underlying collateral, including credit loss assumptions, estimated prepayment speeds and appropriate discount rates. Given the lack of observable market data, the estimated fair value of the non-Agency MBS is classified as Level 3.

Loans Held for Sale    The Company elected to carry the originated Agency-eligible forward mortgage loans HFS at estimated fair value under the fair value option. These Agency-eligible mortgage loans’ estimated fair values are based on quoted prices for Agency securities backed by similar loans with adjustments to reflect estimates of loan fair values in active markets; these measurements are classified as Level 2.

Loans Held for Investment    The Company elected to carry the residential forward mortgage loans HFI, including SFR and Home Equity Line of Credit (“HELOC”), and reverse mortgage loans HFI purchased in connection with the IndyMac Transaction at estimated fair value under the fair value option. The portfolio is valued by cohorting the loans based on their underlying key features such as product type, payment history and other economic attributes.

The estimated fair value of the loan portfolio is based on an internal model using unobservable inputs including prepayment rates, delinquency roll-rates, conditional default rates (“CDRs”), and loss severities. Projected cash flows are discounted using cohort level yields that include recent market interest rates and spreads that a market participant would consider. Due to reduced liquidity that exists for such loans and lack of observable market data available, this requires the use of significant unobservable inputs; as a result these measurements are classified as Level 3.

Indemnification Asset-SFR and Reverse Mortgage Loans    The Company elected to measure the indemnification assets for the indemnified forward mortgage and reverse mortgage loans related to the IndyMac Transaction at estimated fair value under the fair value option. Estimated fair value is based on an internal discounted cash flow model using unobservable inputs including prepayment rates, delinquency roll-rates, CDRs, and loss severities. Projected contractual cash flows are discounted using a yield that a market participant would consider. Due to reduced liquidity that exists for such indemnified assets and lack of observable market data available, this requires the use of significant unobservable inputs; as a result these measurements are classified as Level 3.

FDIC Receivable    The Company elected to measure its receivable under a participation agreement with the FDIC in connection with the IndyMac Transaction at estimated fair value under the fair value option. The participation agreement provides the Company a secured interest in certain homebuilder, home construction and lot loans, which entitled the Company to a 40% share of the underlying loan cash flows. The receivable is valued by first grouping the loans into similar asset types and stratifying the loans based on their underlying key features such as product type, current payment status and other economic attributes in order to project future cash flows. The Company recognizes interest income on the FDIC receivable by applying a yield determined by discounting the expected cash flows at a market rate consistent with the valuation approach.

Projected future cash flows are estimated by taking the Company share (40%) of the future cash flows from the underlying loans and real estate properties that include proceeds and interest offset by servicing expenses and servicing fees. Estimated fair value of the FDIC receivable is based on a discounted cash flow technique using significant unobservable inputs including prepayments rates, default rates, loss severities and liquidation assumptions.

To determine the estimated fair value, the projected future cash flows are discounted using a market interest rate that represents an overall weighted average discount rate based on the underlying collateral specific discount rates. Due to

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

the reduced liquidity that exists for such loans and lack of observable market data available, this requires the use of significant unobservable inputs; as a result these measurements are classified as Level 3.

Interest Rate Swaps, Floors, Caps, Forwards and Credit Derivatives    The Company’s free-standing financial derivatives include generic interest rate swaps, floors, caps, forwards and credit derivatives. These derivatives are valued using models that incorporate inputs depending on the type of derivative, such as, interest rate curves, foreign exchange rates and volatility. Readily observable market inputs to models can be validated to external sources, including industry pricing services, or corroborated through recent trades, broker dealer quotes, yield curves, or other market-related data. As such, these derivative instruments are valued using a Level 2 methodology. In addition, these derivative values incorporate an assessment of the risk of counterparty nonperformance, measured based on the Company’s evaluation of credit risk. For certain customer-related positions and credit derivatives, the risk of nonperformance cannot be observed in the market, therefore the credit valuation adjustments require the customer derivative measurement to be classified as Level 3. The credit valuation adjustment is calculated primarily from the discounted expected exposure of the swap and credit spreads.  The bank uses an industry standard option pricing model to estimate expected exposure.  For credit spreads we utilize the relevant loan spreads that are applicable to our customer counterparties.

FDIC True-up Liability    In connection with the La Jolla Transaction, the Company recognized a FDIC True-up liability to the FDIC due 45 days after the tenth anniversary of the loss share agreement (the maturity) because the actual and estimated cumulative losses on the acquired covered PCI loans are lower than the cumulative losses originally estimated at the time of acquisition. The FDIC True-up liability was recorded at estimated fair value as of the acquisition date and remeasured to fair value at each reporting date until the contingency is resolved. The FDIC True-up liability was valued using the discounted cash flow method based on the terms specified in the loss-sharing agreements with the FDIC, the actual FDIC payments collected and significant unobservable inputs including a risk-adjusted discount rate (reflecting the Company’s credit risk plus a liquidity premium), prepayment and default rates. Due to these required significant unobservable inputs to calculate the estimated fair value, these measurements are classified as Level 3.

FHLB Advances    As a part of the First Federal and La Jolla Transactions, the Company assumed additional FHLB advances that are accounted for at estimated fair value. In addition, the Company elected to carry certain new FHLB advances entered into in the normal course of business at estimated fair value under the fair value option. Estimated fair value is based on a discounted cash flow model that utilizes benchmark interest rates and other observable market inputs. The discounted cash flow model uses the contractual advance features to determine the cash flows with a zero spread to the forward FHLB curve, which are discounted using observable benchmark interest rates. As the model inputs can be observed in a liquid market and the model does not require significant judgment, FHLB advances are classified as Level 2.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes the Company’s assets and liabilities measured at estimated fair value on a recurring basis, including those management elected under the fair value option as of June 30, 2015 and December 31, 2014:

(Dollars in thousands)	June 30, 2015
	Level 1	Level 2	Level 3	Counterparty & Collateral Netting (1)	Total

Securities—Trading	$-	$-	$6,603	$-	$6,603
Securities—AFS	-	152,637	1,002,302	-	1,154,939

Total Debt Securities	-	152,637	1,008,905	-	1,161,542

Loans HFS—Residential (2)	-	7,028	-	-	7,028
Loans HFI—Residential	-	-	3,551,458	-	3,551,458
Loans HFI—Reverse Mortgage	-	-	812,590	-	812,590
Indemnification assets	-	-	598,527	-	598,527
FDIC Receivable	-	-	55,437	-	55,437
Derivative—assets	-	4,132	8,822	114	13,068

Total recurring assets	$-	$163,797	$6,035,739	$114	$6,199,650

Level 3 recurring assets measured at
estimated fair value as % of total recurring assets:					97.4%

Derivative—liabilities	$-	$44,138	$1,844	$184	$46,166
FDIC True-up Liability	-	-	54,338	-	54,338
FHLB Advances	-	500,358	-	-	500,358

Total recurring liabilities	$-	$544,496	$56,182	$184	$600,862

(Dollars in thousands)	December 31, 2014
	Level 1	Level 2	Level 3	Counterparty & Collateral Netting (1)	Total

Securities—Trading	$-	$-	$7,383	$-	$7,383
Securities—AFS	-	57,597	1,084,100	-	1,141,697

Total Debt Securities	-	57,597	1,091,483	-	1,149,080

Loans HFS—Residential (2)	-	21,321	-	-	21,321
Loans HFI—Residential	-	-	3,700,738	-	3,700,738
Loans HFI—Reverse Mortgage	-	-	825,858	-	825,858
Indemnification assets	-	-	766,588	-	766,588
FDIC Receivable	-	-	58,896	-	58,896
Derivative—assets	-	2,179	8,267	(1,062)	9,384

Total recurring assets	$-	$81,097	$6,451,830	$(1,062)	$6,531,865

Level 3 recurring assets measured at
estimated fair value as % of total recurring assets:					98.8%

Derivative—liabilities	$-	$46,276	$328	$(352)	$46,252
FDIC True-up Liability	-	-	51,891	-	51,891
FHLB Advances	-	500,523	-	-	500,523

Total recurring liabilities	$-	$546,799	$52,219	$(352)	$598,666

(1)	Amount represents the impact of counterparty netting; netting among positions classified within the same level is included within that level. The netting adjustment represents the effect of the legal right to offset under legally enforceable master netting agreements to settle with the same counterparty on a net basis, as well as cash collateral. For further discussion, see Note 11—Derivative Instruments.
(2)	Loans HFS exclude Agency eligible conforming loans of $1.9 million and $2.2 million as of June 30, 2015 and December 31, 2014, respectively, which are reported in Assets of operations held for sale due to the Company’s exit of direct mortgage lending. For further discussion, see Note 2— Acquisitions and Divestitures.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes the changes in estimated fair value for all assets and liabilities measured at estimated fair value on a recurring basis using significant unobservable inputs (Level 3):

(Dollars in thousands)	Assets						Liabilities
	Securities-Trading	Securities-AFS	Loans HFI	Indemnification Assets	FDIC Receivable	Net Derivatives	FDIC Tue-up Liability

Balance as of
March 31, 2015	$6,796	$1,050,658	$4,502,996	$675,510	$56,504	$12,276	$54,340
Included in earnings	434	8,004	45,581	(47,051)	1,526	(4,349)	(2)
Included in
comprehensive
income	-	(15,988)	-	-	-	-	-
Purchases	-	-	-	-	-	-	-
Issuances	-	-	5,529	-	-	-	-
Settlements	(627)	(40,372)	(157,099)	(29,932)	(2,593)	(949)	-
Transfer into Level 3 (1)	-	-	1,212	-	-	-	-
Transfer out of
Level 3 (2)	-	-	(34,171)	-	-	-	-

Balance as of
June 30, 2015	$6,603	$1,002,302	$4,364,048	$598,527	$55,437	$6,978	$54,338

Balance as of
March 31, 2014	$7,174	$1,207,966	$4,611,829	$1,156,578	$62,482	$1,109	$46,470
Included in earnings	631	14,050	142,933	(105,354)	3,560	3,320	2,756
Included in
comprehensive
income	-	(20,005)	-	-	-	-	-
Purchases	-	-	-	-	-	-	-
Issuances	-	-	8,217	-	-	-	-
Settlements	(420)	(40,887)	(140,532)	(41,631)	(5,090)	(659)	-
Transfer into Level 3 (1)	-	-	1,103	-	-	-	-
Transfer out of
Level 3 (2)	-	-	(35,116)	-	-	-	-

Balance as of
June 30, 2014	$7,385	$1,161,124	$4,588,434	$1,009,593	$60,952	$3,770	$49,226

(1)	Transfers into Level 3 represent OREO reinstated as loans.
(2)	Transfers out of Level 3 relate to loans transferred to OREO.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

(Dollars in thousands)	Assets						Liabilities

	Securities-Trading	Securities-AFS	Loans HFI	Indemnification Assets	FDIC Receivable	Net Derivatives	FDIC Tue-up Liability

Balance as of
December 31, 2014	$7,383	$1,084,100	$4,526,596	$766,588	$58,896	$7,939	$51,891
Included in earnings	241	20,551	164,742	(111,592)	3,706	2,263	2,447
Included in
comprehensive
income	-	(28,497)	-	-	-	-	-
Purchases	-	-	-	-	-	-	-
Issuances	-	-	11,901	-	-	-	-
Settlements	(1,021)	(73,852)	(264,528)	(56,469)	(7,165)	(3,224)	-
Transfer into Level 3 (1)	-	-	2,352	-	-	-	-
Transfer out of
Level 3 (2)	-	-	(77,015)	-	-	-	-

Balance as of
June 30, 2015	$6,603	$1,002,302	$4,364,048	$598,527	$55,437	$6,978	$54,338

Balance as of
December 31, 2013	$66,171	$1,205,881	$4,649,130	$1,266,137	$66,054	$(524)	$43,688
Included in earnings	298	28,154	250,433	(173,921)	8,170	5,241	5,538
Included in
comprehensive
income	-	6,217	-	-	-	-	-
Purchases	-	-	-	-	-	-	-
Issuances	-	-	15,553	-	-	-	-
Settlements	(59,084)	(79,128)	(261,009)	(82,623)	(13,272)	(947)	-
Transfer into Level 3 (1)	-	-	3,202	-	-	-	-
Transfer out of
Level 3 (2)	-	-	(68,875)	-	-	-	-

Balance as of
June 30, 2014	$7,385	$1,161,124	$4,588,434	$1,009,593	$60,952	$3,770	$49,226

(1)	Transfers into Level 3 represent OREO reinstated as loans.
(2)	Transfers out of Level 3 relate to loans transferred to OREO.

The Company monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in the observability of key inputs to a fair value measurement may result in a transfer of assets or liabilities between Level 1, 2 and 3. The Company’s policy is to recognize transfers in and transfers out as of the end of the reporting period. For the quarters and six months ended June 30, 2015 and 2104, there were no transfers into or out of Level 2.

Significant transfers into Level 3 assets represent OREO reinstatements and transfers out of Level 3 represent transfers to OREO assets. Refer to the Nonrecurring assets section of this Note for further discussion regarding the fair value measurement of OREO assets.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes gains and losses due to changes in estimated fair value, including both realized and unrealized gains and losses (exclusive of other income), recorded in earnings for Level 3 financial instruments and Level 2 financial instruments accounted for under the fair value option:

(Dollars in thousands)	Quarter Ended June 30, 2015
	Securities- Trading	Securities- AFS	Loans HFS	Loans HFI	Indemnification Assets	FDIC Receivable	Net Derivatives	FDIC True-up Liability	FHLB Advances (1)

Gain/(loss) on loans
and indemnification
assets (2)	$-	$-	$-	$4,383	$(56,814)	$127	$-	$-	$-
Gain/(loss) on securities,
net	397	(4,072)	-	-	-	-	-	-	-
Loss from mortgage
banking
activities (2)	-	-	(805)	-	-	-	(30)	-	-
Loss from derivative
instruments (2)	-	-	-	-	-	-	(5,281)	-	-
Fee and other
income (2)	-	-	-	-	-	-	12	-	-
Other losses	-	-	-	-	-	-	-	-	(200)
Other expenses	-	-	-	-	-	-	-	2	-

Total	$397	$(4,072)	$(805)	$4,383	$(56,814)	$127	$(5,299)	$2	$(200)

	Quarter Ended June 30, 2014
(Dollars in thousands)	Securities- Trading	Securities- AFS	Loans HFS	Loans HFI	Indemnification Assets	FDIC Receivable	Net Derivatives	FDIC True-up Liability	FHLB Advances (1)

Gain/(loss) on loans
and indemnification
assets (2)	$-	$-	$-	$98,306	$(114,180)	$2,045	$-	$-	$-
Gain on securities,
net	822	6,490	-	-	-	-	-	-	-
Gain/(loss) from mortgage
banking
activities (2)	-	-	73	-	-	-	(28)	-	-
Gain from derivative
instruments (2)	-	-	-	-	-	-	2,744	-	-
Fee and other
income (2)	-	-	-	-	-	-	12	-	-
Other losses	-	-	-	-	-	-	-	-	(441)
Other expenses	-	-	-	-	-	-	-	(2,756)	-

Total	$822	$6,490	$73	$98,306	$(114,180)	$2,045	$2,728	$(2,756)	$(441)
(1)	Level 2 financial instrument carried at fair value under the fair value option.
(2)	All amounts consist of unrealized gains and losses.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

(Dollars in thousands)	Six Months Ended June 30, 2015
	Securities- Trading	Securities- AFS	Loans HFS	Loans HFI	Indemnification Assets	FDIC Receivable	Net Derivatives	FDIC True-up Liability	FHLB Advances (1)

Gain/(loss) on loans
and indemnification
assets (2)	$-	$-	$-	$87,109	$(131,147)	$881	$-	$-	$-
Gain/(loss) on securities,
net	223	(5,255)	-	-	-	-	-	-	-
Loss from mortgage
banking
activities (2)	-	-	(1,261)	-	-	-	(6)	-	-
Gain from derivative
instruments (2)	-	-	-	-	-	-	439	-	-
Fee and other
income (2)	-	-	-	-	-	-	24	-	-
Other losses	-	-	-	-	-	-	-	-	(387)
Other expenses	-	-	-	-	-	-	-	(2,447)	-

Total	$223	$(5,255)	$(1,261)	$87,109	$(131,147)	$881	$457	$(2,447)	$(387)

	Six Months Ended June 30, 2014
(Dollars in thousands)	Securities- Trading	Securities- AFS	Loans HFS	Loans HFI	Indemnification Assets	FDIC Receivable	Net Derivatives	FDIC True-up Liability	FHLB Advances (1)

Gain/(loss) on loans
and indemnification
assets (2)	$-	$-	$-	$160,190	$(190,726)	$5,078	$-	$-	$-
Gain on securities,
net	1,429	7,134	-	-	-	-	-	-	-
Loss from mortgage
banking
activities (2)	-	-	(433)	-	-	-	(28)	-	-
Gain from derivative
instruments (2)	-	-	-	-	-	-	4,116	-	-
Fee and other
income (2)	-	-	-	-	-	-	24	-	-
Other losses	-	-	-	-	-	-	-	-	(652)
Other expenses	-	-	-	-	-	-	-	(5,538)	-

Total	$1,429	$7,134	$(433)	$160,190	$(190,726)	$5,078	$4,112	$(5,538)	$(652)

(1)	Level 2 financial instrument carried at fair value under the fair value option.
(2)	All amounts consist of unrealized gains and losses.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following tables summarize information about significant unobservable inputs related to the Company’s categories of Level 3 financial assets and liabilities measured on a recurring basis:

Quantitative Information about Level 3 Fair Value Measurements—Recurring

RECURRING

(Dollars in thousands)
Financial Instrument	Estimated Fair Value	Valuation Technique(s)	Significant Unobservable Inputs	Range of Inputs	Weighted Average

June 30, 2015

Assets

Securities—Trading	$ 6,603	Discounted cash flow	Discount Rate	0 - 833.4% (1)	29.6%
			Prepayment Rate	3.5% - 16.1%	11.5%
			Default Rate	1.3% - 7.8%	4.1%
			Loss Severity	24.4% - 93.0%	32.4%

Securities—AFS	1,002,302	Discounted cash flow	Discount Rate	1.3% - 8.8%	6.0%
			Prepayment Rate	3.2% - 18.0%	9.6%
			Default Rate	0.0% - 8.6%	4.1%
			Loss Severity	0.1% - 83.3%	31.7%

Loans HFI—Residential	3,551,458	Discounted cash flow	Discount Rate	3.9% - 7.8%	5.3%
			Prepayment Rate	0.9% - 13.9%	4.9%
			Default Rate	1.6% - 31.1%	9.8%
			Loss Severity	28.3% - 100.0%	39.2%

Loans HFI—Reverse Mortgage	812,590	Discounted cash flow	Discount Rate	11.4% - 11.4%	11.4%
			Prepayment Rate	9.9% - 9.9%	9.9%
			Utilization Rate	1.3% - 1.3%	1.3%

Indemnification assets	598,527	Discounted cash flow	Discount Rate	1.2% - 6.1%	1.3%
			Prepayment Rate	0.9% - 13.9%	5.9%
			Default Rate	1.6% - 31.1%	9.8%
			Loss Severity	28.3% - 100.0%	39.2%

FDIC Receivable	55,437	Discounted cash flow	Discount Rate	9.5% - 15.0%	10.5%
			Prepayment Rate	2.0% - 14.0%	3.7%
			Default Rate	6.0% - 36.0%	10.8%
			Loss Severity	20.0% - 65.0%	31.6%

Customer-related swaps	8,262	Option model	Credit Spread	1.5% - 4.5%	2.2%
			Loss Severity	70.0% - 70.0%	70.0%
		Discounted
		Cash flow
Immaterial Level 3
Assets (2)	560

Total Assets	$ 6,035,739

Liabilities

FDIC True-up liability	54,338	Discounted cash flow	Discount Rate	3.8% - 3.8%	3.8%

Immaterial Level 3
Liabilities (2)	1,844

Total Liabilities	$ 56,182

(1)	87% of the portfolio is between 0.0% - 55.1%, excluding the Agency Trading IO security.
(2)	Represents the aggregate amount of Level 3 assets and liabilities, respectively measured at estimated fair value on a recurring basis that are individually and in the aggregate insignificant. This amount includes rate lock commitments and credit derivatives.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

(Dollars in thousands)
Financial Instrument	Estimated Fair Value	Valuation Technique(s)	Significant Unobservable Inputs	Range of Inputs	Weighted Average

December 31, 2014

Assets

Securities—Trading	$ 7,383	Discounted cash flow	Discount Rate	0.0% - 180.1% (1)	10.8%
			Prepayment Rate	3.2% - 19.5%	12.1%
			Default Rate	0.3% - 11.4%	4.3%
			Loss Severity	24.0% - 90.5%	36.1%

Securities—AFS	1,084,100	Discounted cash flow	Discount Rate	1.7% - 9.3%	5.7%
			Prepayment Rate	5.9% - 16.8%	10.5%
			Default Rate	0.0% - 10.9%	4.4%
			Loss Severity	5.3% - 73.1%	34.0%

Loans HFI—Residential	3,700,738	Discounted cash flow	Discount Rate	3.8% - 7.8%	5.2%
			Prepayment Rate	1.0% - 13.8%	4.5%
			Default Rate	2.1% - 30.1%	10.6%
			Loss Severity	29.2% - 100.0%	40.7%

Loans HFI—Reverse Mortgage	825,858	Discounted cash flow	Discount Rate	11.6% - 11.6%	11.6%
			Prepayment Rate	10.1% - 10.1%	10.1%
			Utilization Rate	1.3% - 1.3%	1.3%

Indemnification assets	766,588	Discounted cash flow	Discount Rate	1.3% - 5.9%	1.3%
			Prepayment Rate	1.0% - 13.8%	5.6%
			Default Rate	2.1% - 30.1%	10.6%
			Loss Severity	29.2% - 100.0%	40.7%

FDIC Receivable	58,896	Discounted cash flow	Discount Rate	9.5% - 15.0%	10.7%
			Prepayment Rate	2.0% - 14.0%	3.9%
			Default Rate	6.0% - 36.0%	10.5%
			Loss Severity	20.0% - 65.0%	32.3%

Customer-related swaps	7,757	Option model	Credit Spread	1.9% - 4.5%	2.5%
			Loss Severity	70.0% - 70.0%	70.0%
		Discounted cash flow

Insignificant Level 3
Assets (2)	510

Total Assets	$ 6,451,830

Liabilities

FDIC True-up liability	51,891	Discounted cash flow	Discount Rate	3.7% - 3.7%	3.7%

Insignificant Level 3
Liabilities (2)	328

Total Liabilities	$ 52,219

(1)	98% of the portfolio is between 0.0% - 33.3%, excluding the Agency Trading IO security.
(2)	Represents the aggregate amount of Level 3 assets and liabilities, respectively measured at estimated fair value on a recurring basis that are individually and in the aggregate insignificant. This amount includes rate lock commitments and credit derivatives.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The level of aggregation and diversity within the products disclosed in the tables results in certain ranges of inputs being wide and unevenly distributed across asset and liability categories. For instruments backed by residential real estate, diversity in the portfolio is reflected in a wide range for loss severity due to varying levels of default. The lower end of the range represents high performing loans with a low probability of default while the higher end of the range relates to more distressed loans with a greater risk of default.

The valuation techniques used for the Company’s Level 3 assets and liabilities are described as follows:

•	Discounted cash flow—Discounted cash flow valuation techniques generally consist of developing an estimate of future cash flows that are expected to occur over the life of an instrument and then discounting those cash flows at a rate of return that results in the estimated fair value amount.
•	Market comparable(s)—Market comparable(s) pricing valuation techniques are used to determine the estimated fair value of certain instruments by incorporating known inputs such as recent transaction prices, pending transactions, or prices of other similar investments which require significant adjustment to reflect differences in instrument characteristics.
•	Option model—Option model valuation techniques are generally used for instruments in which the holder has a contingent right or obligation based on the occurrence of a future event, such as the price of a referenced asset going above or below a predetermined strike price. Option models estimate the likelihood of the specified event occurring by incorporating assumptions such as volatility estimates, price of the underlying instrument and expected rate of return.

Significant unobservable inputs presented are those the Company considers significant to the estimated fair value of the Level 3 asset or liability. The Company considers unobservable inputs to be significant, if by their exclusion, the estimated fair value of the Level 3 asset or liability would be significantly impacted based on qualitative factors such as nature of the instrument, type of valuation technique used, and the significance of the unobservable inputs on the values relative to other inputs used within the valuation. Following is a description of the significant unobservable inputs provided in the tables.

•	Discount rate—is a rate of return used to present value the future expected cash flows to arrive at the estimated fair value of an instrument. The discount rate consists of a benchmark rate component and a risk premium component. The benchmark rate component, for example, LIBOR or U.S. Treasury rates, is generally observable within the market and is necessary to appropriately reflect the time value of money. The risk premium component reflects the amount of compensation market participants require due to the uncertainty inherent in the instruments’ cash flows resulting from risks such as credit and liquidity.
•	Prepayment rate—is the estimated rate at which forecasted prepayments of principal of the related loan or debt instrument are expected to occur, expressed as a constant prepayment rate (“CPR”).
•	Default rate—is an estimate of the likelihood of not collecting contractual amounts owed expressed as a constant default rate.
•	Loss severity—is the percentage of contractual cash flows lost in the event of a default.
•	Utilization rate—is the estimated rate in which incremental portions of existing reverse mortgage credit lines are expected to be drawn by borrowers, expressed as an annualized rate.
•	Credit spread—is the portion of the interest rate in excess of a benchmark interest rate, such as LIBOR or U.S. Treasury rates, that when applied to an investment captures changes in the obligor’s creditworthiness.
•	Pull-through rate—is the expected percentage of loans associated with the interest rate lock commitment portfolio that are likely of funding.

As reflected above, the Company generally uses discounted cash flow techniques to determine the estimated fair value of Level 3 assets and liabilities. Use of these techniques requires determination of relevant inputs and assumptions, some of which represent significant unobservable inputs and assumptions. As a result, changes in these unobservable inputs (in isolation) may have a significant impact to the estimated fair value. Increases in prepayment rates will typically result in higher estimated fair values, as increased prepayment rates accelerate the receipt of expected cash flows and reduce exposure to credit losses. Increases in the probability of default and loss severities will result in lower estimated fair values, as these increases reduce expected cash flows. Increases in discount rate will typically result in lower fair values, as these increases reduce the present value of the expected cash flows.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

Alternatively a change in one unobservable input may result in a change to another unobservable input due to the interrelationship among inputs, which may counteract or magnify the estimated fair value impact from period to period. Generally, the estimated fair value of Level 3 financial instruments using a discounted cash flow technique would decrease (increase) upon an increase (decrease) in discount rate, default rate, loss severity or weighted average life inputs. Discount rates are influenced by market expectations for the underlying collateral performance, and therefore may directionally move with probability and severity of default; however, discount rates are also impacted by broader market forces, such as competing investment yields, sector liquidity, economic news, and other macroeconomic factors. Prepayment rates generally move in the opposite direction of market interest rates. Increase in the probability of default will generally be accompanied with an increase in loss severity, as both are impacted by underlying collateral values.

The insignificant Level 3 assets and liabilities include derivatives for rate lock commitments with a subjective pull-through rate for a closed loan and credit derivatives with unobservable inputs related to measurement of risk of nonperformance by the counterparty. A significant increase in the pull-through rate or counterparty credit valuation adjustment would increase in the derivative asset or a reduction in the derivative liability.

Financial Assets and Liabilities Measured at Estimated Fair Value on a Nonrecurring Basis

Certain assets or liabilities are required to be measured at estimated fair value on a nonrecurring basis subsequent to initial recognition. Generally, these adjustments are the result of LOCOM or other impairment accounting. In determining the estimated fair values during the period, the Company determined that substantially all the changes in estimated fair value were due to declines in market conditions versus instrument specific credit risk. This was determined by examining the changes in market factors relative to instrument specific factors.

Loans Held for Sale    These are repurchased HECM loans awaiting assignment to HUD. Estimated fair values of these loans are reviewed on a quarterly basis and any decline in value below cost is recorded as impairment. Estimated fair value is generally based upon the amount reimbursable by HUD. To the extent there are delays in the assignment process due to documentation or process delays, the Company will record impairment. The impairment calculation is based on a loss severity which is not observable and the key input in determining the market value, therefore these loans are classified as Level 3.

Mortgage Servicing Rights    MSRs (SFR and reverse) are recorded at LOCOM. Due to the Company’s exit of third party servicing operations, the MSRs were included in the Assets of operations held for sale. The estimated fair value of the MSRs for SFR mortgage loans are valued based on the observed transaction prices executed in the Ocwen Transaction for 2013 and SLS Transaction for 2014. Estimated fair value of reverse MSRs at June 30, 2015 and December 31, 2014 was determined using discounted cash flow technique using a third party valuation model using a Level 3 methodology. The Company utilizes an internal discounted cash flow model using valuation assumptions and significant unobservable inputs which include the prepayment rate, the discount rate and cost to service wherein an increase in these unobservable inputs will reduce the estimated fair value of the reverse MSRs and alternatively, a decrease in these inputs would result in the reverse MSRs increasing in value. Reverse MSRs prepayment rate considers several factors, including borrower’s age, gender, the age of the loans, and expectations of borrower mortality and the likelihood that a borrower would repay due to selling their property. Key assumptions and estimated fair value prices are evaluated for reasonableness in comparison with available market and third party data, including transaction bids received from potential buyers of the reverse servicing assets. The reverse MSRs were also evaluated for impairment and measured by stratifying loans based on one or more predominant risk characteristics of the underlying financial assets such as loan vintage. Due to increase in the cost to service (from $30.20 to $35.00 per loan) based on the Company’s continuing assessment of market participants costs to service in response to recent information from bidders and contemplation of recent industry servicing practice changes, the Company recorded an impairment of $10.0 million associated with reverse MSRs in Loss from discontinued operations during the six months ended June 30, 2015.

Servicing Advances and Monthly Mortgage Insurance Premium Due to the Company’s exit of its third party reverse servicing operations, the associated servicing advances and monthly mortgage insurance premium related to OREO received from FNMA and other investors were included in the Assets of operations held for sale under LOCOM. Estimated fair value prices were based on transaction bids received from potential buyers of the reverse servicing assets.

Other Real Estate Owned    OREO represents collateral acquired from the foreclosure of secured real estate loans. OREO is initially recorded at estimated fair value. OREO is subsequently measured at LOCOM less disposition costs. Estimated fair values of OREO are reviewed on a quarterly basis and any decline in value below cost is recorded as impairment. Estimated fair value is generally based upon broker price opinions or independent appraisals, adjusted for

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

costs to sell. The estimated costs to sell are incremental direct cost to transact a sale such as broker commissions, legal, closing costs and title transfer fees. The costs must be essential to the sale and would not have been incurred if the decision to sell had not been made. The significant unobservable input is the cost to sell and thus classified as Level 3.

Impaired Commercial Loans    The impaired commercial loans represent individually impaired loans included in Loans HFI carried at amortized cost. An individual loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all contractual amounts due, including principal and/or interest. The impaired loans are primarily measured based on the present value of payments expected to be received, discounted at the loan’s original effective interest rate. Commercial impaired loans may also be measured based on observable market prices or, for loans that are solely dependent on the collateral for repayment, the estimated fair value of collateral, less costs to sell.

The following table summarizes the adjusted carrying values associated with the level of valuation assumptions for assets measured at estimated fair value on a nonrecurring basis:

(Dollars in thousands)	June 30, 2015
	Carrying Value
	Level 1	Level 2	Level 3	Total
Loans HFS—HECM Loans	$-	$-	$14,990	$14,990
Other real estate owned	-	-	140,356	140,356
Impaired commercial loans	-	-	9,522	9,522
Total	$-	$-	$164,868	$164,868

Assets of operations held-for-sale
Servicing Advances, Net	$-	$-	$39,305	$39,305
Mortgage insurance premium - OREO	-	-	12,673	12,673
MSRs—SFR	-	-	370	370
Total	$-	$-	$52,348	$52,348

Liabilities of discontinued operations
MSRs—Reverse	$-	$-	$10,000	$10,000

(Dollars in thousands)	December 31, 2014
	Carrying Value
	Level 1	Level 2	Level 3	Total
Loans HFS—HECM Loans (1)	$-	$-	$20,508	$20,508
Other real estate owned	-	-	158,358	158,358
Impaired commercial loans	-	-	11,553	11,553
Total	$-	$-	$190,419	$190,419

Assets of operations held-for-sale
Servicing Advances, Net	$-	$-	$55,562	$55,562
Mortgage insurance premium - OREO	-	-	10,808	10,808
MSRs	-	-	446	446
Total	$-	$-	$66,816	$66,816

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table presents the gains (losses) recognized on assets and liabilities measured at fair value on a non-recurring basis for the periods indicated:

	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014
Loans HFS—HECM Loans	$153	$(122)	$(452)	$(316)
Other real estate owned	(1,901)	(3,452)	(5,164)	(6,646)
Impaired commercial loan(s)	(1,916)	(8,000)	(1,916)	(8,000)
Total	$(3,664)	$(11,574)	$(7,532)	$(14,962)

Assets of operations held-for-sale
Servicing Advances, Net	$1,567	$(757)	$25	$(757)
Mortgage insurance premium - OREO	278	(126)	457	-
MSRs—SFR	-	-	-	-
Total	$1,845	$(883)	$482	$(757)

Liabilities of discontinued operations
MSRs—Reverse	$(10,000)	$(19,613)	$(10,000)	$(19,613)

The following table summarizes quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of substantially all of the Company’s Level 3 assets and liabilities measured at estimated fair value on a nonrecurring basis.

Quantitative Information about Level 3 Fair Value Measurements—Nonrecurring

(Dollars in thousands)
Financial Instrument	Estimated Fair Value	Valuation Technique(s)	Significant Unobservable Inputs	Range of Inputs	Weighted Average

June 30, 2015

Loans HFS—HECM Loans	$ 15,047	Market comparables	Loss Severity	0.0% -15.0%	0.3%

Other Real Estate Owned (1)	147,953	Market comparables	Cost to sell	5.6% - 44.6%	6.8%

Impaired Commercial Loan	3,905	Discounted cash flow	Discount rate	13.0% - 13.0%	13.0%

Impaired Commercial Loan	5,617	Modeled cash flow	Loss severity	38.0% - 38.0%	38.0%
Total Assets	$ 172,522

Assets of operations held for sale

Servicing Advances, net	39,305	Market comparables	Prices	Not meaningful (2)

Mortgage insurance premium - OREO	12,673	Market comparables	Prices	Not meaningful (2)

MSRs—SFR	1,122	Market comparables	Prices	Not meaningful (2)

Total Assets	$ 53,100

Liabilities of discontinued operations

MSRs—Reverse	$ 10,000	Discounted cash flow	Discount rate	15.0% - 15.0%	15.0%
			Prepayment rate	31.6% - 31.6%	31.6%
			Cost to Service	$35.00 per loan	$35.00

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

Financial Instrument	Estimated Fair Value	Valuation Technique(s)	Significant Unobservable Inputs	Range of Inputs	Weighted Average

December 31, 2014

Loans HFS—HECM Loans	$ 20,709	Market comparables	Loss Severity	0.0% -15.0%	0.8%

Other Real Estate Owned (1)	162,566	Market comparables	Cost to sell	5.4% - 43.1%	6.9%

Impaired Commercial Loan	4,020	Discounted cash flow	Discount rate	13.0% - 13.0%	13.0%

Impaired Commercial Loan	7,533	Modeled cash flow	Loss severity	19.4% - 19.4%	19.4%

Total Assets	$ 194,828

Assets of operations held for sale

Servicing Advances, net	55,562	Market comparables	Prices	Not meaningful (2)

Mortgage insurance premium - OREO	10,808	Market comparables	Prices	Not meaningful (2)

MSRs—Reverse	-	Discounted cash flow	Discount rate	15.0% - 15.0%	15.0%
			Prepayment rate	29.7% - 29.7%	29.7%
			Cost to Service	$30.20 per loan	$30.20

MSRs—SFR	1,378	Market comparables	Prices	Not meaningful (2)

Total Assets	$ 67,748

(1)	At June 30, 2015, OREOs related to FHA and VA insured loans repurchased from GNMA and other investors of $26.0 million were reclassified from OREOs to Other assets due to the Company's adoption of ASU 2014-14 using the modified retrospective approach (refer to Note 1—Summary of Significant Accounting Policies). Of the total balance at December 31, 2014, the fair values of OREOs related to FHA and Veterans Administration (VA) insured loans repurchased from GNMA and other investors of $28.3 million approximate its carrying value and therefore are not included in range of inputs and weighted average calculation.
(2)	The estimated fair values of these assets are determined based on transaction bids in connection with the Company’s planned exit of third party servicing. For such values, the range of inputs is not reasonably available to the Company.

Fair Value Option

The Company has an irrevocable option to elect fair value for the initial and subsequent measurement of financial assets and liabilities on a contract-by-contract basis under the fair value option. The Company has elected to carry certain assets and liabilities at estimated fair value including certain HFI and HFS loans, related indemnification assets, and FDIC receivables that were acquired in the IndyMac Transaction. In addition, certain FHLB advances entered into during 2011 and 2012 through the normal course of business and all FHLB advances assumed related to the First Federal and La Jolla Transactions were elected to be carried at estimated fair value.

Management elected the fair value option for loans HFI and the FDIC receivable acquired in the IndyMac Transaction, as it was determined at the time of election that this treatment would allow a better economic offset of the changes in estimated fair values of the loans and related indemnification assets due to the nature of the terms of the related indemnification assets. Management also elected the fair value option for the forward Agency-eligible loans HFS as it would provide a natural offset to the changes in estimated fair value on the derivative instruments utilized by the Company under its risk management policies which are recognized in current earnings. As a result of the First Federal and La Jolla Transactions, the Company acquired loans HFI and a related indemnification asset, but did not elect the fair value option on these assets. At the time of acquisition management determined that having these assets at estimated fair value would not provide the desired economic off-setting, due to the nature of the terms of the related indemnification assets, which has different terms than the indemnification assets acquired in the IndyMac Transaction.

The Company has elected the fair value option on the FHLB advances assumed from First Federal and La Jolla Transactions, and certain FHLB advances in the normal course of business. The Company made this election to provide an economic offset to loans recorded at estimated fair value, in combination with the derivative instruments that are utilized by the Company under its risk management policies. FHLB advances assumed in the IndyMac Transaction are not carried at estimated fair value.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table summarizes the differences between the estimated fair value carrying amount of those assets and liabilities measured at estimated fair value under the fair value option, and the aggregate unpaid principal amount the Company is contractually entitled to receive or pay respectively:

(Dollars in thousands)	June 30, 2015			December 31, 2014
	Estimated Fair Value	Aggregate Unpaid Principal Balance	Estimated Fair Value over/(under) Aggregate Unpaid Principal Balance	Estimated Fair Value	Aggregate Unpaid Principal Balance	Estimated Fair Value over/(under) Aggregate Unpaid Principal Balance
Financial Assets

Loans HFS—Residential (1)
Total loans	$ 7,028	$ 6,986	$ 42	$ 21,321	$ 20,698	$ 623
Nonaccrual loans	-	-	-	-	-	-
Loans 90 days or more past
due and still accruing	275	424	(149)	275	424	(149)
Loans HFI—Residential
Total loans	3,551,458	4,545,253	(993,795)	3,700,738	4,860,755	(1,160,017)
Nonaccrual loans	-	-	-	-	-	-
Loans 90 days or more past
due and still accruing	393,139	666,136	(272,997)	484,005	853,781	(369,776)
Loans HFI—Reverse Mortgage
Total loans	812,590	1,134,485	(321,895)	825,858	1,169,191	(343,333)
Nonaccrual loans	-	-	-	-	-	-
Loans 90 days or more past
due and still accruing	-	-	-	-	-	-
FDIC Receivable	55,437	219,641	(164,204)	58,896	239,614	(180,718)

Financial Liabilities

FHLB Advances	500,358	500,000	358	500,523	500,000	523

(1)	As of June 30, 2015 and December 31, 2014, SFR mortgage loans HFS of $1.9 million and $2.2 million (estimated fair value), which approximated the outstanding unpaid principal balance of $2.1 million and $2.3 million, were included in Assets of operations held for sale. For further discussion, see Note 2—Divestitures.

The gains and losses due to changes in the estimated fair value of assets or liabilities under the fair value option are included in earnings for the quarters ended June 30, 2015 and 2014 and shown in the Financial Assets and Liabilities Measured at Estimated Fair Value on a Recurring Basis section of this Note.

Additional Estimated Fair Value Information Related to Financial Instruments

The Company is required to disclose the estimated fair value of financial instruments that are not carried at fair value. The disclosure does not include assets and liabilities that are not financial instruments but have significant value, such as the value of the long term relationships with depositors, premises and equipment, goodwill and other intangibles, deferred taxes and other liabilities. Accordingly, the estimated fair value amounts presented does not represent the underlying value of the Company.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The following table shows the level in the fair value hierarchy for the estimated fair values of only financial instruments that are not already on the condensed Consolidated Statements of Financial Position at fair value:

		Estimated Fair Value
(Dollars in thousands)	Carrying Amount	Level 1	Level 2	Level 3	Total
June 30, 2015
Financial Assets
Cash and cash equivalents	$4,496,827	$4,496,827	$-	$-	$4,496,827
Restricted cash	17,692	17,692	-	-	17,692
Loans held for sale	4,500	-	-	4,500	4,500
Loans held for investment	9,486,787	-	-	9,879,192	9,879,192
Other receivable - GNMA	25,973	-	-	25,973	25,973
Indemnification assets	28,013	-	-	0	0
Investment in restricted stock	149,718	-	-	149,718	149,718
Affordable housing investments	105,365	-	-	122,596	122,596

Financial Liabilities
Deposits	14,701,429	-	14,722,621	-	14,722,621
FHLB advances	2,364,417	-	2,370,618	-	2,370,618
Federal funds	100,000	-	100,000	-	100,000
Commitment to affordable housing
Investments	20,599	-	-	20,037	20,037

Assets of Operations Held for Sale
HECM loans	463,335	-	-	485,885	485,885

Liabilities of Discontinued Operations
Secured borrowing—HECM loans	455,914	-	-	485,794	485,794
Deposits	5,923	-	5,923	-	5,923

December 31, 2014
Financial Assets
Cash and cash equivalents	$4,024,732	$4,024,732	$-	$-	$4,024,732
Restricted cash	16,157	16,157	-	-	16,157
Loans held for sale— residential	17,534	-	17,534	-	17,534
Loans held for investment	9,634,887	-	-	10,056,173	10,056,173
Indemnification assets	38,697	-	-	-	-
Investment in restricted stock	213,404	-	-	213,404	213,404
Affordable housing investments	113,221	-	-	123,792	123,792

Financial Liabilities
Deposits	14,125,048	-	14,127,307	-	14,127,307
FHLB advances	2,864,764	-	2,871,971	-	2,871,971
Federal funds	300,000	-	300,000	-	300,000
Commitment to affordable housing
Investments	35,465	-	-	34,176	34,176

Assets of Operations Held for Sale
HECM loans	481,221	-	-	508,435	508,435

Liabilities of Discontinued Operations
Secured borrowing—HECM loans	467,584	-	-	499,723	499,723
Deposits	6,553	-	6,553	-	6,553

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:

Cash and Cash Equivalents and Restricted Cash   The carrying values of cash and cash equivalents are at face amount. The impact of the time value of money from the unobservable discount rate for restricted cash is inconsequential as of June 30, 2015 and December 31, 2014. Accordingly cash and cash equivalents and restricted cash approximate estimated fair value and are classified as Level 1.

Loans Held for Sale   As of June 30, 2015, the loans HFS include originated commercial loans carried at LOCOM. The estimated fair values are determined based on the same valuation methodology for similar originated wholesale loans portfolio within the Loans HFI below category, which are classified as Level 3. As of December 31, 2014, the loans HFS include purchased SFR mortgage loans. The SFR mortgage loans at December 31, 2014 were purchased on the last business day of fiscal 2014 and thus, the estimated fair values of these loans approximate the carrying value and classified as Level 2.

Loans Held for Investment    Within the Loans HFI category, there are several types of loans as follows:

•	Loans acquired in the First Federal, La Jolla and Citibank Transactions (PCI loans) These loans are valued by grouping the loans into performing and non-performing groups and stratifying the loans based on common risk characteristics such as product type, FICO score and other economic attributes. Due to a lack of observable market data, the estimated fair value of these loan portfolios was based on an internal model using inputs including discount rates, prepayment rates, delinquency roll-rates, and loss severities. Due to the significance of the unobservable inputs, these instruments are classified as Level 3.
•	Repurchased Loans These loans represent FHA-insured forward loans repurchased from GNMA under its servicer option and HECM loans repurchased out of the securitized pool. Previously, the FHA-insured forward loans estimated fair value was estimated based on broker quoted prices of similar mortgage loans. As of June 30, 2015, the estimated fair value of noncurrent loans was determined, by discounting the future cash flows using current rates of similar mortgage loans based on delinquency status. To the extent available, management considered the to-be-announced (TBA) prices of similar mortgage loans for current loans. The HECM estimated fair value is based on the carrying value, net of the estimated credit loss for the associated amounts above the appraised value or estimated market value of the underlying collateral. Due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments, these instruments are classified as Level 3.
•	Jumbo Mortgage Loans The estimated fair value was determined by discounting the future cash flows using determined by discounting the future cash flows using the current rates at which similar loans would be originated to borrowers with similar credit ratings and for the same remaining maturities. To the extent available, management considered the TBA prices of similar mortgage loans for fixed-rate jumbo mortgage loans. Due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments, these loans are classified as Level 3.
•	Originated Wholesale Loans The carrying amount approximates estimated fair value. A high percentage of the loans are floating rate loans and re-price to a market rate on a frequent basis making their carrying value a reasonable approximation of their estimated fair value. Due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments, these loans are classified as Level 3.
•	HECM Loans Accounted for as Secured Borrowing These are HECM loans, which were pooled and then securitized in the form of GNMA HMBS and sold into the secondary market to third party investors. Due to the failed sale, the HECM loans are accounted for as a secured borrowing with the loans remaining on the Company’s condensed Consolidated Statement of Financial Position. The estimated fair values of these loans were based on a reverse mortgage credit model which evaluates loan level data by using industry standard assumptions in order to project forward cash flows. These HECM loans are included in Assets of operations held for sale. Due to reduced market activity, these instruments are classified as Level 3.

Other Receivable - GNMA   The carrying amount approximates estimated fair value. Upon adoption of ASU 2014-14, the Company recognized an Other Receivable for GNMA mortgage loans (unpaid principal balance and related interest) insured by the FHA and VA that completed foreclosure during the first quarter of 2015. As the Company expects to recover the claim amount for the guaranteed receivable in the near term (generally, within the next three to six months),

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

the estimated fair value of the receivable approximate the carrying value. The receivable is classified as Level 3 consistent with the GNMA mortgage loans included in the Repurchased Loans HFI above.

Indemnification Assets    The Company’s indemnification assets relating to the SFR and commercial loans purchased in the First Federal and La Jolla Transactions are measured on the same basis as the related indemnified item, the underlying SFR and commercial loans. See “Loans Held for Investment” above for more information. The estimated fair values reflect the present value of expected reimbursements under the indemnification agreements based on the loan performance discounted at an estimated market rate, and classified as Level 3. Based on the projected losses covered by the loss share agreements, the Company estimates the fair value of the First Federal and La Jolla indemnification assets to be zero as of June 30, 2015 and December 31, 2014. As reflected in Note 5—Indemnification Assets, the Company expects to incur a true-up liability of $54.3 million and $51.9 million as of June 30, 2015 and December 31, 2014, respectively, to the FDIC for the La Jolla portfolio as the actual and projected cumulative losses are projected to be lower than the cumulative losses originally estimated by the FDIC at the time of acquisition. There is no FDIC true-up liability for the First Federal portfolio; however, there has been zero reimbursement of qualifying losses from the FDIC under the First Federal Transaction since the inception of the shared-loss agreement.

Investment in Restricted Stock    The carrying amount approximates the estimated fair value, as the stock may be sold back to the member institution (FHLB or FRB) at carrying value. The valuation is the carrying amount as these investments can only be sold and purchased from the FHLB or FRB as the restrictions and value of the investments are the same for all financial institutions which are required to hold these investments. These nonmarketable equity securities are classified as Level 3.

Affordable Housing Investments    The Company holds investments in limited partnerships which invest in affordable housing investments. The carrying value of these investments represents the cash capital contributions. The estimated fair value is determined using a discounted cash flow model. The significant unobservable input is management’s estimate of the required market rate of return, which is based on comparison to recent affordable housing investment sales in the market. Due to the unobservable nature of these investments, these instruments are classified as Level 3.

Deposits   The estimated fair value of deposits with no stated maturity such as: demand deposit accounts (including custodial deposits), money market accounts and passbook accounts is the amount payable on demand at the reporting date. The estimated fair value of time deposits is determined using a discounted cash flow analysis. The discount rate for the time deposit accounts is derived from the rate currently offered on alternate funding sources with similar maturities. Due to the observable nature of the inputs used in deriving the estimated fair value of these instruments, these instruments are classified as Level 2.

FHLB Advances    The estimated fair value of advances from the FHLB is valued using a discounted cash flow analysis using a rate derived from the rate currently offered on similar borrowings. Due to the observable nature of the inputs used in deriving the estimated fair value of these instruments, these instruments are classified as Level 2.

Secured Borrowings—HECM loans   The secured borrowings represent proceeds received for the transferred HECM loans securitized by the GNMA HMBS program. Their estimated fair value was estimated based on observed prices for issuances of bonds secured by similar mortgage loans. The Company reported these secured borrowings to Liabilities of discontinued operations due to the Company’s planned sale of third party reverse servicing. These secured borrowings were classified as Level 3 due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments.

Federal Funds     The carrying amount of the short-term borrowings is a reasonable estimate of fair value primarily due to their short-term nature. Due to the observable nature of the inputs used in deriving the estimated fair value of these instruments, these short term instruments are classified as Level 2.

Commitment to Affordable Housing Investments    The Company is committed to fund additional amounts to the affordable housing investments noted above for low income housing development. The carrying value represents the unfunded commitment. The estimated fair value is determined using a discounted cash flow model. The significant unobservable input is management’s estimate of the required market rate of return, which is based on comparison to recent affordable housing investment sales in the market. Due to the unobservable nature of these investments, these instruments are classified as Level 3.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

Off-balance sheet commitments    Commitments to extend credit and standby letters of credit are excluded from the table. A reasonable estimate of fair value for these instruments is the carrying amount of deferred fees net of the reserve for any credit losses recognized for declines in the credit quality of the counterparty. The Company’s obligation on substantially all unfunded loan commitments and letters of credit varies with changes in interest rates; consequently, these instruments are subject to little fluctuation in fair value due to changes in interest rates.

13. Commitments and Contingencies

Commitments

The Company enters into a number of commitments in the normal course of business. These commitments expose the Company to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the condensed Consolidated Statements of Financial Position. The following types of commitments and their gross exposures to the Company were outstanding:

(Dollars in thousands)	June 30, 2015	December 31, 2014
Undisbursed loan commitments
Reverse mortgages (1)	$232,900	$243,881
SFR 1-4 Units	4,959	2,024
HELOCs (2)	31,696	36,456
Consumer Lines	22,892	23,482
Commercial Lines	1,458,556	1,380,910
Other Mortgage Loans	218,133	250,990
Letters of Credit	49,120	52,094
Total undisbursed loan commitments	$2,018,256	$1,989,837

(1)	The Company was committed to fund draws on reverse mortgage loans, which include repurchased HECM loans, HECM Agency loans and reverse mortgage loans acquired from the IndyMac Transaction. Under the shared-loss agreement entered into with the FDIC on the purchase date, the FDIC agreed to indemnify the Company for losses on the first $200 million of draws that occur subsequent to the purchase date. In addition, the FDIC agreed to fund any other draws in excess of the $200 million. The Company’s net exposure for loan commitments on the reverse mortgages was $107.8 million at June 30, 2015 and $111.7 million at December 31, 2014, which relates to reverse mortgage draws subsequent to the purchase date on those purchased loans.
(2)	The Company was committed to fund draws on certain HELOCs that were purchased in the IndyMac Transaction. Under the HELOC participation and servicing agreement entered into with the FDIC on the purchase date, the FDIC agreed to reimburse the Company for a portion of the draws that the Company made on the purchased HELOCs. As of June 30, 2015 and December 31, 2014, the Company’s net exposure for non-covered HELOCs is $21.7 million and $24.9 million, respectively.

Other Commitments

The Company has commitments to invest in affordable housing funds, and other investments qualifying for community reinvestment tax credits. These commitments are payable on demand. As of June 30, 2015 and December 31, 2014 these commitments were $20.6 million and $35.5 million, respectively. These commitments are recorded in accrued expenses and Other liabilities in the condensed Consolidated Statement of Financial Position.

In addition, as servicer of HECM loans, the Company is required to repurchase loans out of the GNMA HMBS securitization pools once the outstanding principal balance is equal to or greater than 98% of the maximum claim amount. Refer to Note 4—Loans Receivable for further detail regarding the purchased HECM loans due to this servicer obligation.

Contingencies

In connection with the Company’s discontinued operations associated with third party servicing, the Company is exposed to contingent obligations arising from servicing obligations, indemnification obligations to third party purchasers of its third party servicing, and regulatory and litigation matters involving mortgage servicing practices.

Contingencies Arising from Servicer Obligations

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

As a mortgage servicer of residential mortgage loans, the Company is exposed to contingent obligations for breaches of servicer obligations as set forth in industry regulations established by HUD and FHA and in servicing agreements with the applicable counterparties, such as Fannie Mae and other investors. Both the regulations and the servicing, insuring and other agreements provide that the servicer may be liable for failure to perform its servicing obligations, which could include fees imposed for failure to comply with foreclosure timeframe requirements established by servicing guides and agreements to which OneWest is a party as the servicer of the loans.

In connection with the IndyMac Transaction, the Company acquired the reverse mortgage loan portfolio and related servicing rights (under Financial Freedom). The bulk of these mortgage loans are insured and guaranteed by the FHA, which is administered by HUD. FHA regulations require that servicers meet a series of event-specific timeframes during default, foreclosure and mortgage insurance claim cycles. Failure to meet the specified timeline requirements may stop the accrual of debenture interest otherwise payable in satisfaction of a claim under the FHA mortgage insurance contract and the servicer may be responsible to HUD for debenture interest that is not self-curtailed by the servicer, or for making the investor whole for any interest curtailed by HUD for servicer error. The penalty HUD applies for failure to meet the foreclosure timeline is curtailment of interest from the date of failure (e.g., the date to take the first legal action in the foreclosure process is missed) to the claims settlement date, which might be months or even years after the missed deadline. HUD provides exceptions to the HUD required timeframes when delays are caused by circumstances beyond the servicer’s control (e.g., bankruptcy, mediation and acquiring possession), which management considers in determining the Company’s contingent obligation and exposure of reasonably possible loss.

As a former servicer of forward residential mortgage loans owned by the GSEs, the servicing guides provide that servicers may become liable for so-called “compensatory fees” (“Compensatory Fees”) for certain delays in completing the foreclosure process with respect to defaulted loans. The compensatory fee formula represents the pass-through interest rate multiplied by the unpaid principal balance multiplied by the number of days of purported servicer delay (i.e., beyond the allowable time frame established by the GSEs), which might be months or even years depending on the state and jurisdiction. For delays beyond the servicer’s control, GSE servicer guidance provides credits for uncontrollable delays, such as bankruptcy, workout delays and litigation.

Indemnification Obligations

In connection with its planned exit of third party servicing operations, the Company entered into an agreement with Ocwen in June 2013 to sell the bulk of its third-party servicing rights of its forward residential mortgage loans and related servicing advance receivables associated with GSE loans (completed in 2013) and private label securities (completed in 2014). As part of this transaction, the Company agreed to indemnify Ocwen against certain claims that may arise from servicing errors which are deemed attributable to the period prior to servicing transfer date, such as repurchase demands, nonrecoverable servicing advances and compensatory fees imposed by the GSEs for servicer delays in completing the foreclosure process within the prescribed timeframe established by the servicer guides or agreements. The amounts to be paid by the Company to Ocwen under the indemnifications, exclusive of losses or repurchase obligations and certain Agency fees, are limited to an aggregate amount of $150.0 million to expire three years from closing (February 2017). Ocwen is responsible for liabilities arising from servicer obligations following the service transfer date since substantially all risks and rewards of ownership have been transferred, except for certain Agency fees or loan repurchase amounts on foreclosures completed on or before 90 days following the applicable transfer date. In April 2015, the Company settled all outstanding and future Compensatory Fees that were owed or may in the future be owed to Fannie Mae by OneWest as to substantially all previously serviced Fannie Mae loans with potential future Compensatory Fees with respect to which the servicing rights had been previously transferred by the Company to Ocwen (the “Compensatory Fee Settled Loans”) for a specified payment amount (the “Compensatory Fee Settlement”). The Compensatory Fee Settlement resulted in a reduction of the contingent servicing-related liabilities of $22.6 million, which was recorded for the quarter ended March 31, 2014 as management considered information available through the issuance date of the 2014 interim financial statements. The Compensatory Fee Settlement included a full and complete release of OneWest by Fannie Mae for Compensatory Fees on the Compensatory Fee Settled Loans which were otherwise covered by the contingent servicing-related liabilities and thus, the payment to Fannie Mae reduced the $150.0 million maximum potential indemnity owed by OneWest to Ocwen.

In March 2014, the Company entered into an agreement with SLS to sell the remaining substantial portion of its forward residential mortgage servicing rights and related servicing advance receivables associated with private label securities, which was completed in June 2014. As part of this transaction, the Company has agreed to indemnify SLS against certain claims that may arise which are deemed attributable to the period prior to servicing transfer date, such as

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

repurchase demands and nonrecoverable servicing advances. SLS is responsible for substantially all liabilities arising from servicer obligations following the service transfer date.

Regulatory Contingencies

One area of significant regulatory and governmental focus has been mortgage servicing practices. In April 2011, as a result of a publicly disclosed interagency review of residential mortgage servicing operations of mortgage servicers, OneWest (which includes Financial Freedom and IndyMac Mortgage Services), like other mortgage servicers, entered into a Consent Order with its regulators (initially the Office of Thrift Supervision, “OTS”, now the OCC and FRB) relating to certain alleged mortgage-related practices as a servicer for residential mortgage loans that regulators found to be deficient. The Consent Order required the servicers to, among other things, develop and implement plans and programs to enhance their residential mortgage servicing and foreclosure processes, retain an independent consultant to review certain residential mortgage foreclosure actions, take certain remedial actions, and monitor compliance with the orders and the new plans and programs. Consistent with these orders, the Company retained an approved independent consultant to conduct a comprehensive review of loans serviced by OneWest that were in process for foreclosure or completed foreclosures in 2009 or 2010 (also referred to as the Independent Foreclosure Review, or “IFR”). The purpose of the IFR was to identify financial injury to borrowers that resulted from errors, misrepresentations, and other deficiencies in the foreclosure process. Based on the independent consultant’s recommendations resulting from the IFR, the Consent Order requires OneWest (as servicer) to provide compensation or other remediation for the identified financial injury. In addition to the cost of remediating any findings of financial injury to borrowers, the underlying issues that gave rise to the Consent Order could also result in claims from, and potential liability to, consumers or other third parties, such as Agencies and private entities. In 2013, the OCC and the FRB reached settlements with 15 of the 16 mortgage servicers (not including OneWest), which resulted in amended Consent Orders for these servicers. The amendments effectively ended the requirements for these servicers to have an independent review process as mandated by the original Consent Order and replaced it with an accelerated remediation process. OneWest remains the only servicer to not enter into an amended agreement with its regulators and instead decided to complete the IFR process because the Company had a relatively small population of in-scope borrowers. OneWest has prepared remediation plans based on the independent consultant’s recommendations, which the OCC has approved for completed reviews. At this time, the independent consultant’s review is complete and the Company issued its remediation payments totaling $12.7 million to eligible borrowers in 2014. Additional loss mitigation, cash payments, resource commitments to borrower counseling or education, and/or potential civil money penalties from the regulators may be required. As discussed in Note 18—Subsequent Events, the OCC announced the termination of its Consent Order against OneWest Bank due to the Company’s completion of the IFR and remediation to borrowers as required under its original order issued in April 2011 and compliance with the corrective actions required in its April 2011 order. As discussed in Note 18—Subsequent Events, the OCC terminated the Consent Order that results in a reduction of the contingent servicing-related liabilities of $37.4 million, which was recorded for the quarter ended March 31, 2015 as management considered information available through the issuance date of the 2015 interim financial statements.

Litigation Matters

The Company has potential exposures from litigation matters arising from servicer obligations. The Company and its subsidiaries are routinely defendants in or parties to many pending and threatened legal actions and proceedings, including without limitation indemnification demands and actions brought on behalf of contractual counterparties, consumers and various putative classes of claimants. Certain of these demands and threatened and pending actions and proceedings are based on alleged violations of consumer protection, lending, servicing, employment or other laws. Other demands and actions may involve allegations of breaches of contract, torts and other theories of liability. The Company and its subsidiaries are also from time to time subject to regulatory examinations, information requests, inquiries, and investigations by government authorities and private entities. In certain of these actions, claims for substantial money damages are asserted against the Company and its subsidiaries.

The Company has several hundred outstanding legal proceedings in various stages of litigation. The vast majority of these legal proceedings are considered to be insignificant. The below discussion provides a description of certain material legal proceedings against the Company as alleged in the plaintiffs’ pleadings or other public filings or otherwise publicly available information. While such information may provide the potential magnitude of a matter, it does not necessarily represent the Company’s estimate of reasonably possible loss.

Lender Placed Insurance litigation matters.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

The Company is a co-defendant in a number of litigation matters, brought as putative class actions, with similar allegations with respect to the Company involving lender placed insurance. The plaintiffs allege that the Company breached alleged contractual (including under the implied covenant of good faith and fair dealing) and fiduciary duties to residential mortgage borrowers in connection with the administration of the Company’s program for placement of insurance for borrowers who fail to obtain hazard insurance coverage required by the terms of their mortgages. The plaintiffs allege, among other things, that defendants placed insurance in unnecessary and excessive amounts and that the Company improperly profited from these arrangements, principally as a result of the payment of commissions to the Company. The plaintiffs seek to certify various classes, including a nationwide class, of all persons who, during applicable periods, have or had a residential mortgage loan or line of credit with the Company, and had hazard insurance placed on the mortgaged property by the Company. The plaintiffs allege, among other things, damages, restitution or disgorgement of profits improperly obtained, injunctive relief, interest, and attorneys’ fees. Below lists the lender placed insurance litigation matters as of June 30, 2015:

•	Doyle v. OneWest Bank, FSB, et al. (Case No. 2:13-cv-05951-SJO-JEM) filed in June 2013 and second amended complaint in November 2013 in the United States District Court for the Central District of California.
•	Gorsuch v. OneWest Bank, FSB, et al. (Case No. 3:14-cv-00152-JEM) filed in January 2014 in the United States District Court for the Northern District of Ohio.
•	Maloney v. IndyMac Mortgage Services, et al. (Case No. 2:13-cv-04781-DDP-AGR) filed in July 2013 in the United States District Court for the Central District of California.
•	Meyer v. OneWest Bank, FSB, et al. (Case No. 3:14-cv-05996-DDP-AGR) filed in May 2014 in the United States District Court for the Central District of California. In March 2015, the judge presiding over the matter issued an order granting the Company’s Motion to Dismiss, dismissing all of the Plaintiff’s claims with prejudice. The Plaintiff subsequently filed a Notice of Intent to Appeal the Order dismissing the Plaintiff’s claims, so the matter will remain open pending resolution of the appellate proceedings.
•	Soler v. OneWest Bank, N.A., et al. (Case No. 1:14-cv-22541-MGC) filed in July 2014 in the United States District Court for the Southern District of Florida.

The Company generally believes it has meritorious defenses to the claims asserted in outstanding legal proceedings, including those mentioned above, and it intends to defend itself in all such matters. Although there is uncertainty as to the ultimate amount and timing of such loss contingencies, an accrual for estimated loss is established in each particular matter as the recognition conditions are met, i.e., when the losses are deemed to be both probable and reasonably estimable. The Company’s estimate involves significant judgment with inherent uncertainty given the various stages of the regulatory and legal proceedings and other uncertainty regarding the extent of liability associated with contingencies such as contractual indemnification obligations, the existence in certain cases of multiple defendants in addition to the Company whose share of liability has yet to be determined, unresolved issues in certain matters impacting the liability and various potential outcomes of such matters. In determining whether it is possible to estimate a range of reasonably possible losses, the Company reviews and evaluates its contractual indemnification obligations related to loan and servicing sales, material litigation, regulatory and other matters on an ongoing basis, in conjunction, where applicable, with any outside counsel handling the matters, to monitor potentially relevant factual and legal developments.

Total Servicing-Related Contingencies

In total, as of June 30, 2015 and December 31, 2014, the Company’s contingent servicing-related liabilities totaled $128.4 million, net of taxes and $158.6 million, net of taxes (included in Liabilities of discontinued operations) associated with discontinued operations. While the Company believes that such accrued liabilities are adequate, it is reasonably possible that such losses could ultimately exceed the Company’s liability for probable and reasonably estimable losses by up to approximately $41.8 million, net of taxes and $63.7 million, net of taxes, as of June 30, 2015 and December 31, 2014, respectively, associated with discontinued operations. In light of losses incurred by many participants in the mortgage and mortgage securitization markets during the recent financial crisis, there have been heightened levels of scrutiny, indemnification demands, investigations and litigation by industry participants, including regulators, Agencies, whole mortgage loan investors, mortgage securitization investors, government and private mortgage insurers, mortgage bond insurers, borrowers and others, pursued under contract, tort, common law and statutory theories of liability, including under federal and state consumer protection and unfair and deceptive acts and practices laws, Qui Tam procedures, the Federal False Claims Act and similar state laws, and pursued via regulatory action, single party litigation and class action

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

litigation. Such heightened levels of legal activity relating to mortgage servicing activities are continuing, and the Company could be exposed to further actions seeking to hold the Company liable for violations of legal requirements and losses incurred by market participants, potentially resulting in additional risk beyond current reserves balances and ranges of established reasonably possible losses. The estimated aggregate range of reasonably possible losses represents management’s best estimate based upon analysis of currently available information. For certain matters, the amount of loss is not reasonably estimable and is not included within the estimated aggregate range. Therefore, the estimated range of reasonably possible losses does not represent the Company’s maximum exposure and the Company’s estimated liability may change from time to time based on new information obtained. The Company evaluates its outstanding liabilities, including those associated with indemnification obligations and legal and regulatory proceedings each quarter to assess its estimated liability, and makes adjustments, as appropriate, as new information is obtained based on management’s best judgment, including, where applicable, after consultation with counsel. Therefore, the Company’s exposure and ultimate loss from liability contingency matters may be higher than the amounts accrued or amounts aggregated for reasonably possible losses.

In addition to servicing-related contingent obligations, the Company is exposed to threatened and pending litigation and regulatory matters related to various aspects of its business practices. For such matters, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories, the Company cannot at this time estimate the eventual loss, if any, for these matters or predict what the eventual outcome of the potential indemnification liabilities and threatened and pending legal and regulatory matters will be or the timing of the ultimate resolution of these matters. However, for these loss contingencies, management does not believe, based on currently available information, that the ultimate disposition of such matters will have a materially adverse effect on the Company’s financial condition. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to the Company’s results of operations for any particular period.

14. Income Taxes

The following table presents our provision for income taxes and effective tax rates for continuing operations.

	Quarters Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014
Provision for income taxes	$36,941	$27,654	$68,145	$54,597
Effective tax rate	38.7%	40.0%	38.9%	38.9%

The provision for income taxes in the second quarter of 2015 was $9.3 million higher compared to the same period in 2014. The provision for income taxes for the six months ended June 30, 2015 was $13.5 million higher compared to the same period in 2014. The effective tax rates differ from the federal statutory rate of 35% primarily due to state taxes and income tax credits. The higher effective tax rates in 2015 were primarily due to legislative changes in certain state and city income tax rates reflected in the income tax provision for the quarter and six months ended June 30, 2015. The effect of this change was reflected as an increase to the Company’s income tax expense from current operations as well as an increase to its deferred tax liability including deferred taxes recorded on the Company’s Available for Sale Securities portfolio and Discontinued Operations. An increase in the amount of unrecognized tax benefits was recorded in the current quarter for a contested assessment by the State of Oregon. These increases were partially offset by increases to the income tax credits realized by the Company in the six months ended June 30, 2015. As of June 30, 2015 and December 31, 2014, the Company had unrecognized tax benefits of approximately $20.4 million and $18.3 million, respectively. During the quarter and six months ended June 30, 2015, the unrecognized tax benefits increased by approximately $1.9 million and $2.1 million, respectively, based on new tax positions expected to be claimed on returns to be filed during 2015. The Company estimates that approximately $1.2 million of the currently recorded unrecognized tax benefits will be recognized in the next twelve months due to expiration of various statutes of limitations.

The effective tax rates on discontinued operations were 38.9% and 43.5% for the quarters ended June 30, 2015 and 2014, respectively. The effective tax rates on discontinued operations were 40.8% and 45.7% for the six months ended June 30, 2015 and 2014, respectively.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

15. Other Comprehensive Income (Loss)

The following table summarizes the components of other comprehensive income, reclassifications to net income by income statement line item, and the related tax effects:

	Quarters Ended June 30,
	2015			2014
(Dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Securities available-for-sale
Net unrealized (losses) gains	$(23,658)	$9,682	$(13,976)	$(13,480)	$5,459	$(8,021)
Reclassification to earnings	5,300	(2,169)	3,131	(5,618)	2,275	(3,343)
Total net unrealized losses	(18,358)	7,513	(10,845)	(19,098)	7,734	(11,364)
Cash flow hedging activities
Net unrealized gains (losses)	3,452	(1,413)	2,039	(2,917)	1,170	(1,747)
Reclassification to earnings (1)	2,554	(1,045)	1,509	-	-	-
Total net unrealized gains (losses)	6,006	(2,458)	3,548	(2,917)	1,170	(1,747)
Other comprehensive loss	$(12,352)	$5,055	$(7,297)	$(22,015)	$8,904	$(13,111)

(Dollars in thousands)	Six Months Ended June 30,
	2015			2014
Securities available-for-sale	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Net unrealized (losses) gains	$(38,594)	$15,766	$(22,828)	$13,101	$(5,306)	$7,795
Reclassification to earnings	7,753	(3,168)	4,585	(5,618)	2,275	(3,343)
Total net unrealized (losses) gains	(30,841)	12,598	(18,243)	7,483	(3,031)	4,452
Cash flow hedging activities
Net unrealized losses	(6,972)	2,834	(4,138)	(2,489)	998	(1,491)
Reclassification to earnings (1)	5,146	(2,101)	3,045	-	-	-
Total net unrealized losses	(1,826)	733	(1,093)	(2,489)	998	(1,491)
Other comprehensive (loss) income	$(32,667)	$13,331	$(19,336)	$4,994	$(2,033)	$2,961

(1)	Amount represents loss reclassified from OCI into earnings for the effective portion.

16. Regulatory Requirements

The Federal Reserve, OCC and FDIC establish regulatory capital guidelines for banking organizations. The OCC establishes capital requirements, including “well capitalized” standards, for national banks. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements, and regulatory capital standards. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Basel III Capital Rules

Effective January 1, 2015, the Bank and the Company became subject to new Basel III capital requirements adopted by the OCC. The capital adequacy requirements are quantitative measures established for the Bank and the Company to

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

maintain minimum amounts and ratios of capital. The new rule creates a new required ratio for common equity Tier 1 capital, increases the minimum requirement for Tier 1 risk-based capital ratio, changes the risk-weightings of certain assets for purposes of the risk-based capital ratios, creates an additional capital conservation buffer over the required capital ratios and changes what qualifies as capital for purposes of meeting these various capital requirements. The capital conservation buffer will be phased-in over four years beginning on January 1, 2016, as follows: the maximum buffer will be 0.625% of risk-weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter. This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%.

Under the new standards, in order to be considered well-capitalized, the Bank must have a common equity Tier 1 risk-based ratio of 6.5% (new), a Tier 1 risk-based ratio of 8% (increased from 6%), a total risk-based capital ratio of 10% (unchanged) and a Tier 1 leverage ratio of 5% (unchanged).

Under Basel III capital rules, most components of accumulated other comprehensive income are required to be included in regulatory capital for purposes of calculating regulatory capital requirements unless a one-time permanent opt-out option is exercised. The Company made the one-time election to opt-out of the requirement to include most accumulated other comprehensive income components in the calculation of tier 1 capital and common equity tier 1 capital in its March 31, 2015 quarterly regulatory filing.

As of June 30, 2015 and December 31, 2014, the Company and the Bank met all of the requirements of a “well-capitalized” institution under applicable regulatory capital regulations. Risk-based capital ratios for the quarter ended June 30, 2015 were calculated under Basel III rules. Prior period data was based on Basel I rules. The following table summarizes IMB HoldCo and the Bank’s actual and minimum required capital ratios to be categorized as “well-capitalized”:

	June 30, 2015
	Capital Ratios
(Dollars in thousands)	Common Equity Tier 1 Risk-based	Tier I Leverage	Tier I Risk-based	Total Risk-based

IMB HoldCo
Actual ratios	22.3%	13.5%	22.3%	23.4%
Well-capitalized minimum requirement	6.5%	5.0%	8.0%	10.0%
Excess over well-capitalized minimum
requirement	$2,023,059	$1,795,928	$1,831,172	$1,716,160

One West Bank
Actual ratios	20.6%	12.5%	20.6%	21.7%
Well-capitalized minimum requirement	6.5%	5.0%	8.0%	10.0%
Excess over well-capitalized minimum
requirement	$1,801,235	$1,579,812	$1,609,569	$1,494,854

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

	December 31, 2014
	Capital Ratios
(Dollars in thousands)	Common Equity Tier 1 Risk-based	Tier I Leverage	Tier I Risk-based	Total Risk-based

IMB HoldCo
Actual ratios	N/A	12.6%	24.7%	25.9%
Well-capitalized minimum requirement	N/A	5.0%	6.0%	10.0%
Excess over well-capitalized minimum
requirement	N/A	$1,648,924	$2,072,447	$1,760,466

One West Bank
Actual ratios	N/A	11.8%	23.2%	24.4%
Well-capitalized minimum requirement	N/A	5.0%	6.0%	10.0%
Excess over well-capitalized minimum
requirement	N/A	$1,478,532	$1,898,509	$1,590,842

As a national bank, the Bank may pay dividends to the Company without prior approval by its regulator as long as the dividend does not exceed the sum of the Bank’s current and prior two calendar years’ retained net income and maintains its targeted capital to risk-weighted assets ratio.

Other Regulatory Matters

The Federal Reserve requires the Bank, as a depository institution, to maintain reserve balances based on a percentage of deposits. As of June 30, 2015 and December 31, 2014, the Bank was in compliance with the FRB deposit reserve regulations. The amount of those reserve balances averaged $8.0 million and $2.3 million during the six months ended June 30, 2015 and 2014, respectively.

17. Related Party Transactions

On October 2, 2014, Steven Mnuchin, the Chairman and CEO and member of the Board of Directors of the Company and Chairman and member of the Board of OneWest Bank, N.A. (the “Bank”), purchased certain classes of equity interests in and was appointed as co-chairman of the Board of Relativity Holdings LLC (“Relativity"). As a result, several revolving credit facilities and term loan facilities that previously existed among the Bank and certain other banks, as lenders, and certain subsidiaries and affiliates of Relativity (the “Borrowers”), including one revolving credit facility that was increased in size after October 2, 2014, and certain deposits of the Borrowers with the Bank, were considered to be related party transactions. Prior to October 2, 2014, James Wiatt, a director of both the Company and the Bank, was also a director of Relativity. After Mr. Mnuchin joined the Board of Relativity on October 2, 2014, all subsequent actions between the Bank and the Borrowers were approved by the full Board of the Bank, excluding Mr. Mnuchin and Mr. Wiatt. As of December 31, 2014, the loan commitments by the Bank to the Borrowers totaled $98.0 million, of which $60.9 million was outstanding, and the deposits totaled $39.5 million. As of June 30, 2015, the loan commitments by the Bank to the Borrowers decreased to $86.4 million, of which $47.5 million was outstanding, and the deposit totaled $25.7 million. The aggregate loan commitments of all lenders under the loan facilities was $299.5 million as of December 31, 2014 and $280.2 million as of June 30, 2015. Effective as of May 29, 2015, Mr. Mnuchin ceased to be co-chairman of the Board of Relativity. Relativity filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on July 30, 2015 seeking protection for itself and certain of its subsidiaries.

18. Subsequent Events

In July 2015, the OCC announced the termination of its Consent Order against OneWest Bank due to the Company’s completion of the IFR and remediation to borrowers as required under its original order issued in April 2011 and compliance with the corrective actions required in its April 2011 order. The termination of the Consent Order results in a reduction of the contingent servicing-related liabilities of $37.4 million, which was recorded as of March 31, 2015 as the information was available prior to the issuance date of the 2015 interim financial statements.

IMB HoldCo LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

For the Quarters and Six Months Ended June 30, 2015 and 2014

(Unaudited)

In July 2015, CIT received approval from the FRB, the OCC, and all required state regulators to acquire the Company. The transaction closed on August 3, 2015.

On August 20, 2015, CIT Bank received a subpoena from the Department of Housing and Urban Development’s Office of Inspector General (“OIG”) in connection with what the OIG referred to as an ongoing investigation. The subpoena demands information pertaining to interest curtailment with respect to HUD-insured reverse mortgage (HECM) loans serviced by Financial Freedom, a division of CIT Bank, N. A.  The Company is in the process of responding to the subpoena.

The Company has evaluated the impact of events that have occurred through September 16, 2015, which is the date the financial statements were issued for events requiring recording or disclosure in the condensed Consolidated Financial Statements for the quarter ended June 30, 2015.